Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVANTOR, INC.

* * * * *

The present name of the corporation is Avantor, Inc. (the “Corporation”). The Corporation was incorporated under the name “Vail Holdco Corp” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 3, 2017, which was amended and restated on November 21, 2017 (as amended, the “First Amended and Restated Certificate of Incorporation”). The First Amended and Restated Certificate of Incorporation was amended on February 6, 2019 to change the name of the Corporation from “Vail Holdco Corp” to “Avantor, Inc.” The First Amended and Restated Certificate of Incorporation was amended on May 16, 2019 to effect a 5-for-one stock split of the then-outstanding common stock, par value $0.01 per share, of the Corporation. This Second Amended and Restated Certificate of Incorporation of the Corporation, which restates and integrates and also further amends the provisions of the First Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL.

The First Amended and Restated Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is Avantor, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 825,000,000, which shall be divided into two classes as follows:

750,000,000 shares of common stock, par value $0.01 per share (“Common Stock”); and

75,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

I.	Capital Stock.

A. Common Stock and Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, which number the Board of Directors may, except where otherwise provided in the designation of such series, increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. The Board of Directors has authorized the issuance of a series of Preferred Stock, the Series A mandatory convertible preferred stock, par value $0.01 (the “Mandatory Convertible Preferred Stock”), with the powers, preferences, rights, qualifications, limitations and restrictions as set forth in the certificate of designations for the Mandatory Convertible Preferred Stock attached hereto as Annex A.

C. The Corporation has previously issued a series of Preferred Stock, the Series A preferred stock, par value $0.01 per share (the “Senior Preferred Stock”), with the powers, preferences, rights, qualifications, limitations and restrictions as set forth in the certificate of designations for the Senior Preferred Stock attached hereto as Annex B.

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D. The Corporation has previously issued a series of Preferred Stock, the junior convertible preferred stock, par value $0.01 per share (the “Junior Convertible Preferred Stock”), with the powers, preferences, rights, qualifications, limitations and restrictions as set forth in the certificate of designations for the Junior Convertible Preferred Stock attached hereto as Annex C.

E. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

F. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (or any certificate of designation relating to such series of Preferred Stock).

G. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

H. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

I. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (or any certificate of designation relating to any series of Preferred Stock).

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ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article V, Article VI, Article VII, Article VIII and Article IX. For the purposes of this Second Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), by the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors and except as set forth in the terms of (i) the Stockholders Agreement of the Corporation, dated as of November 21, 2017 (as the same was amended on March 15, 2018, and as may be further amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, certain affiliates of New Mountain Capital, LLC (together with its affiliates and subsidiaries and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “NMC”), Broad Street Principal Investments, L.L.C. (“BSPI”), NuSil, LLC, NuSil 2.0 LLC, Galvaude Private Investments, Inc. and each of the other stockholders of the Corporation party thereto and (ii) the Investor Rights Agreement, dated as of May 21, 2019 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Investor Rights Agreement”), by and between the Corporation and New Mountain Partners III,

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L.P., an affiliate of NMC, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall initially be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At the first and second annual meetings of stockholders following the IPO Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third annual meeting of stockholders following the IPO Date. From and after the third annual meeting of stockholders following the IPO Date, directors shall constitute one class and be elected for a term expiring at the next annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Subject to the terms of the Stockholders Agreement and the Investor Rights Agreement (including, without limitation, provisions thereof relating to the rights of the parties thereto to nominate individuals for election to the Board of Directors), any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office prior to the IPO Date to their respective class.

B. Any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Subject to rights granted to BSPI under the Stockholders Agreement and rights granted to NMC under the Investor Rights Agreement, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

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E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors or the Chairman of the Board of Directors.

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C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

ARTICLE IX

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.	prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2.

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.

at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. The restrictions contained in this Article IX shall not apply if a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership.

D. For purposes of this Article IX, references to:

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1.	“affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.

“associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.

“NMC/BSPI Direct Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any of NMC, BSPI or any of their respective affiliates or successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

4.

“NMC/BSPI Indirect Transferee” means any person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from any NMC/BSPI Direct Transferee or any other NMC/BSPI Indirect Transferee beneficial ownership of 5% or more of the then-outstanding voting stock of the Corporation.

5.	“business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)

any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article IX is not applicable to the surviving entity;

(ii)

any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(iii)

any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)

any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)

any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6.

“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding

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voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7.

“interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include or be deemed to include, in any case, (a) NMC, BSPI, any NMC/BSPI Direct Transferee, any NMC/BSPI Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that in the case of this clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.	“owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or

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associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(iii)

has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9.	“person” means any individual, corporation, partnership, unincorporated association or other entity.

10.	“stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11.	“voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X

MISCELLANEOUS

A. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Unless the Corporation consents in writing to the selection of an alternative forum, the state or federal courts (as appropriate) located within the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of the Corporation, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Corporation

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to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) action against the Corporation or any director or officer of the Corporation involving a claim or defense arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), (iv) action against the Corporation or any director or officer of the Corporation involving a claim or defense implicating the internal affairs doctrine, or (v) action against the Corporation or any director or officer of the Corporation involving a claim or defense arising pursuant to the Exchange Act or the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X(B).

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Avantor, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 20th day of May, 2019.

Avantor, Inc.

By:	/s/ Justin Miller
Name:	Justin Miller
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex A

Certificate of Designations of Mandatory Convertible Preferred Stock

See attached

CERTIFICATE OF DESIGNATIONS

OF

6.250% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

OF

AVANTOR, INC.

Avantor, Inc., a Delaware corporation (the “Corporation”), hereby certifies that, pursuant to the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware, (a) on April 25, 2019, the board of directors of the Corporation (the “Board of Directors”), pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, in each case to the extent not prohibited by Section 7(c) of this Certificate of Designations, the “Charter”), delegated to the Pricing Committee of the Board of Directors (the “Pricing Committee”), the power to create, designate, authorize and provide for the issuance of shares of a new series of the Corporation’s undesignated preferred stock and to establish the number of shares to be included in such series, and to fix the powers, preferences and rights of the shares of such series and the qualifications, limitations and restrictions thereof; and (b) on May 16, 2019, the Pricing Committee adopted the resolution set forth immediately below, which resolution is now, and at all times since its date of adoption has been, in full force and effect:

RESOLVED, that pursuant to the authority conferred upon the Board of Directors by the Charter, which authorizes the issuance of up to 75,000,000 shares of preferred stock, par value $0.01 per share, and delegated to the Pricing Committee, a series of preferred stock be, and hereby is, created and designated 6.250% Series A Mandatory Convertible Preferred Stock, and that the designation and number of shares of such series, and the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, are as set forth in this certificate of designations, as it may be amended from time to time (the “Certificate of Designations”) as follows:

Section 1. Designation and Number of Shares. Pursuant to the Charter, there is hereby created out of the authorized and unissued shares of preferred stock of the Corporation, par value $0.01 per share (“Preferred Stock”), a series of Preferred Stock consisting of 25,000,000 shares of Preferred Stock designated as the “6.250% Series A Mandatory Convertible Preferred Stock” (the “Mandatory Convertible Preferred Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors or any duly authorized committee thereof, subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no increase shall cause the number of authorized shares of Mandatory Convertible Preferred Stock to exceed the total number of authorized shares of Preferred Stock and (ii) no decrease shall reduce the number of shares of Mandatory Convertible Preferred Stock to a number less than the number of such shares then outstanding.

Section 2. General Matters; Ranking. Each share of Mandatory Convertible Preferred Stock shall be identical in all respects to every other share of Mandatory Convertible Preferred Stock. The Mandatory Convertible Preferred Stock, with respect to dividend rights and/or distribution rights upon the liquidation, winding-up or dissolution, as applicable, of the Corporation, shall rank (i) senior to each class or series of Junior Stock, (ii) on parity with each class or series of Parity Stock, (iii) junior to each class or series of Senior Stock, (iv) junior to the Existing Senior Preferred Stock and the Existing Junior Convertible Preferred Stock and (v) junior to the Corporation’s existing and future indebtedness and other liabilities. In addition, with respect to dividend rights and distribution rights upon the liquidation, winding-up or dissolution of the Corporation, the Mandatory Convertible Preferred Stock will be structurally subordinated to any existing and future indebtedness and other liabilities of each of its Subsidiaries.

Section 3. Standard Definitions. As used herein with respect to Mandatory Convertible Preferred Stock:

“Accumulated Dividend Amount” means, with respect to any Fundamental Change Conversion, the aggregate amount of undeclared, accumulated and unpaid dividends, if any, for Dividend Periods prior to the Fundamental Change Effective Date for the relevant Fundamental Change, including for the partial Dividend Period, if any, from, and including, the Dividend Payment Date immediately preceding such Fundamental Change Effective Date to, but excluding, such Fundamental Change Effective Date, subject to the proviso in Section 10(a).

“ADRs” shall have the meaning set forth in Section 15.

“Agent Members” shall have the meaning set forth in Section 21(a).

“Applicable Market Value” means the Average VWAP per share of Common Stock over the Settlement Period.

“Average Price” shall have the meaning set forth in Section 4(c)(iii).

“Average VWAP” per share over a certain period means the arithmetic average of the VWAP per share for each Trading Day in the relevant period.

“Averaging Period” shall have the meaning set forth in Section 14(a)(v).

“Board of Directors” shall have the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, as they may be amended or restated from time to time.

“Certificate of Designations” shall have the meaning set forth in the recitals.

“Charter” shall have the meaning set forth in the recitals.

“Clause A Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 14(a)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 14(a)(iii).

“close of business” means 5:00 p.m., New York City time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion and Dividend Disbursing Agent” means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed conversion and dividend disbursing agent for Mandatory Convertible Preferred Stock, and any successor appointed under Section 16.

“Conversion Date” shall mean the Mandatory Conversion Date, the Fundamental Change Conversion Date or the Early Conversion Date, as applicable.

“Corporation” shall have the meaning set forth in the recitals.

“Depositary” means DTC or its nominee or any successor appointed by the Corporation.

“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year to, and including, May 15, 2022, commencing on August 15, 2019.

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, and exclude, the August 15, 2019 Dividend Payment Date.

“Dividend Rate” shall have the meaning set for in Section 4(a).

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“DTC” means The Depository Trust Company.

“Early Conversion” shall have the meaning set forth in Section 9(a).

“Early Conversion Additional Conversion Amount” shall have the meaning set forth in Section 9(b)(i).

“Early Conversion Average Price” shall have the meaning set forth in Section 9(b)(ii).

“Early Conversion Date” shall have the meaning set forth in Section 11(b).

“Early Conversion Settlement Period” shall have the meaning set forth in Section 9(b)(ii).

“Effective Date” means the first date on which the shares of Common Stock trade on the Relevant Stock Exchange, regular way, reflecting the relevant share split or share combination, as applicable.

“Ex-Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of the Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Property” shall have the meaning set forth in Section 15.

“Existing Junior Convertible Preferred Stock” means junior convertible preferred stock, with a liquidation preference of $1,650 per share, of the Corporation.

“Existing Senior Preferred Stock” means series A senior preferred stock, with a liquidation preference of $1,000 per share, of the Corporation.

“Expiration Date” shall have the meaning set forth in Section 14(a)(v).

“Fixed Conversion Rates” means the Maximum Conversion Rate and the Minimum Conversion Rate.

“Floor Price” shall have the meaning set forth in Section 4(e)(ii).

A “Fundamental Change” shall be deemed to have occurred, at any time after the Initial Issue Date of the Mandatory Convertible Preferred Stock, if any of the following occurs:

(i)

the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or change in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or a combination thereof); (B) any consolidation, merger or other combination of the Corporation or binding share exchange pursuant to which the Common Stock will be converted into, or exchanged for, stock, other securities or other property or assets (including cash or a combination thereof); or (C) any sale, lease or other transfer or disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries taken as a whole, to any person other than one or more of its Wholly-Owned Subsidiaries;

(ii)

any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Corporation, any of its Wholly-Owned Subsidiaries, a Permitted Holder or any of the Corporation’s or its Wholly-Owned Subsidiaries’ employee benefit plans (or any person or entity acting solely in its capacity as trustee, agent or other fiduciary or administrator of any such plan), filing a Schedule TO or any schedule, form or report

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under the Exchange Act disclosing that such person or group has become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of the Corporation’s directors; or

(iii)

the Common Stock (or other Exchange Property) ceases to be listed or quoted for trading on any of NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or another U.S. national securities exchange or any of their respective successors).

However, a transaction or transactions described in clause (i) or clause (ii) above will not constitute a Fundamental Change if at least 90% of the consideration received or to be received by holders of the Common Stock, excluding cash payments for fractional shares or pursuant to statutory appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) becomes the Exchange Property.

“Fundamental Change Conversion” shall have the meaning set forth in Section 10(a)(i).

“Fundamental Change Conversion Date” shall have the meaning set forth in Section 11(c).

“Fundamental Change Conversion Period” means the period beginning on, and including, the Fundamental Change Effective Date and ending at the close of business on, and including, the date that is 20 calendar days after the Fundamental Change Effective Date (but in no event later than May 15, 2022). If we notify Holders of a Fundamental Change later than the second Business Day following the Fundamental Change Effective Date, the Fundamental Change Conversion Period will be extended by a number of days equal to the number of days from, and including, such Fundamental Change Effective Date to, but excluding, the date of the notice; provided, however, that the Fundamental Change Conversion Period will not be extended beyond May 15, 2022.

“Fundamental Change Conversion Rate” means, for any Fundamental Change Conversion, the conversion rate per share of the Mandatory Convertible Preferred Stock set forth in the table below for the Fundamental Change Effective Date and the Fundamental Change Stock Price applicable to such Fundamental Change:

	Fundamental Change Stock Price
Fundamental Change Effective Date	$5.00	$10.00	$12.50	$14.00	$15.25	$16.45	$18.00	$20.00	$22.50	$25.00	$30.00	$40.00	$50.00
May 21, 2019	3.4644	3.1406	3.0266	2.9883	2.9696	2.9599	2.9552	2.9568	2.9636	2.9711	2.9825	2.9916	2.9937
May 15, 2020	3.5234	3.2714	3.1207	3.0600	3.0268	3.0069	2.9937	2.9891	2.9919	2.9968	3.0042	3.0086	3.0092
May 15, 2021	3.5534	3.4431	3.2674	3.1681	3.1060	3.0658	3.0366	3.0225	3.0202	3.0218	3.0238	3.0244	3.0244
May 15, 2022	3.5714	3.5714	3.5714	3.5714	3.2787	3.0395	3.0395	3.0395	3.0395	3.0395	3.0395	3.0395	3.0395

The exact Fundamental Change Stock Price and Fundamental Change Effective Date may not be set forth in the table, in which case:

(i)

if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts in the table above or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates in the table above, the Fundamental Change Conversion Rate shall be determined by a straight-line interpolation between the Fundamental Change Conversion Rates set forth for the higher and lower Fundamental Change Stock Price amounts and the earlier and later Fundamental Change Effective Dates, as applicable, based on a 365 or 366-day year, as applicable;

(ii)

if the Fundamental Change Stock Price is in excess of $50.00 per share (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Stock Prices in the column headings of the table above), then the Fundamental Change Conversion Rate shall be the Minimum Conversion Rate; and

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(iii)

if the Fundamental Change Stock Price is less than $5.00 per share (subject to adjustment in the same manner as adjustments are made to the Fundamental Change Stock Prices in the column headings of the table above), then the Fundamental Change Conversion Rate shall be the Maximum Conversion Rate.

The Fundamental Change Stock Prices in the column headings in the table above are each subject to adjustment as of any date on which the Fixed Conversion Rates are adjusted. The adjusted Fundamental Change Stock Prices shall equal (x) the Fundamental Change Stock Prices applicable immediately prior to such adjustment, multiplied by (y) a fraction, the numerator of which is the Minimum Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Minimum Conversion Rate as so adjusted. The Fundamental Change Conversion Rates set forth in the table above will be each subject to adjustment in the same manner and at the same time as each Fixed Conversion Rate as set forth in Section 14.

“Fundamental Change Conversion Right” shall have the meaning set forth in Section 10(a).

“Fundamental Change Dividend Make-Whole Amount” shall have the meaning set forth in Section 10(a)(ii).

“Fundamental Change Effective Date” shall mean the effective date of the relevant Fundamental Change.

“Fundamental Change Notice” shall have the meaning set forth in Section 10(b).

“Fundamental Change Stock Price” means, for any Fundamental Change, the price paid (or deemed paid) per share of Common Stock in the Fundamental Change, which shall equal (i) if all holders of Common Stock receive only cash in exchange for their Common Stock in such Fundamental Change, the amount of cash paid per share of Common Stock in such Fundamental Change, and (ii) in all other cases, the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the relevant Fundamental Change Effective Date.

“Global Preferred Certificate” shall have the meaning set forth in Section 21(a).

“Global Preferred Share” shall have the meaning set forth in Section 21(a).

“Holder” means each Person in whose name shares of Mandatory Convertible Preferred Stock are registered, who shall be treated by the Corporation and the Registrar as the absolute owner of those shares of Mandatory Convertible Preferred Stock for the purpose of making payment and settling conversions and for all other purposes.

“Initial Issue Date” means May 21, 2019, the first original issue date of shares of the Mandatory Convertible Preferred Stock.

“Initial Price” means $50.00, divided by the Maximum Conversion Rate, which quotient is initially equal to $14.00.

“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which do not expressly provide that such class or series ranks (x) senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution or (y) on parity with the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution; provided that for the avoidance of doubt, the Junior Stock does not include the Existing Junior Convertible Preferred Stock.

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“Liquidation Dividend Amount” shall have the meaning set forth in Section 5(a).

“Liquidation Preference” means, as to Mandatory Convertible Preferred Stock, $50.00 per share.

“Mandatory Conversion” shall have the meaning set forth in Section 8(a).

“Mandatory Conversion Additional Conversion Amount” shall have the meaning set forth in Section 8(c)(i).

“Mandatory Conversion Date” means the second Business Day immediately following the last Trading Day of the Settlement Period. The Mandatory Conversion Date is expected to be May 15, 2022. If the Mandatory Conversion Date occurs after May 15, 2022 (whether because a Scheduled Trading Day during the Settlement Period is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), no interest or other amounts will accrue as a result of such postponement.

“Mandatory Conversion Rate” shall have the meaning set forth in Section 8(b).

“Mandatory Convertible Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Market Disruption Event” means (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session; or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock, for more than a one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Common Stock.

“Maximum Conversion Rate” shall have the meaning set forth in Section 8(b)(iii).

“Minimum Conversion Rate” shall have the meaning set forth in Section 8(b)(i).

“Nonpayment” shall have the meaning set forth in Section 7(b)(i).

“Nonpayment Remedy” shall have the meaning set forth in Section 7(b)(iii).

“NYSE” means The New York Stock Exchange.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, any Senior Vice President, any Vice President, any Assistant Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.

“open of business” means 9:00 a.m., New York City time.

“Parity Stock” means any class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank on parity with the Mandatory Convertible Preferred Stock as to dividend rights and distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Permitted Holder” means each of New Mountain Capital, LLC and its affiliates (including the funds, partnerships or other co-investment vehicles managed, advised or controlled thereby but other than, in each case, any portfolio company); provided that no such investor shall constitute a Permitted Holder if all such investors, collectively, have, directly or indirectly, beneficial ownership of more than 66 2⁄3% of the total voting power in the aggregate of all classes of capital stock then outstanding entitled to vote generally in elections of directors of the Corporation.

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“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

“Preferred Stock” shall have the meaning set forth in Section 1 of this Certificate of Designations.

“Preferred Stock Directors” shall have the meaning set forth in Section 7(b)(i).

“Pricing Committee” shall have the meaning set forth in the recitals.

“Prospectus” means the prospectus dated May 16, 2019, relating to the offering and sale of the Mandatory Convertible Preferred Stock.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or a duly authorized committee thereof, statute, contract or otherwise).

“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of the Mandatory Convertible Preferred Stock as such Holder appears on the stock register of the Corporation at the close of business on the related Regular Record Date.

“Registrar” initially means American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed registrar for Mandatory Convertible Preferred Stock and any successor appointed under Section 16.

“Regular Record Date” means, with respect to any Dividend Payment Date, the February 1, May 1, August 1 and November 1, as the case may be, immediately preceding the relevant Dividend Payment Date. These Regular Record Dates shall apply regardless of whether a particular Regular Record Date is a Business Day.

“Relevant Stock Exchange” means NYSE or, if the Common Stock is not then listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading.

“Reorganization Event” shall have the meaning set forth in Section 15.

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Stock” means the Existing Senior Preferred Stock, the Existing Junior Convertible Preferred Stock and each class or series of capital stock of the Corporation established after the Initial Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Mandatory Convertible Preferred Stock as to dividend rights or distribution rights upon the Corporation’s liquidation, winding-up or dissolution.

“Settlement Period” means the 20 consecutive Trading Day period beginning on, and including, the 21st Scheduled Trading Day immediately preceding May 15, 2022.

“Share Dilution Amount” means the increase in the number of diluted shares of Common Stock outstanding (determined in accordance with accounting principles generally accepted in the United States of America, and as measured from the Initial Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to directors, employees and agents and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

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“Shelf Registration Statement” means a shelf registration statement filed with the Securities and Exchange Commission in connection with the issuance of, or for resales of, shares of Common Stock issued as payment of a dividend on shares of the Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion.

“Spin-Off” means a payment of a dividend or other distribution on the Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Corporation that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Threshold Appreciation Price” means $50.00, divided by the Minimum Conversion Rate, which quotient is initially equal to approximately $16.45.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in Common Stock generally occurs on the Relevant Stock Exchange; provided that if the Common Stock is not listed or admitted for trading, “Trading Day” means any Business Day.

“Transfer Agent” shall initially mean American Stock Transfer & Trust Company, LLC, the Corporation’s duly appointed transfer agent for Mandatory Convertible Preferred Stock and any successor appointed under Section 16.

“Trigger Event” shall have the meaning set forth in Section 14(a)(iii).

“Unit of Exchange Property” shall have the meaning set forth in Section 15.

“Valuation Period” shall have the meaning set forth in Section 14(a)(iii).

“Voting Preferred Stock” means any other class or series of Preferred Stock, other than the Mandatory Convertible Preferred Stock, ranking equally with the Mandatory Convertible Preferred Stock as to dividends and to the distribution of assets upon liquidation, dissolution or winding-up and upon which like voting powers for the election of directors have been conferred and are exercisable.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed on Bloomberg page “AVTR<EQUITY>AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is not available, the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose).

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed to be replaced by a reference to “100%”.

Section 4. Dividends.

(a) Rate. Subject to the rights of holders of any class or series of Senior Stock, Holders shall be entitled to receive, when, as and if declared by the Board of Directors, or an authorized committee thereof, out of funds of the Corporation legally available for payment, in the case of dividends paid in cash, and shares of Common Stock legally permitted to be issued, in the case of dividends paid in shares of Common Stock, cumulative dividends at the rate per annum of 6.250% of the Liquidation Preference per share of the Mandatory Convertible Preferred

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Stock (the “Dividend Rate”) (equivalent to $3.125 per annum per share), payable in cash, by delivery of shares of Common Stock or through any combination of cash and shares of Common Stock pursuant to Section 4(c), as determined by the Corporation in its sole discretion (subject to the limitations set forth in Section 4(e)).

If declared, dividends on the Mandatory Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at such annual rate, and dividends shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Initial Issue Date, whether or not in any Dividend Period or Dividend Periods there have been funds legally available or shares of Common Stock legally permitted for the payment of such dividends.

If declared, dividends shall be payable on the relevant Dividend Payment Date to Record Holders on the immediately preceding Regular Record Date, whether or not such Record Holders early convert their shares of Mandatory Convertible Preferred Stock, or such shares are automatically converted, after a Regular Record Date and on or prior to the immediately succeeding Dividend Payment Date; provided that the Regular Record Date for any such dividend shall not precede the date on which such dividend was so declared. If a Dividend Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay.

The amount of dividends payable on each share of Mandatory Convertible Preferred Stock for each full Dividend Period (subsequent to the initial Dividend Period) shall be computed by dividing the Dividend Rate by four. Dividends payable on Mandatory Convertible Preferred Stock for the initial Dividend Period and any other partial Dividend Period shall be computed based upon the actual number of days elapsed during such period over a 360-day year (consisting of twelve 30-day months). Accumulated dividends on shares of the Mandatory Convertible Preferred Stock shall not bear interest, nor shall additional dividends be payable thereon, if they are paid subsequent to the applicable Dividend Payment Date.

No dividend shall be paid unless and until the Board of Directors, or an authorized committee of the Board of Directors, declares a dividend payable with respect to the Mandatory Convertible Preferred Stock. No dividend shall be declared or paid upon, or any sum of cash or number of shares of Common Stock set apart for the payment of dividends upon, any outstanding shares of Mandatory Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid upon, or a sufficient sum of cash or number of shares of Common Stock has been set apart for the payment of such dividends upon, all outstanding shares of Mandatory Convertible Preferred Stock.

Holders shall not be entitled to any dividends on Mandatory Convertible Preferred Stock, whether payable in cash, property or shares of Common Stock, in excess of full cumulative dividends.

Except as described in this Section 4(a), dividends on shares of Mandatory Convertible Preferred Stock converted to Common Stock shall cease to accumulate, and all other rights of Holders will terminate, from and after the applicable Conversion Date.

(b) Priority of Dividends. So long as any share of Mandatory Convertible Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other class or series of Junior Stock, and no Common Stock or any other class or series of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its Subsidiaries unless, in each case, all accumulated and unpaid dividends for all preceding Dividend Periods have been declared and paid in full in cash, shares of the Common Stock or a combination thereof, or a sufficient sum of cash or number of shares of the Common Stock has been set apart for the payment of such dividends, on all outstanding shares of Mandatory Convertible Preferred Stock. The foregoing limitation shall not apply to:

(i) any dividend or distribution payable in shares of Common Stock or other Junior Stock, together with cash in lieu of any fractional share;

(ii) purchases, redemptions or other acquisitions of Common Stock or other Junior Stock in connection with the administration of any benefit or other incentive plan, including any employment contract, in the ordinary course of business, including, without limitation, (x) purchases to offset the Share

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Dilution Amount pursuant to a publicly announced repurchase plan, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (y) the forfeiture of unvested shares of restricted stock or share withholding or other acquisitions or surrender of shares to which the holder may otherwise be entitled upon exercise, delivery or vesting of equity awards (whether in payment of applicable taxes, the exercise price or otherwise), and (z) the payment of cash in lieu of fractional shares;

(iii) purchases or deemed purchases or acquisitions of fractional interests in shares of any of our Existing Junior Convertible Preferred Stock, Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of such shares of Existing Junior Convertible Preferred Stock, other Junior Stock or any securities exchangeable for or convertible into shares of Common Stock or other Junior Stock;

(iv) any dividends or distributions of rights or Common Stock or other Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan;

(v) purchases of Common Stock or other Junior Stock pursuant to a contractually binding requirement to buy Common Stock or other Junior Stock, including under a contractually binding stock repurchase plan, in each case, existing prior to the date of the Prospectus;

(vi) the acquisition by the Corporation or any of its Subsidiaries of record ownership in Common Stock or other Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its Subsidiaries), including as trustees or custodians, and the payment of cash in lieu of fractional shares; and

(vii) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation preference) or Junior Stock and, in each case, the payment of cash in lieu of fractional shares.

When dividends on shares of the Mandatory Convertible Preferred Stock (i) have not been declared and paid in full on any Dividend Payment Date, or (ii) have been declared but a sum of cash or number of shares of Common Stock sufficient for payment thereof has not been set aside for the benefit of the Holders thereof on the applicable Regular Record Date, no dividends may be declared or paid on any shares of Parity Stock unless dividends are declared on the shares of Mandatory Convertible Preferred Stock such that the respective amounts of such dividends declared on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock shall be allocated pro rata among the Holders of the shares of the Mandatory Convertible Preferred Stock and the holders of any shares of Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments for the declared dividend bear the same ratio to each other as all accumulated dividends and all declared and unpaid dividends per share on the shares of Mandatory Convertible Preferred Stock and such shares of Parity Stock bear to each other (subject to their having been declared by the Board of Directors, or an authorized committee thereof, out of legally available funds); provided that any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate, except as described in Section 4(e), 8(c), 9(b) and 10(d)(iii). For purposes of this calculation, with respect to non-cumulative Parity Stock, the Corporation shall use the full amount of dividends that would be payable for the most recent dividend period if dividends were declared in full on such non-cumulative Parity Stock.

Subject to the foregoing, and not otherwise, such dividends as may be determined by the Board of Directors, or an authorized committee thereof, may be declared and paid (payable in cash, securities or other property) on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and Holders shall not be entitled to participate in any such dividends.

(c) Method of Payment of Dividends. (i) Subject to the limitations set forth in Section 4(e), the Corporation may pay any declared dividend (or any portion of any declared dividend) on the shares of Mandatory Convertible Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period, including in connection with the payment of declared and unpaid dividends pursuant to Section 8 or Section 10), as determined in the Corporation’s sole discretion:

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(A) in cash;

(B) by delivery of shares of Common Stock; or

(C) through any combination of cash and shares of Common Stock.

(ii) The Corporation shall make each payment of a declared dividend on the shares of Mandatory Convertible Preferred Stock in cash, except to the extent the Corporation elects to make all or any portion of such payment in shares of Common Stock. The Corporation shall give notice to Holders of any such election, and the portion of such payment that will be made in cash and the portion that will be made in shares of Common Stock, no later than 10 Scheduled Trading Days prior to the Dividend Payment Date for such dividend, provided that if the Corporation does not provide timely notice of this election, the Corporation will be deemed to have elected to pay the relevant dividend in cash.

(iii) All cash payments to which a Holder is entitled in connection with a declared dividend on the shares of Mandatory Convertible Preferred Stock will be computed to the nearest cent. If the Corporation elects to make any such payment of a declared dividend, or any portion thereof, in shares of Common Stock, such shares shall be valued for such purpose, in the case of any dividend payment or portion thereof, at 97% of the Average VWAP per share of Common Stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day prior to the applicable Dividend Payment Date (such average, the “Average Price”). If the five Trading Day period to determine the Average Price ends on or after the relevant Dividend Payment Date (whether because a Scheduled Trading Day is not a Trading Day due to the occurrence of a Market Disruption Event or otherwise), then the Dividend Payment Date will be postponed until the third Business Day after the final Trading Day of such five Trading Day period, provided that no interest or other amounts will accrue as a result of such postponement.

(d) No fractional shares of Common Stock shall be delivered to the Holders in payment or partial payment of a dividend. The Corporation shall instead, to the extent the Corporation is legally permitted to do so, pay a cash amount (computed to the nearest cent) to each Holder that would otherwise be entitled to receive a fraction of a share of Common Stock based on the Average Price with respect to such dividend.

(e) Notwithstanding the foregoing, in no event shall the number of shares of Common Stock delivered in connection with any declared dividend, including any declared dividend payable in connection with a conversion, exceed a number equal to:

(i) the declared dividend, divided by

(ii) $4.90, subject to adjustment in a manner inversely proportional to any anti-dilution adjustment to each Fixed Conversion Rate as provided in Section 14 (such dollar amount, as adjusted, the “Floor Price”).

To the extent that the amount of any declared dividend exceeds the product of (x) the number of shares of Common Stock delivered in connection with such declared dividend as limited by Section 4(e) and (y) 97% of the Average Price, the Corporation shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing the Corporation’s indebtedness, notwithstanding any notice by the Corporation to the contrary, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by the Corporation’s then existing debt instruments. To the extent that the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

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(f) To the extent that a Shelf Registration Statement is required in the Corporation’s reasonable judgment in connection with the issuance of, or for resales of, Common Stock issued as payment of a dividend on the shares of Mandatory Convertible Preferred Stock, including dividends paid in connection with a conversion, the Corporation shall, to the extent a registration statement covering such shares is not currently filed and effective, use its commercially reasonable efforts to file and maintain the effectiveness of such a Shelf Registration Statement until the earlier of such time as all such shares of Common Stock have been resold thereunder and such time as all such shares would be freely tradable without registration by holders thereof that are not (and were not at any time during the preceding three months) “affiliates” of the Corporation for purposes of the Securities Act. To the extent applicable, the Corporation shall also use its commercially reasonable efforts to have such shares of the Common Stock approved for listing on NYSE (or if the Common Stock is not listed on NYSE, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed), and qualified or registered under applicable state securities laws, if required; provided that the Corporation will not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it is not presently subject to taxation as a foreign corporation and such qualification or action would subject it to such taxation.

Section 5. Liquidation, Dissolution or Winding Up. (a) In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each Holder shall be entitled to receive, per share of Mandatory Convertible Preferred Stock, the Liquidation Preference of $50.00 per share of the Mandatory Convertible Preferred Stock, plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such share, whether or not declared, to, but excluding, the date fixed for liquidation, winding-up or dissolution to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after satisfaction of debt and other liabilities owed to the Corporation’s creditors and holders of shares of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.

(b) If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (1) the Liquidation Preference plus the Liquidation Dividend Amount on the shares of the Mandatory Convertible Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on all Parity Stock, if applicable, are not paid in full, the Holders and all holders of any such Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to their respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.

(c) After the payment to any Holder of the full amount of the Liquidation Preference and the Liquidation Dividend Amount for such Holder’s shares of Mandatory Convertible Preferred Stock, such Holder shall have no right or claim to any of the remaining assets of the Corporation.

(d) Neither the sale, lease nor exchange of all or substantially all of Corporation’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor its merger or consolidation into or with any other Person, shall be deemed to be the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

Section 6. No Redemption; No Sinking Fund.

The Mandatory Convertible Preferred Stock shall not be subject to any redemption, sinking fund or other similar provisions. However, at the Corporation’s option, it may purchase or exchange the Mandatory Convertible Preferred Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, Holders.

Section 7. Voting Powers.

(a) General. Holders shall not have any voting rights or powers other than those set forth in this Section 7, except as specifically required by Delaware law or by the Charter from time to time.

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(b) Right to Elect Two Directors Upon Nonpayment. (i) Whenever dividends on any shares of the Mandatory Convertible Preferred Stock have not been declared and paid for the equivalent of six or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the authorized number of directors on the Board of Directors shall, at the Corporation’s next annual meeting of the stockholders or at a special meeting of stockholders as provided below, automatically be increased by two and Holders, voting together as a single class with holders of any and all other series of Voting Preferred Stock then outstanding, shall be entitled, at the Corporation’s next annual meeting of stockholders or at a special meeting of stockholders, if any, as provided below, to vote for the election of a total of two additional members of the Board of Directors (the “Preferred Stock Directors”); provided that the election of any such Preferred Stock Directors will not cause the Corporation to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors; and provided further that the Board of Directors shall, at no time, include more than two Preferred Stock Directors.

(ii) In the event of a Nonpayment, the holders of record of at least 25% of the shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock may request that a special meeting of stockholders be called to elect such Preferred Stock Directors (provided, however, that if the next annual or a special meeting of stockholders is scheduled to be held within 90 days of the receipt of such request, the election of such Preferred Stock Directors, to the extent otherwise permitted by the By-Laws, shall, instead, be included in the agenda for, and shall be held at, such scheduled annual or special meeting of stockholders). The Preferred Stock Directors shall stand for reelection annually, at each subsequent annual meeting of the stockholders, so long as the Holders continue to have such voting powers. At any meeting at which the Holders are entitled to elect Preferred Stock Directors, the holders of record of a majority in voting power of the then outstanding shares of Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock, present in person or represented by proxy, shall constitute a quorum and the vote of the holders of a majority in voting power of such shares of Mandatory Convertible Preferred Stock and other Voting Preferred Stock so present or represented by proxy at any such meeting at which there shall be a quorum shall be sufficient to elect the Preferred Stock Directors. Whether a plurality, majority or other portion in voting power of Mandatory Convertible Preferred Stock and any other Voting Preferred Stock have been voted in favor of any matter shall be determined by reference to the respective liquidation preference amounts of the Mandatory Convertible Preferred Stock and such other Voting Preferred Stock voted.

(iii) If and when all accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock have been paid in full, or declared and a sum or number of shares of the Common Stock sufficient for such payment shall have been set aside for the benefit of the Holders thereof on the applicable Regular Record Date (a “Nonpayment Remedy”), the Holders shall immediately and, without any further action by the Corporation, be divested of the voting powers described in this Section 7(b), subject to the revesting of such powers in the event of each subsequent Nonpayment. If such voting powers for the Holders and all other holders of Voting Preferred Stock shall have terminated, each Preferred Stock Director then in office shall automatically be disqualified as a director and shall no longer be a director and the term of office of each such Preferred Stock Director so elected shall terminate at such time and the authorized number of directors on the Board of Directors shall automatically decrease by two.

(iv) Any Preferred Stock Director may be removed at any time, with or without cause, by the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class), when they have the voting powers described in this Section 7(b). In the event that a Nonpayment shall have occurred and there shall not have been a Nonpayment Remedy, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election of Preferred Stock Directors after a Nonpayment) may be filled by the written consent of the Preferred Stock Director remaining in office, except in the event that such vacancy is created as a result of such Preferred Stock Director being removed, or if no Preferred Stock Director remains in office, such vacancy may be filled by a vote of the holders of record of a majority in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and any other series of Voting Preferred Stock then outstanding (voting together as a single class) when they have the voting powers described in this Section 7(b); provided that the election of any such

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Preferred Stock Directors to fill such vacancy will not cause the Corporation to violate the corporate governance requirements of NYSE (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted) that requires listed or quoted companies to have a majority of independent directors. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(c) Other Voting Powers. So long as any shares of the Mandatory Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of record of at least two-thirds in voting power of the outstanding shares of the Mandatory Convertible Preferred Stock and all other series of Voting Preferred Stock at the time outstanding and entitled to vote thereon (subject to the last paragraph of this Section 7(c)), voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at an annual or special meeting of such stockholders:

(i) amend or alter the provisions of the Charter so as to authorize or create, or increase the authorized number of, any class or series of Senior Stock;

(ii) amend, alter or repeal the provisions of the Charter or the Certificate of Designations so as to adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock; or

(iii) consummate a binding share exchange or reclassification involving the shares of the Mandatory Convertible Preferred Stock or a merger or consolidation of the Corporation with another entity, unless in each case: (i) the shares of the Mandatory Convertible Preferred Stock remain outstanding following the consummation of such binding share exchange, reclassification, merger or consolidation or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity (or the Mandatory Convertible Preferred Stock is otherwise exchanged or reclassified), are converted or reclassified into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent or the right to receive such securities; and (ii) the shares of the Mandatory Convertible Preferred Stock that remain outstanding or such shares of preference securities, as the case may be, have such rights, preferences and voting powers that, taken as a whole, are not materially less favorable to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the Mandatory Convertible Preferred Stock immediately prior to the consummation of such transaction;

provided, however, that in the event a transaction would trigger voting powers under clauses (ii) and (iii) above, clause (iii) shall govern; provided, further, however, that for all purposes of this Section 7(c):

(1)	any increase in the number of the Corporation’s authorized but unissued shares of Preferred Stock,

(2)	any increase in the number of the authorized or issued shares of Mandatory Convertible Preferred Stock, or

(3)	the creation and issuance, or increase in the authorized or issued number, of any class or series of Parity Stock or Junior Stock,

shall be deemed not to adversely affect (or to otherwise cause to be materially less favorable) the rights, preferences or voting powers of the Mandatory Convertible Preferred Stock and shall not require the affirmative vote or consent of Holders.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 7(c) would adversely affect the rights, preferences or voting powers of one or more but not all series of Voting Preferred Stock (including the Mandatory Convertible Preferred Stock for this purpose), then only the series of Voting Preferred Stock the rights, preferences and voting powers of which are adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(d) Without the consent of the Holders, so long as such action does not adversely affect the special rights, preferences or voting powers of the Mandatory Convertible Preferred Stock, and limitations and restrictions thereof, the Corporation may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock for the following purposes:

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(i)

to cure any ambiguity, omission or mistake, or to correct or supplement any provision contained in the Certificate of Designations that may be defective or inconsistent with any other provision contained in the Certificate of Designations;

(ii)

to make any provision with respect to matters or questions relating to the Mandatory Convertible Preferred Stock that is not inconsistent with the provisions of the Charter or the Certificate of Designations; or

(iii)	to make any other change that does not adversely affect the rights of any Holder (other than any Holder that consents to such change).

In addition, without the consent of the Holders, the Corporation may amend, alter, supplement or repeal any terms of the Mandatory Convertible Preferred Stock in order to (x) conform the terms thereof to the description of the terms of the Mandatory Convertible Preferred Stock set forth in the Prospectus or (y) file a certificate of correction with respect to the Certificate of Designations to the extent permitted by Section 103(f) of the Delaware General Corporation Law.

(e) Prior to the close of business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers (including the power to vote on any amendment to the Charter that would adversely affect the rights, powers or preferences of the Common Stock), rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

(f) The number of votes that each share of Mandatory Convertible Preferred Stock and any Voting Preferred Stock participating in the votes set forth in this Section 7 shall have and shall be in proportion to the liquidation preference of such share.

(g) The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the By-Laws, applicable law and the rules of any national securities exchange or other trading facility on which the Mandatory Convertible Preferred Stock is listed or traded at the time.

Section 8. Mandatory Conversion on the Mandatory Conversion Date. (a) Each outstanding share of the Mandatory Convertible Preferred Stock shall automatically convert (unless previously converted in accordance with Section 9 or Section 10) on the Mandatory Conversion Date (“Mandatory Conversion”), into a number of shares of Common Stock equal to the Mandatory Conversion Rate.

(b) The “Mandatory Conversion Rate” shall, subject to adjustment in accordance with Section 8(c), be as follows:

(i) if the Applicable Market Value is greater than the Threshold Appreciation Price, then the Mandatory Conversion Rate shall be equal to 3.0395 shares of Common Stock per share of the Mandatory Convertible Preferred Stock (the “Minimum Conversion Rate”);

(ii) if the Applicable Market Value is less than or equal to the Threshold Appreciation Price but equal to or greater than the Initial Price, then the Mandatory Conversion Rate per share of the Mandatory Convertible Preferred Stock shall be equal to $50.00 divided by the Applicable Market Value, rounded to the nearest ten-thousandth of a share of Common Stock; or

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(iii) if the Applicable Market Value is less than the Initial Price, then the Mandatory Conversion Rate shall be equal to 3.5714 shares of Common Stock per share of the Mandatory Convertible Preferred Stock (the “Maximum Conversion Rate”);

provided that the Fixed Conversion Rates are each subject to adjustment in accordance with the provisions of Section 14.

(c) If the Corporation declares a dividend on the Mandatory Convertible Preferred Stock for the Dividend Period ending on, but excluding, May 15, 2022, the Corporation shall pay such dividend to the Record Holders as of the immediately preceding Regular Record Date, in accordance with Section 4 and subject to the limitations set forth therein. If on or prior to May 15, 2022, the Corporation has not declared all or any portion of the accumulated and unpaid dividends on the Mandatory Convertible Preferred Stock, the Mandatory Conversion Rate shall be adjusted so that Holders receive an additional number of shares of Common Stock equal to:

(i) the amount of such undeclared, accumulated and unpaid dividends per share of the Mandatory Convertible Preferred Stock (the “Mandatory Conversion Additional Conversion Amount”), divided by

(ii) the greater of (x) the Floor Price and (y) 97% of the Average Price (calculated using May 15, 2022 as the applicable Dividend Payment Date).

To the extent that the Mandatory Conversion Additional Conversion Amount exceeds the product of such number of additional shares and 97% of the Average Price, the Corporation shall, if it is legally able to do so, and to the extent permitted under the terms of the documents governing its indebtedness, declare and pay such excess amount in cash (computed to the nearest cent) pro rata per share to the Holders. Any such payment in cash may not be permitted by the Corporation’s then existing debt instruments. To the extent that the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount, and such amount will not form a part of the cumulative dividends that may be deemed to accumulate on the shares of Mandatory Convertible Preferred Stock.

Section 9. Early Conversion at the Option of the Holder. (a) Other than during a Fundamental Change Conversion Period, subject to satisfaction of the conversion procedures set forth in Section 11, the Holders shall have the option to convert their Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock), at any time prior to May 15, 2022 (an “Early Conversion”), into shares of Common Stock at the Minimum Conversion Rate, subject to adjustment in accordance with Section 9(b).

(b) If, as of any Early Conversion Date, the Corporation has not declared all or any portion of the accumulated and unpaid dividends for all full Dividend Periods ending on a Dividend Payment Date prior to such Early Conversion Date, the Minimum Conversion Rate shall be adjusted, with respect to the relevant Early Conversion, so that the Holders converting their Mandatory Convertible Preferred Stock at such time receive an additional number of shares of Common Stock equal to:

(i) such amount of undeclared, accumulated and unpaid dividends per share of Mandatory Convertible Preferred Stock for such prior full Dividend Periods (the “Early Conversion Additional Conversion Amount”), divided by

(ii) the greater of (x) the Floor Price and (y) the Average VWAP per share of the Common Stock over the 20 consecutive Trading Day period (the “Early Conversion Settlement Period”) commencing on, and including, the 21st Scheduled Trading Day immediately preceding the Early Conversion Date (such average being referred to as the “Early Conversion Average Price”).

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To the extent that the Early Conversion Additional Conversion Amount exceeds the product of such number of additional shares and the Early Conversion Average Price, the Corporation shall not have any obligation to pay the shortfall in cash or deliver shares of Common Stock in respect of such shortfall.

Except as set forth in the first sentence of this Section 9(b), upon any Early Conversion of any shares of Mandatory Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on such shares of the Mandatory Convertible Preferred Stock, unless such Early Conversion Date occurs after the Regular Record Date for a declared dividend and on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall pay such dividend on such Dividend Payment Date to the Record Holder of the converted shares of the Mandatory Convertible Preferred Stock as of such Regular Record Date, in accordance with Section 4.

Section 10. Fundamental Change Conversion. (a) If a Fundamental Change occurs on or prior to May 15, 2022, the Holders shall have the right (the “Fundamental Change Conversion Right”) during the Fundamental Change Conversion Period to:

(i) convert their shares of Mandatory Convertible Preferred Stock, in whole or in part (but in no event less than one share of the Mandatory Convertible Preferred Stock) (any such conversion pursuant to this Section 10(a) being a “Fundamental Change Conversion”) into a number of shares of Common Stock (or Units of Exchange Property in accordance with Section 15) equal to the Fundamental Change Conversion Rate per share of Mandatory Convertible Preferred Stock;

(ii) with respect to such converted shares of Mandatory Convertible Preferred Stock, receive an amount equal to the present value, calculated using a discount rate of 6.250% per annum, of all dividend payments on such shares (excluding any Accumulated Dividend Amount) for (a) the partial Dividend Period, if any, from, and including, the Fundamental Change Effective Date to, but excluding, the next Dividend Payment Date and (b) all the remaining full Dividend Periods from, and including, the Dividend Payment Date following the Fundamental Change Effective Date to, but excluding, May 15, 2022 (the “Fundamental Change Dividend Make-Whole Amount”), payable in cash or shares of Common Stock; and

(iii) with respect to such converted shares of Mandatory Convertible Preferred Stock, receive the Accumulated Dividend Amount payable in cash or shares of Common Stock,

subject in the case of clauses (ii) and (iii) to certain limitations with respect to the number of shares of Common Stock the Corporation will be required to deliver as set forth in Section 10(d); provided, that if the Regular Record Date for a Divided Period for which the Corporation, as of the Fundamental Change Effective Date, declared a dividend occurs before or during the related Fundamental Change Conversion Period, then the Corporation shall pay such dividend on the relevant Dividend Payment Date to the Record Holders as of such Regular Record Date, in accordance with Section 4, and the Accumulated Dividend Amount shall not include the amount of such dividend, and the Fundamental Change Dividend Make-Whole Amount shall not include the present value of the payment of such dividend.

(b) To exercise the Fundamental Change Conversion Right, Holders must submit their shares of Mandatory Convertible Preferred Stock for conversion at any time during the Fundamental Change Conversion Period. Holders who do not submit their shares for conversion during the Fundamental Change Conversion Period shall not be entitled to convert their Mandatory Convertible Preferred Stock at the relevant Fundamental Change Conversion Rate or to receive the relevant Fundamental Change Dividend Make-Whole Amount or the relevant Accumulated Dividend Amount.

The Corporation shall provide written notice (the “Fundamental Change Notice”) to Holders of the Fundamental Change Effective Date no later than the second Business Day immediately following such Fundamental Change Effective Date.

The Fundamental Change Notice shall state:

(i) the event causing the Fundamental Change;

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(ii) the anticipated Fundamental Change Effective Date or actual Fundamental Change Effective Date, as the case may be;

(iii) that Holders shall have the right to effect a Fundamental Change Conversion in connection with such Fundamental Change during the Fundamental Change Conversion Period;

(iv) the Fundamental Change Conversion Period; and

(v) the instructions a Holder must follow to effect a Fundamental Change Conversion in connection with such Fundamental Change.

(c) Not later than the second Business Day following the Fundamental Change Effective Date, the Corporation shall notify Holders of:

(i) the Fundamental Change Conversion Rate (if notice is provided to Holders prior to the anticipated Fundamental Change Effective Date, specifying how the Fundamental Change Conversion Rate will be determined);

(ii) the Fundamental Change Dividend Make-Whole Amount and whether the Corporation will pay such amount in cash, shares of Common Stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable; and

(iii) the Accumulated Dividend Amount as of the Fundamental Change Effective Date and whether the Corporation will pay such amount in cash, shares of Common Stock (or to the extent applicable, Units of Exchange Property) or a combination thereof, specifying the combination, if applicable.

(d) (i) For any shares of the Mandatory Convertible Preferred Stock that are converted during the Fundamental Change Conversion Period, in addition to the Common Stock issued upon conversion at the Fundamental Change Conversion Rate, the Corporation shall at its option (subject to satisfaction of the requirements of this Section):

(A) pay the Fundamental Change Dividend Make-Whole Amount in cash (computed to the nearest cent), to the extent the Corporation is legally permitted to do so and to the extent permitted under the terms of the documents governing its indebtedness;

(B) increase the number of shares of Common Stock (or Units of Exchange Property) to be issued upon conversion by a number equal to (x) the Fundamental Change Dividend Make-Whole Amount, divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price; or

(C) pay the Fundamental Change Dividend Make-Whole Amount through any combination of cash and shares of Common Stock (or Units of Exchange Property) in accordance with the provisions of clauses (A) and (B) above.

(ii) In addition, to the extent that the Accumulated Dividend Amount exists as of the Fundamental Change Effective Date, the converting Holder shall be entitled to receive such Accumulated Dividend Amount upon such Fundamental Change Conversion. The Corporation shall, at its option, pay the Accumulated Dividend Amount (subject to satisfaction of the requirements of this Section):

(A) in cash (computed to the nearest cent), to the extent the Corporation is legally permitted to do so and to the extent permitted under the terms of the documents governing its indebtedness;

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(B) in an additional number of shares of Common Stock (or Units of Exchange Property) equal to (x) the Accumulated Dividend Amount, divided by (y) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price; or

(C) through any combination of cash and shares of Common Stock (or Units of Exchange Property) in accordance with the provisions of clauses (A) and (B) above.

(iii) The Corporation shall pay the Fundamental Change Dividend Make-Whole Amount and the Accumulated Dividend Amount in cash, except to the extent the Corporation elects on or prior to the second Business Day following the relevant Fundamental Change Effective Date to make all or any portion of such payments in shares of Common Stock (or Units of Exchange Property). If the Corporation elects to deliver Common Stock (or Units of Exchange Property) in respect of all or any portion of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount, to the extent that the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount or the dollar amount of any portion thereof paid in Common Stock (or Units of Exchange Property) exceeds the product of (x) the number of additional shares the Corporation delivers in respect thereof and (y) 97% of the Fundamental Change Stock Price, the Corporation shall, if it is legally able to do, and to the extent permitted under the terms of the documents governing its indebtedness, pay such excess amount in cash (computed to the nearest cent). Any such payment in cash may not be permitted by the Corporation’s then existing debt instruments, including any restricted payments covenants. To the extent that the Corporation is not able to pay such excess amount in cash under applicable law and in compliance with its indebtedness, the Corporation shall not have any obligation to pay such amount in cash or deliver additional shares of Common Stock in respect of such amount.

(iv) No fractional shares of Common Stock (or, to the extent applicable, Units of Exchange Property) shall be delivered by the Corporation to converting Holders in respect of the Fundamental Change Dividend Make-Whole Amount or the Accumulated Dividend Amount. The Corporation shall instead pay a cash amount (computed to the nearest cent) to each a converting Holder that would otherwise be entitled to receive a fraction of a share of Common Stock (or to the extent applicable, Units of Exchange Property) based on the Average VWAP per share of Common Stock (or to the extent applicable, Units of Exchange Property) over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the relevant Fundamental Change Conversion Date.

(v) If the Corporation is prohibited from paying or delivering, as the case may be, the Fundamental Change Dividend Make-Whole Amount (whether in cash or in shares of Common Stock), in whole or in part, due to limitations of applicable Delaware law, the Fundamental Change Conversion Rate will instead be increased by a number of shares of Common Stock equal to:

(A) the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount, divided by

(B) the greater of (i) the Floor Price and (ii) 97% of the Fundamental Change Stock Price.

To the extent that the cash amount of the aggregate unpaid and undelivered Fundamental Change Dividend Make-Whole Amount exceeds the product of such number of additional shares and 97% of the Fundamental Change Stock Price, the Corporation shall not have any obligation to pay the shortfall in cash or deliver additional shares of Common Stock in respect of such amount.

Section 11. Conversion Procedures. (a) Pursuant to Section 8, on the Mandatory Conversion Date, any outstanding shares of Mandatory Convertible Preferred Stock shall mandatorily and automatically convert into shares of Common Stock.

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock held by the same Holder is automatically converted on the Mandatory Conversion Date, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Mandatory Convertible Preferred Stock so converted.

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A Holder of shares of the Mandatory Convertible Preferred Stock that are mandatorily converted shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of the Common Stock, except that such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the Common Stock in a name other than the name of such Holder.

A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted are in book-entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, and such shares and cash will be delivered on the later of (i) the Mandatory Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon Mandatory Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. Except as provided under Section 14, prior to the close of business on the Mandatory Conversion Date, the Common Stock issuable upon conversion of Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and Holders shall have no rights, powers or preferences with respect to such Common Stock, including voting powers, rights to respond to tender offers and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding the Mandatory Convertible Preferred Stock.

(b) To effect an Early Conversion pursuant to Section 9, a Holder must:

(i) complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(ii) deliver the completed conversion notice and the certificated shares of Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes or duties, if any.

Notwithstanding the foregoing, to effect an Early Conversion pursuant to Section 9 of shares of Mandatory Convertible Preferred Stock held in global form, the Holder must, in lieu of the foregoing, comply with the applicable procedures of DTC (or any other Depositary for the shares of Mandatory Convertible Preferred Stock held in global form appointed by the Corporation).

The Early Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (“Early Conversion Date”).

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock upon conversion, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder.

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A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted are in book-entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, and such shares and cash will be delivered on the latest of (i) the second Business Day immediately succeeding the Early Conversion Date, (ii) if applicable, the second Business Day immediately succeeding the last day of the Early Conversion Settlement Period, and (iii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon Early Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Early Conversion Date. Except as set forth in Section 14, prior to the close of business on such applicable Early Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Mandatory Convertible Preferred Stock shall not be deemed to be outstanding for any purpose, and Holders shall have no rights, powers or preferences with respect to such shares of Common Stock, including voting powers, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Mandatory Convertible Preferred Stock.

In the event that an Early Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of the Mandatory Convertible Preferred Stock held by a Holder, upon such Early Conversion the Corporation shall execute and instruct the Transfer Agent and Registrar to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Early Conversion was not effected, or, if the Mandatory Convertible Preferred Stock is held in book-entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of the Mandatory Convertible Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(c) To effect a Fundamental Change Conversion pursuant to Section 10, a Holder must:

(i) complete and manually sign the conversion notice on the back of the Mandatory Convertible Preferred Stock certificate or a facsimile of such conversion notice;

(ii) deliver the completed conversion notice and the certificated shares of Mandatory Convertible Preferred Stock to be converted to the Conversion and Dividend Disbursing Agent;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay all transfer or similar taxes or duties, if any.

Notwithstanding the foregoing, to effect a Fundamental Change Conversion pursuant to Section 10 of shares of Mandatory Convertible Preferred Stock held in global form, the Holder must, in lieu of the foregoing, comply with the applicable procedures of DTC (or any other Depositary for the shares of Mandatory Convertible Preferred Stock held in global form appointed by the Corporation).

The Fundamental Change Conversion shall be effective on the date on which a Holder has satisfied the foregoing requirements, to the extent applicable (the “Fundamental Change Conversion Date”).

Subject to any applicable rules and procedures of the Depositary, if more than one share of the Mandatory Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Mandatory Convertible Preferred Stock so surrendered.

A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Common Stock upon conversion, but such Holder shall be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Common Stock in a name other than the name of such Holder.

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A certificate representing the shares of Common Stock issuable upon conversion shall be issued and delivered to the converting Holder or, if the Mandatory Convertible Preferred Stock being converted are in book-entry form, the shares of Common Stock issuable upon conversion shall be delivered to the converting Holder through book-entry transfer through the facilities of the Depositary, in each case, together with delivery by the Corporation to the converting Holder of any cash to which the converting Holder is entitled, only after all applicable taxes and duties, if any, payable by such converting Holder have been paid in full, on the later of (i) the second Business Day immediately succeeding the Fundamental Change Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any.

The Person or Persons entitled to receive the shares of Common Stock issuable upon such Fundamental Change Conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the applicable Fundamental Change Conversion Date. Except as set forth in Section 14, prior to the close of business on such applicable Fundamental Change Conversion Date, the shares of Common Stock issuable upon conversion of any shares of the Mandatory Convertible Preferred Stock shall not be outstanding for any purpose, and Holders shall have no rights, powers or preferences with respect to the Common Stock, including voting powers, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock, by virtue of holding shares of Mandatory Convertible Preferred Stock.

In the event that a Fundamental Change Conversion is effected with respect to shares of Mandatory Convertible Preferred Stock representing less than all the shares of Mandatory Convertible Preferred Stock held by a Holder, upon such Fundamental Change Conversion the Corporation shall execute and instruct the Transfer Agent and Registrar to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Mandatory Convertible Preferred Stock as to which Fundamental Change Conversion was not effected, or, if Mandatory Convertible Preferred Stock is held in book-entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of Mandatory Convertible Preferred Stock represented by the global certificate by making a notation on Schedule I attached to the global certificate or otherwise notate such reduction in the register maintained by such Transfer Agent and Registrar.

(d) In the event that a Holder shall not by written notice designate the name in which shares of Common Stock to be issued upon conversion of such Mandatory Convertible Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.

(e) Shares of Mandatory Convertible Preferred Stock shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive shares of Common Stock issuable upon conversion of such shares of Mandatory Convertible Preferred Stock and other amounts and shares of Common Stock, if any, to which they are entitled pursuant to Sections 8, 9 or 10, as applicable and, if the applicable Conversion Date occurs after the Regular Record Date for a declared dividend and prior to the immediately succeeding Dividend Payment Date, subject to the right of the Record Holders of such shares of the Mandatory Convertible Preferred Stock on such Regular Record Date to receive payment of the full amount of such declared dividend on such Dividend Payment Date pursuant to Section 4.

Section 12. Reservation of Common Stock. (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Mandatory Convertible Preferred Stock as herein provided, and free from any preemptive or other similar rights, a number of shares of Common Stock equal to the maximum number of shares of Common Stock deliverable upon conversion of all shares of Mandatory Convertible Preferred Stock (which shall initially equal a number of shares of Common Stock equal to the sum of (x) the product of (i) 20,700,000 shares of Mandatory Convertible Preferred Stock, and (ii) the initial Maximum Conversion Rate and (y) the product of (i) 20,700,000 shares of Mandatory Convertible Preferred Stock, and (ii) the maximum number of shares of Common Stock that would be added to the

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Mandatory Conversion Rate assuming (A) the Corporation paid no dividends on the shares of Mandatory Convertible Preferred Stock prior to the Mandatory Conversion Date and (B) the Floor Price is greater than 97% of the relevant Average Price). For purposes of this Section 12(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Mandatory Convertible Preferred Stock or as payment of any dividend on such shares of Mandatory Convertible Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c) All shares of Common Stock delivered upon conversion of, or as payment of a dividend on, the Mandatory Convertible Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and free of preemptive rights.

(d) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of Mandatory Convertible Preferred Stock, the Corporation shall use commercially reasonable efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e) The Corporation hereby covenants and agrees that, if at any time the Common Stock shall be listed on NYSE or any other national securities exchange or automated quotation system, the Corporation shall, if permitted by the rules of such exchange or automated quotation system, list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, all Common Stock issuable upon conversion (including, for the avoidance of doubt, with respect to the Mandatory Conversion Additional Conversion Amount or Early Conversion Additional Conversion Amount) of, or issuable in respect of the payment of dividends, the Accumulated Dividend Amount and the Fundamental Change Dividend Make-Whole Amount on, the Mandatory Convertible Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Corporation to defer the listing of such Common Stock until the earlier of (x) the first conversion of Mandatory Convertible Preferred Stock into Common Stock in accordance with the provisions hereof and (y) the first payment of any dividends, any Accumulated Dividend Amount or any Fundamental Change Dividend Make-Whole Amount on the Mandatory Convertible Preferred Stock, the Corporation covenants to list such Common Stock issuable upon the earlier of (1) the first conversion of the Mandatory Convertible Preferred Stock and (2) the first payment of any dividends, any Accumulated Dividend Amount or any Fundamental Change Dividend Make-Whole Amount on the Mandatory Convertible Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 13. Fractional Shares. (a) No fractional shares of Common Stock shall be issued to Holders as a result of any conversion of shares of Mandatory Convertible Preferred Stock.

(b) In lieu of any fractional shares of Common Stock otherwise issuable in respect of the aggregate number of shares of the Mandatory Convertible Preferred Stock of any Holder that are converted on the Mandatory Conversion Date pursuant to Section 8 or at the option of the Holder pursuant to Section 9 or Section 10, such Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the Average VWAP of the Common Stock over the five consecutive Trading Day period beginning on, and including, the seventh Scheduled Trading Day immediately preceding the Mandatory Conversion Date, Early Conversion Date or Fundamental Change Conversion Date, as applicable.

Section 14. Anti-Dilution Adjustments to the Fixed Conversion Rates. (a) Each Fixed Conversion Rate shall be adjusted as set forth in this Section 14, except that the Corporation shall not make any adjustments to the Fixed Conversion Rates if Holders participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of Common Stock and solely as a result of holding the Mandatory

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Convertible Preferred Stock, in any of the transactions set forth in Sections 14(a)(i)-(vi) without having to convert their Mandatory Convertible Preferred Stock as if they held a number of shares of Common Stock equal to (i) the Maximum Conversion Rate as of the Record Date for such transaction, multiplied by (ii) the number of shares of Mandatory Convertible Preferred Stock held by such Holder.

(i) If the Corporation exclusively issues shares of Common Stock as a dividend or distribution on shares of Common Stock, or if the Corporation effects a share split or share combination, each Fixed Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date, as applicable;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 14(a)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type set forth in this Section 14(a)(i) is declared but not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For the purposes of this Section 14(a)(i), the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date and the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination shall, in each case, not include shares that the Corporation holds in treasury. The Corporation shall not pay any dividend or make any distribution on shares of Common Stock that it holds in treasury.

(ii) If the Corporation issues to all or substantially all holders of Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of Common Stock at a price per share that is less than the Average VWAP per share of Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

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CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such Record Date;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the close of business on such Record Date;

X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of Common Stock equal to (i) the aggregate price payable to exercise such rights, options or warrants, divided by (ii) the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14(a)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Record Date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are not delivered after the exercise of such rights, options or warrants, each Fixed Conversion Rate shall be decreased to such Fixed Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered, if any. If such rights, options or warrants are not so issued, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to such Fixed Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For the purpose of this Section 14(a)(ii), in determining whether any rights, options or warrants entitle the holders of Common Stock to subscribe for or purchase shares of Common Stock at less than such Average VWAP per share for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors or a committee thereof.

(iii) If the Corporation distributes shares of its capital stock, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities, to all or substantially all holders of Common Stock, excluding:

(A) dividends, distributions or issuances as to which the provisions set forth in Section 14(a)(i) or Section 14(a)(ii) shall apply;

(B) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14(a)(iv) shall apply;

(C) any dividends and distributions upon conversion of, or in exchange for, shares of Common Stock in connection with a recapitalization, reclassification, change, consolidation, merger or other combination, share exchange, or sale, lease or other transfer or disposition resulting in the change in the conversion consideration as set forth under Section 15;

(D) except as otherwise set forth in Section 14(a)(vii), rights issued pursuant to a shareholder rights plan adopted by the Corporation; and

(E) Spin-Offs as to which the provisions set forth below in this Section 14(a)(iii) shall apply;

then each Fixed Conversion Rate shall be increased based on the following formula:

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where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on such Record Date;

SP0 =	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution; and

FMV =	the fair market value (as determined by the Board of Directors or a committee thereof in good faith) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants so distributed, expressed as an amount per share of Common Stock on the Ex-Date for such distribution.

Any increase made under the portion of this Section 14(a)(iii) will become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, each Fixed Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors or a committee thereof determines not to pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, in respect of each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of Common Stock, the amount and kind of the Corporation’s capital stock, evidences of the Corporation’s indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its capital stock or other securities that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate in effect on the Record Date for the distribution.

With respect to an adjustment pursuant to this Section 14(a)(iii) where there has been a Spin-Off, each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the last Trading Day of the 10 consecutive Trading Day period commencing on, and including, the Ex-Date for the Spin-Off (the “Valuation Period”);

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the last Trading Day of the Valuation Period;

FMV0 =	the Average VWAP per share of the capital stock or similar equity interest distributed to holders of Common Stock applicable to one share of Common Stock over the Valuation Period; and

MP0 =	the Average VWAP per share of Common Stock over the Valuation Period.

The increase to each Fixed Conversion Rate under the preceding paragraph will become effective at the close of business on the last Trading Day of the Valuation Period. Notwithstanding the foregoing, if any date for determining the number of shares of Common Stock issuable to a Holder occurs during the Valuation Period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the beginning of the Valuation Period and such determination date for purposes of determining such Fixed Conversion Rate. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

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For purposes of this Section 14(a)(iii) (and subject in all respects to Section 14(a)(i) and Section 14(a)(ii)):

(A) rights, options or warrants distributed by the Corporation to all or substantially all holders of the Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including Common Stock (either initially or under certain conditions), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”):

(1) are deemed to be transferred with such shares of the Common Stock;

(2) are not exercisable; and

(3) are also issued in respect of future issuances of the Common Stock,

shall be deemed not to have been distributed for purposes of this Section 14(a)(iii) (and no adjustment to the Fixed Conversion Rates under this Section 14(a)(iii) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Fixed Conversion Rates shall be made under this Section 14(a)(iii).

(B) If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Initial Issue Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof).

(C) In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding clause (B)) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Fixed Conversion Rates under this clause (iii) was made:

(1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, upon such final redemption or repurchase (x) the Fixed Conversion Rates shall be readjusted as if such rights, options or warrants had not been issued and (y) the Fixed Conversion Rates shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution pursuant to Section 14(a)(iv), equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase; and

(2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Fixed Conversion Rates shall be readjusted as if such rights, options and warrants had not been issued;

provided that, in each case, such rights, options or warrants are deemed to be transferred with such shares of the Common Stock and are also issued in respect of future issuances of the Common Stock.

For purposes of Section 14(a)(i), Section 14(a)(ii) and this Section 14(a)(iii), if any dividend or distribution to which this Section 14(a)(iii) is applicable includes one or both of:

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(A) a dividend or distribution of shares of Common Stock to which Section 14(a)(i) is applicable (the “Clause A Distribution”); or

(B) an issuance of rights, options or warrants to which Section 14(a)(ii) is applicable (the “Clause B Distribution”),

then:

(1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14(a)(iii) is applicable (the “Clause C Distribution”) and any Fixed Conversion Rate adjustment required by this Section 14(a)(iii) with respect to such Clause C Distribution shall then be made; and

(2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Fixed Conversion Rate adjustment required by Section 14(a)(i) and Section 14(a)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date” within the meaning of Section 14(a)(i) or “outstanding immediately prior to close of business on such Record Date” within the meaning of Section 14(a)(ii).

(iv) If any cash dividend or distribution is made to all or substantially all holders of Common Stock, each Fixed Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution;

SP0 =	the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Date for such distribution;

C =	the amount in cash per share the Corporation distributes to all or substantially all holders of Common Stock.

Any increase made under this Section 14(a)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, each Fixed Conversion Rate shall be decreased, effective as of the date the Board of Directors or a committee thereof determines not to make or pay such dividend or distribution, to be such Fixed Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), or if the difference is less than $1.00, in lieu of the foregoing increase, each Holder shall receive, for each share of Mandatory Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Maximum Conversion Rate on the Record Date for such cash dividend or distribution.

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(v) If the Corporation or any of its Subsidiaries make a payment in respect of a tender or exchange offer for Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Average VWAP per share of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), each Fixed Conversion Rate shall be increased based on the following formula:

where,

CR0 =	such Fixed Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

CR1 =	such Fixed Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;

AC =	the aggregate value of all cash and any other consideration (as determined by the Board of Directors or a committee thereof in good faith) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the Average VWAP of Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date (the “Averaging Period”).

The increase to each Fixed Conversion Rate under the preceding paragraph will become effective at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. Notwithstanding the foregoing, if any date for determining the number of shares of Common Stock issuable to a Holder occurs within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and such determination date for purposes of determining such Fixed Conversion Rate. For the avoidance of doubt, no adjustment under this Section 14(a)(v) will be made if such adjustment would result in a decrease in any Fixed Conversion Rate, except as set forth in the immediately succeeding sentence.

In the event that the Corporation or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each Fixed Conversion Rate shall again be adjusted to be such Fixed Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(vi) If:

(A) the record date for a dividend or distribution on shares of the Common Stock occurs after the end of the 20 consecutive Trading Day period used for calculating the Applicable Market Value and before the Mandatory Conversion Date; and

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(B) such dividend or distribution would have resulted in an adjustment of the number of shares of Common Stock issuable to the Holders had such record date occurred on or before the last Trading Day of such 20-Trading Day period, then the Corporation shall deem the Holders to be holders of record, for each share of their Mandatory Convertible Preferred Stock, of a number of shares of Common Stock equal to the Mandatory Conversion Rate for purposes of that dividend or distribution, and in such a case, the Holders would receive the dividend or distribution on Common Stock together with the number of shares of Common Stock issuable upon mandatory conversion of Mandatory Convertible Preferred Stock.

(vii) If the Corporation has a rights plan in effect upon conversion of the Mandatory Convertible Preferred Stock into Common Stock, the Holders shall receive, in addition to any shares of Common Stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable rights plan, each Fixed Conversion Rate will be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of Common Stock, shares of its capital stock, evidences of indebtedness, assets, property, rights, options or warrants as set forth in Section 14(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(viii) The Corporation may (but is not required to), to the extent permitted by law and the rules of NYSE or any other securities exchange on which the shares of Common Stock or the Mandatory Convertible Preferred Stock is then listed, increase each Fixed Conversion Rate by any amount for a period of at least 20 Business Days if such increase is irrevocable during such 20 Business Days and the Board of Directors, or a committee thereof, determines that such increase would be in the best interest of the Corporation. The Corporation may also (but is not required to) make such increases in each Fixed Conversion Rate as it deems advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. However, in either case, the Corporation may only make such discretionary adjustments if it makes the same proportionate adjustment to each Fixed Conversion Rate.

(ix) The Corporation shall not adjust the Fixed Conversion Rates:

(A) upon the issuance of shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in Common Stock under any plan;

(B) upon the issuance of any shares of Common Stock or rights or warrants to purchase such shares of Common Stock pursuant to any present or future benefit or other incentive plan or program of or assumed by the Corporation or any of its Subsidiaries;

(C) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in (B) of this Section 14(a)(ix) and outstanding as of the Initial Issue Date;

(D) for a change in par value of the Common Stock;

(E) for stock repurchases that are not tender offers referred to in Section 14(a)(v), including structured or derivative transactions or pursuant to a stock repurchase program approved by the Board of Directors;

(F) for accumulated dividends on the Mandatory Convertible Preferred Stock, except as described in Sections 8, 9 and 10; or

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(G) for any other issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities, except as otherwise stated herein.

(x) Adjustments to each Fixed Conversion Rate will be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment to any Fixed Conversion Rate will be required unless the adjustment would require an increase or decrease of at least 1% of the Fixed Conversion Rate; provided, however, that if an adjustment is not made because the adjustment does not change the Fixed Conversion Rates by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, on each date for determining the number of shares of Common Stock issuable to a Holder upon any conversion of the Mandatory Convertible Preferred Stock, the Corporation shall give effect to all adjustments that otherwise had been deferred pursuant to this clause (x), and those adjustments will no longer be carried forward and taken into account in any future adjustment. Except as otherwise provided above, the Corporation will be responsible for making all calculations called for under the Mandatory Convertible Preferred Stock. These calculations include, but are not limited to, determinations of the Fundamental Change Stock Price, the VWAPs, the Average VWAPs and the Fixed Conversion Rates of the Mandatory Convertible Preferred Stock and shall be made in good faith.

(xi) For the avoidance of doubt, if an adjustment is made to the Fixed Conversion Rates, no separate inversely proportional adjustment will be made to the Initial Price or the Threshold Appreciation Price because the Initial Price is equal to $50.00 divided by the Maximum Conversion Rate (as adjusted in the manner described herein) and the Threshold Appreciation Price is equal to $50.00 divided by the Minimum Conversion Rate (as adjusted in the manner described herein).

(xii) Whenever any provision of the Certificate of Designations requires the Corporation to calculate the VWAP per share of Common Stock over a span of multiple days, the Board of Directors, or any authorized committee thereof, shall make appropriate adjustments in good faith (including, without limitation, to the Applicable Market Value, the Early Conversion Average Price, the Fundamental Change Stock Price and the Average Price, as the case may be) to account for any adjustments to the Fixed Conversion Rates (as the case may be) that become effective, or any event that would require such an adjustment if the Ex-Date, Effective Date, Record Date or Expiration Date, as the case may be, of such event occurs during the relevant period used to calculate such prices or values, as the case may be.

(b) Whenever the Fixed Conversion Rates are to be adjusted, the Corporation shall:

(i) compute such adjusted Fixed Conversion Rates;

(ii) within 10 Business Days after the Fixed Conversion Rates are to be adjusted, provide or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(iii) within 10 Business Days after the Fixed Conversion Rates are to be adjusted, provide or cause to be provided, to the Holders, a statement setting forth in reasonable detail the method by which the adjustments to the Fixed Conversion Rates were determined and setting forth such adjusted Fixed Conversion Rates.

Section 15. Recapitalizations, Reclassifications and Changes of Common Stock. In the event of:

(i) any consolidation or merger of the Corporation with or into another Person (other than a merger or consolidation in which the Corporation is the surviving corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Corporation or another Person);

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation;

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(iii) any reclassification of Common Stock into securities including securities other than Common Stock; or

(iv) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition),

in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof) (each, a “Reorganization Event”), each share of the Mandatory Convertible Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders, become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder would have been entitled to receive if such Holder had converted its Mandatory Convertible Preferred Stock into Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of such Exchange Property that a holder of one share of Common Stock is entitled to receive).

If the transaction causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the Exchange Property into which the Mandatory Convertible Preferred Stock shall be convertible shall be deemed to be:

(i) the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; and

(ii) if no holders of Common Stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of the Common Stock.

The Corporation shall notify Holders of the weighted average referred to in clause (i) in the preceding sentence as soon as practicable after such determination is made.

The number of Units of Exchange Property the Corporation shall deliver for each share of Mandatory Convertible Preferred Stock converted following the effective date of such Reorganization Event shall be determined as if references in Section 8, Section 9 and Section 10 to shares of Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or distributions thereon which have a Record Date that is prior to the date such shares of Mandatory Convertible Preferred stock are actually converted). For the purpose of determining which of clauses (i), (ii) and (iii) of Section 8(b) shall apply upon Mandatory Conversion, and for the purpose of calculating the Mandatory Conversion Rate if clause (ii) of Section 8(b) is applicable, the value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors or an authorized committee thereof (which determination will be final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADRs shall be the average over the 20 consecutive Trading Day period used for calculating the Applicable Market Value of the volume weighted Average Prices for such common stock or ADRs, as displayed on the applicable Bloomberg screen (as determined in good faith by the Board of Directors or an authorized committee thereof (which determination will be final)); or, if such price is not available, the average market value per share of such common stock or ADRs over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

The above provisions of this Section 15 shall similarly apply to successive Reorganization Events, and the provisions of Section 14 shall apply to any shares of capital stock or ADRs of the Corporation (or any successor thereto) received by the holders of Common Stock in any such Reorganization Event.

The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 15.

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Section 16. Transfer Agent, Registrar, and Conversion and Dividend Disbursing Agent. The duly appointed Transfer Agent, Registrar and Conversion and Dividend Disbursing Agent for Mandatory Convertible Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Conversion and Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes American Stock Transfer & Trust Company, LLC, the Corporation shall appoint a successor transfer agent, registrar or conversion and dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall give notice thereof to the Holders.

Section 17. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of Mandatory Convertible Preferred Stock as the true and lawful owner thereof for all purposes.

Section 18. Notices. All notices or communications in respect of Mandatory Convertible Preferred Stock shall be sufficiently given if given in writing and delivered by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or the By-Laws and by applicable law. Notwithstanding the foregoing, if the shares of Mandatory Convertible Preferred Stock are represented by a Global Preferred Certificate, such notices may also be given to the Holders in any manner permitted by DTC or any similar facility used for the settlement of transactions in Mandatory Convertible Preferred Stock.

Section 19. No Preemptive Rights. The Holders shall have no preemptive or preferential rights to purchase or subscribe for any stock, obligations, warrants or other securities of the Corporation of any class.

Section 20. Other Rights. The shares of Mandatory Convertible Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 21. Book-Entry Form. (a) The Mandatory Convertible Preferred Stock shall be issued in the form of one or more permanent global shares of Mandatory Convertible Preferred Stock in definitive, fully registered form eligible for book-entry settlement with the global legend as set forth on the form of Mandatory Convertible Preferred Stock certificate attached hereto as Exhibit A (each, a “Global Preferred Certificate” and the shares of Mandatory Convertible Preferred Stock represented by such Global Preferred Certificate, the “Global Preferred Shares”), which is hereby incorporated in and expressly made part of this Certificate of Designations. The Global Preferred Certificates may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Certificates shall be deposited on behalf of the Holders represented thereby with the Registrar, at its New York office as custodian for the Depositary, and registered in the name of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Certificate may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

This Section 21(a) shall apply only to a Global Preferred Certificate deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 21(a), countersign and deliver any Global Preferred Certificate that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving

33

effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. The Holder of the Global Preferred Shares may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Global Preferred Shares, this Certificate of Designations or the Charter.

Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Mandatory Convertible Preferred Stock, unless (x) the Depositary notifies the Corporation that it is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days or (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Corporation does not appoint a qualified replacement for the Depositary within 90 days. In any such case, the Global Preferred Certificates shall be exchanged in whole for definitive stock certificates that are not issued in global form, with the same terms and of an equal aggregate Liquidation Preference, and such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

(b) Signature. Any two authorized Officers shall sign each Global Preferred Certificate for the Corporation, in accordance with the Corporation’s By-Laws and applicable Delaware law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Certificate no longer holds that office at the time the Registrar countersigned such Global Preferred Certificate, such Global Preferred Certificate shall be valid nevertheless. A Global Preferred Certificate shall not be valid until an authorized signatory of the Registrar manually countersigns such Global Preferred Certificate. Each Global Preferred Certificate shall be dated the date of its countersignature. The foregoing paragraph shall likewise apply to any certificate representing shares of Mandatory Convertible Preferred Stock.

Section 22. Listing. The Corporation hereby covenants and agrees that, if its listing application for the Mandatory Convertible Preferred Stock is approved by NYSE, upon such listing, the Corporation shall use its commercially reasonable efforts to keep the Mandatory Convertible Preferred Stock listed on NYSE.

If the Global Preferred Share or Global Preferred Shares, as the case may be, shall be listed on NYSE or any other stock exchange, the Depositary may, with the written approval of the Corporation, appoint a registrar (acceptable to the Corporation) for registration of such Global Preferred Share or Global Preferred Shares, as the case may be, in accordance with the requirements of such exchange. Such registrar (which may be the Registrar if so permitted by the requirements of such exchange) may be removed and a substitute registrar appointed by the Registrar upon the request or with the written approval of the Corporation. If the Global Preferred Share or Global Preferred Shares, as the case may be, are listed on one or more other stock exchanges, the Registrar will, at the request and expense of the Corporation, arrange such facilities for the delivery, transfer, surrender and exchange of such Global Preferred Share or Global Preferred Shares, as the case may be, and the Global Preferred Certificate or Global Preferred Certificates representing such shares as may be required by law or applicable stock exchange regulations.

Section 23. Stock Certificates. (a) Shares of Mandatory Convertible Preferred Stock may be represented by stock certificates substantially in the form set forth as Exhibit A hereto.

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(b) Stock certificates representing shares of the Mandatory Convertible Preferred Stock shall be signed by any two authorized Officers of the Corporation, in accordance with the By-Laws and applicable Delaware law, by manual or facsimile signature.

(c) A stock certificate representing shares of the Mandatory Convertible Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Mandatory Convertible Preferred Stock shall be dated the date of its countersignature.

(d) If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.

Section 24. Replacement Certificates. If any Mandatory Convertible Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Mandatory Convertible Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

[Signature page follows]

35

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by [                    ], its [                    ], this [                    ] day of [                    ], 2019.

AVANTOR, INC.

By:
Name:
Title:

36

EXHIBIT A

[FORM OF FACE OF 6.250% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK

CERTIFICATE]

[INCLUDE FOR GLOBAL PREFERRED SHARES]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE STATEMENT WITH RESPECT TO SHARES. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Certificate Number [    ] [Initial] Number of Shares of Mandatory

Convertible Preferred Stock [    ]

CUSIP 05352A 209

ISIN US05352A2096

AVANTOR, INC.

6.250% Series A Mandatory Convertible Preferred Stock

(par value $0.01 per share)

(Liquidation Preference as specified below)

Avantor, Inc., a Delaware corporation (the “Corporation”), hereby certifies that [             ] (the “Holder”), is the registered owner of [ ] [the number shown on Schedule I hereto of] fully paid and non-assessable shares of the Corporation’s designated 6.250% Series A Mandatory Convertible Preferred Stock, with a par value of $0.01 per share and a Liquidation Preference of $50.00 per share (the “Mandatory Convertible Preferred Stock”). The shares of Mandatory Convertible Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, restrictions, preferences and other terms and provisions of Mandatory Convertible Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations of 6.250% Series A Mandatory Convertible Preferred Stock of Avantor, Inc. dated May 20, 2019 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to the Holder without charge upon written request to the Corporation at its principal place of business. In the case of any conflict between this Certificate and the Certificate of Designations, the provisions of the Certificate of Designations shall control and govern.

Reference is hereby made to the provisions of Mandatory Convertible Preferred Stock set forth on the reverse hereof and in the Certificate of Designations, which provisions shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this executed certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent and Registrar have properly countersigned, these shares of Mandatory Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by the below authorized Officers of the Corporation this [    ] of [    ] [    ].

AVANTOR, INC.

By:
Name:
Title:

By:
Name:
Title:

COUNTERSIGNATURE

These are shares of Mandatory Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated: [    ], [    ]

American Stock Transfer & Trust Company, LLC
as Registrar and Transfer Agent

By:
Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR 6.250% SERIES A MANDATORY CONVERTIBLE PREFERRED STOCK]

Cumulative dividends on each share of Mandatory Convertible Preferred Stock shall be payable at the applicable rate provided in the Certificate of Designations when, as and if declared by the Board of Directors.

The shares of Mandatory Convertible Preferred Stock shall be convertible in the manner and accordance with the terms set forth in the Certificate of Designations.

The Corporation shall furnish without charge to each Holder who so requests the powers, designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of stock of the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

NOTICE OF CONVERSION

(To be Executed by the Holder

in order to Convert 6.250% Series A Mandatory Convertible Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) 6.250% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”), of Avantor, Inc. (hereinafter called the “Corporation”), represented by stock certificate No(s). [ ] (the “Mandatory Convertible Preferred Stock Certificates”), into common stock, par value $0.01 per share, of the Corporation (the “Common Stock”) according to the conditions of the Certificate of Designations of Mandatory Convertible Preferred Stock (the “Certificate of Designations”), as of the date written below.

If Common Stock is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto, if any. Each Mandatory Convertible Preferred Stock Certificate (or evidence of loss, theft or destruction thereof) is attached hereto.

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:
Applicable Conversion Rate:

Shares of Mandatory Convertible Preferred Stock to be Converted:

Shares of Common Stock to be Issued:*

Signature:
Name:
Address:**
Fax No.:

*

The Corporation is not required to issue Common Stock until the original Mandatory Convertible Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or the Conversion and Dividend Disbursing Agent.

**	Address where Common Stock and any other payments or certificates shall be sent by the Corporation.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 6.250% Series A Mandatory Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)

and irrevocably appoints:

as agent to transfer the shares of 6.250% Series A Mandatory Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Certificate)

Signature Guarantee:

(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE I

Avantor, Inc.

Global Preferred Certificate

6.250% Series A Mandatory Convertible Preferred Stock

Certificate Number:

The number of shares of Mandatory Convertible Preferred Stock initially represented by this Global Preferred Certificate shall be [    ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Mandatory Convertible Preferred Stock evidenced by this Global Preferred Certificate in the table set forth below:

Amount of Decrease in Number of Shares Represented by this Global Preferred Certificate	Amount of Increase in Number of Shares Represented by this Global Preferred Certificate	Number of Shares Represented by this Global Preferred Certificate following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

(I)	Attach Schedule I only to Global Preferred Certificate.

Annex B

Certificate of Designations of Senior Preferred Stock

See attached

Execution Version

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

VAIL HOLDCO CORP

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Vail Holdco Corp, a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time, in each case, to the extent not prohibited by Sections 15 and 18 of this Certificate of Designations, the “Certificate of Incorporation”) authorizes the issuance of up to 45,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Company (the “Board of Directors”), subject to limitations prescribed by Law and the Series A Investors Rights Agreement, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock and does hereby in this Certificate of Designations (this “Certificate of Designations”) establish and fix and herein state and express the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as follows:

1.    Definitions; Interpretation.

(a)    As used in this Certificate of Designations, the following capitalized terms shall have the following meanings:

“Advisers Act” has the meaning given to such term in Section 14(c).

“Advisory Agreement” means the Amended and Restated Advisory Agreement, as amended by Amendment No. 1 thereto dated as of the Closing Date, by and between the Company, New Mountain Capital, L.L.C., Avantor Holdings Sub, L.P., Avantor, Inc., Avantor Performance Materials Holdings S.à r.l. and the Company, as in effect as of the Closing Date.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified. “Affiliated” has a meaning correlative thereto. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto; provided, however that notwithstanding the foregoing, with respect to any Person that is an investment fund, an Affiliate shall also include any investment fund, vehicle or holding company of which such Person or an Affiliate of such Person serves as the general partner, managing member or discretionary manager or advisor or sub-advisor. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, for purposes of the Series A Preferred Stock Documents, each of Broad Street Principal Investments, L.L.C., any affiliated investment entity or any other Affiliate of Goldman Sachs & Co. LLC and any fund, investor, entity or account that is or may become managed, sponsored or advised by Goldman Sachs & Co. LLC or any of its Affiliates shall, in each case, be deemed not to be an Affiliate of the Sponsor (or any Portfolio Company of the Sponsor) or the Company or any of its Subsidiaries.

“Aggregate Liquidation Preference” means, as of any date of determination, the sum of the Liquidation Preference of each outstanding share of the Series A Preferred Stock as of such date of determination.

“Alternative Exit Transaction” has the meaning given to such term in the Series A Investors Rights Agreement.

“Applicable Issuance” has the meaning given to such term in the definition of “Qualified IPO”.

“Applicable Treasury Rate” means, as of the relevant date, the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to such date (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from such date to the First Call Date; provided that, if the period from such date to the First Call Date is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, then the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest 1/12th of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given; provided, further, that, if the period from such date to the First Call Date is less than one year, then the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Avantor” means Avantor, Inc., a Delaware corporation, and any successor thereto.

“Beneficially Own” means to possess beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act as in effect on the Closing Date.

“Board of Directors” has the meaning given to such term in the recitals hereof.

“Borrower” means Avantor.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Certificate of Designations” has the meaning given to such term in the recitals hereof.

“Certificate of Incorporation” has the meaning given to such term in the recitals hereof.

“Change of Control” shall be deemed to occur if:

(a)    at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to Beneficially Own, directly or indirectly, in the aggregate, Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company;

(b)    at any time after a Qualified IPO, any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired Beneficial Ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Company and the Permitted Holders shall own, directly or indirectly, less than such “person” or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Company unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the Board of Directors;

(c)    the Company shall cease to own, directly or indirectly, 100% of the Equity Interests of Holdings or the Borrower; or

(d)    a “change of control” or similar event shall occur under the Credit Agreement, the Senior Secured Notes, the Senior Unsecured Notes, the Junior Convertible Preferred Stock or in any other document pertaining to any Indebtedness or Preferred Stock of the Company or any of its Subsidiaries the aggregate outstanding principal amount of which (or the aggregate liquidation preference of which) is in excess of the Threshold Amount.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), solely for purposes of determining whether a Change of Control has been deemed to occur, (i) a Person or group shall not be deemed to Beneficially Own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding voting Equity Interests of the Company Beneficially Owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being Beneficially Owned by any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group shall not be deemed to Beneficially Own the Equity Interests of another Person as a result of its ownership of the Equity Interests or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity.

For the avoidance of doubt, the term “Borrower” as used in this definition includes any successor that assumes the obligations of the Borrower under any Senior Indebtedness.

“Change of Control Transaction” means any transaction that results in a Change of Control.

“Class B Stock” has the meaning given to such term in the Certificate of Incorporation.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Closing Date” means November 21, 2017.

“Code” has the meaning given to such term in Section 14(c).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any common equity securities of the Company issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning given to such term in the introductory paragraph hereof.

“Company Consolidated EBITDA” means, with respect to the Company and its Subsidiaries, for any period, the Company Consolidated Net Income of the Company for such period, plus

(a)    without duplication and to the extent already deducted (and not added back) in arriving at such Company Consolidated Net Income, the sum of the following amounts for such period:

(1)    Fixed Charges of the Company for such period and, to the extent not reflected in Fixed Charges, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, plus items excluded from the definition of “Company Consolidated Interest Expense” pursuant to clauses (1)(a) through (f) thereof, plus,

(2)    provision for taxes based on income, profits, revenue or capital, including, federal, foreign and state income, franchise, excise, value added and similar taxes based on income, profits, revenue or capital and foreign withholding taxes of such Person paid or accrued during such period (including in respect of repatriated funds, including any penalties and interest relating to such taxes or arising from any tax examinations), plus,

(3)    the total amount of depreciation and amortization expense (including amortization of deferred financing fees or costs, internal labor costs, debt issuance costs,

commissions, fees and expenses, capitalized expenditures (including capitalized expenditures in respect of software), customer acquisition costs and incentive payments, conversion costs and contract acquisition costs) of the Company and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, plus,

(4)    any other non-cash charges (other than any accrual in respect of bonuses), including any write offs, write downs, expenses, losses or items (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charges in the current period and (B) to the extent the Company elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Company Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus,

(5)    the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Company Consolidated Net Income, excluding cash distributions in respect thereof, plus,

(6)    (i) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor (including any termination fees payable in connection with the early termination of management and monitoring agreements), (ii) the amount of payments made to option, phantom equity or profits interests holders of the Company or any of its parent entities in connection with, or as a result of, any distribution being made to shareholders of the Company or its parent entities, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted under this Certificate of Designations (including expenses relating to distributions made to equity holders of the Company any of its parent entities resulting from the application of FASB Accounting Standards Codification Topic 718—Compensation—Stock Compensation) and (iii) the amount of fees, expenses and indemnities paid to directors of any parent entity of the Company, plus,

(7)    losses or discounts on sales of receivables and related assets in connection with any Qualified Securitization Facility, plus,

(8)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Company Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Company Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back, plus,

(9)    any costs or expenses incurred by such Person or any of its Subsidiaries pursuant to any management equity plan or stock option plan or phantom equity or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of such Person or Net Proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests), plus,

(10)    any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus,

(11)    with respect to any joint venture that is not a Subsidiary, an amount equal to the proportion of those items described in clauses (2) and (3) above relating to such joint venture corresponding to such Person and its Subsidiaries’ proportionate share of such joint venture’s consolidated net income (determined as if such joint venture were a Subsidiary), plus

(b)    without duplication, the amount of “run rate” cost savings, operating expense reductions and synergies related to the Transactions or any other Specified Event (as defined below) projected by such Person in good faith to be realized as a result of actions that have been taken or initiated or are expected to be taken (in the good faith determination of such Person), including any cost savings, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Company or any of its Subsidiaries (whether accounted for on the financial statements of any such joint venture or such Person) (x) with respect to the Transactions, on or prior to the date that is 36 months after the Closing Date (including actions initiated prior to the Closing Date) and (y) with respect to any investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, restricted payment, Subsidiary designation, restructuring, cost saving initiative or other initiative (collectively, a “Specified Event”), whether initiated, before, on or after the Closing Date, within 18 months after such Specified Event (which cost savings shall be added to Company Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (i) such cost savings are reasonably quantifiable and factually supportable, (ii) no cost savings, operating expense reductions or synergies shall be added pursuant to this clause (y) to the extent duplicative of any expenses or charges relating to such cost savings, operating expense reductions or synergies that are included in clause (x) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) no cost savings, operating expense reductions or synergies relating to any Specified Event shall be added pursuant to this clause (b) except to the extent the cost savings, operating expense reductions and synergies relating to the Transactions as described in the Confidential Information Memorandum have been achieved or are no longer available or permitted to be added pursuant to this clause (b), in which case an amount up to such amounts that have been achieved or are no longer available or permitted shall be added to Company Consolidated EBITDA to the extent otherwise allowed pursuant to this clause (b); provided, further, that the aggregate amount of any adjustments made pursuant to clauses (x) and (y) for any transactions following the Closing Date shall not exceed in the aggregate 20% of Company Consolidated EBITDA for such period (before giving effect to any such adjustments); provided, further, that addbacks (x) made otherwise in accordance with Regulation S-X under the Securities Act or (y) reflected in the Confidential Information Memorandum and relating to the twelve month period ended June 30, 2017 shall not be included in the foregoing cap of 20% of Company Consolidated EBITDA, less

(c)    without duplication and to the extent included in arriving at such Company Consolidated Net Income, the sum of the following amounts for such period:

(1)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Company Consolidated Net Income or Company Consolidated EBITDA in any prior period), and

(2)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-Wholly Owned subsidiary added (and not deducted) in such period from Company Consolidated Net Income, in each case, as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, for purposes of determining Company Consolidated EBITDA under the Series A Preferred Stock Documents for any period that includes any of the fiscal quarters ended September 30, 2016, December 31, 2016, March 31, 2017 and June 30, 2017, Company Consolidated EBITDA for such fiscal quarters shall be $268.5 million, $256.8 million, $242.0 million and $270.3 million, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (b) above and sections relating to pro forma adjustments for the applicable Company Test Period. For the avoidance of doubt, Company Consolidated EBITDA shall be calculated, including pro forma adjustments.

“Company Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

(1)    consolidated interest expense of the Company and its Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Company Consolidated Net Income (including (a) amortization of OID resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Leases, and (e) net payments, if any made (less net payments, if any, received), pursuant to interest rate Swap Obligations with respect to Indebtedness, and excluding (o) annual agency fees paid to the administrative agents and collateral agents under the Credit Agreement or other credit facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to the Senior Notes or other securities, (q) costs associated with obtaining Swap Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the Transactions or any acquisitions after the Closing Date, (w) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility, (x) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty, (y) interest expense attributable to a parent entity resulting from push-down accounting, and (z) any lease, rental or other expense in connection with a non-Capitalized Lease); plus

(2)    consolidated capitalized interest of the Company and its Subsidiaries for such period, whether paid or accrued; less

(3)    interest income of the Company and its Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Company Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication:

(a)    any after-tax effect of extraordinary, unusual or non-recurring items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b)    the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss) of the Company and its Subsidiaries shall be excluded,

(c)    accruals and reserves that are established or adjusted within 12 months after the closing of any acquisition constituting an Investment that are so required to be established or adjusted as a result of such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded,

(d)    any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Company, shall be excluded,

(e)    the net income (loss) for such period of any Person that is not a Subsidiary of the Company, or that is accounted for by the equity method of accounting, shall be excluded; provided that Company Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions that are actually paid in cash or cash equivalents (or to the extent subsequently converted into cash or cash equivalents) to the Company or a Subsidiary thereof in respect of such period,

(f)    any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(g)    any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Company or any of its direct or indirect parents in connection with the Transactions or a Qualified IPO, shall be excluded,

(h)    any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Certificate of Designations, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (ii) is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,

(i)    to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing within 180 days of the occurrence of such event and (ii) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j)    the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or such Person’s assets are acquired by the Company or any of its Subsidiaries shall be excluded (except to the extent required for any calculation of Company Consolidated EBITDA on a Company Pro Forma Basis),

(k)    [Reserved],

(l)    the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and its Subsidiaries), as a result of the Transactions or any acquisition constituting an Investment permitted under this Certificate of Designations consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof shall be excluded,

(m)    changes to accrual of revenue so long as consistent with past practices of the Company and its Subsidiaries (regardless of treatment under GAAP) shall be excluded,

(n)    (i) any non-cash profits interest or non-cash compensation expense realized from employee benefit plans or other post-employment benefit plans or recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, managers or employees and management compensation plans or equity incentive programs or the treatment of such options under variable plan accounting and (ii) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded, and

(o)    any amounts paid that are used to fund payments to any equity holder to pay taxes related to such equity holder’s ownership of the Company and that, if paid by the Company would have reduced Company Consolidated Net Income, shall be included to reduce Company Consolidated Net Income.

For the avoidance of doubt, Company Consolidated Net Income shall be calculated on a Company Pro Forma Basis.

“Company Liquidation Material Event” has the meaning given to such term in Section 7(b)(i).

“Company Pro Forma Basis” and “Company Pro Forma Effect” mean, with respect to compliance with the Consolidated Total Obligations Ratio, the determination or calculation of such ratio (including in connection with Company Specified Transactions) in accordance with Section 1(d) hereof.

“Company Specified Transaction” means any Investment that results in a Person becoming a Subsidiary of the Company, any Permitted Acquisition, any sale, transfer or other Disposition of assets or property, or a sale of a business unit, line of business or division of all or substantially all of the assets of or customer lists of the Company or a Subsidiary, any incurrence, prepayment, redemption, repurchase, defeasance, acquisition, extinguishment, retirement or repayment of Indebtedness (other than Indebtedness incurred or repaid under any existing revolving credit facility or line of credit), any revolving credit commitment increase, any new revolving credit commitments, any incurrence of any incremental revolving credit loans, any incurrence of incremental term loans, any creation of extended term loans or extended revolving credit commitments, any issuance of Preferred Stock or any other event that by the terms of this Certificate of Designations requires a test or covenant to be calculated on a “Company Pro Forma Basis” or after giving “Company Pro Forma Effect.”

“Company Test Period” means, as of any date of determination, the four consecutive fiscal quarters of the Company most recently ended as of such date of determination for which financial statements have been delivered or were required to be delivered pursuant to Section 1.1 of the Series A Investors Rights Agreement or, prior to the initial date upon which the financial statements and certificates required by Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement, as the case may be, and Section 1.1(b)(ii) of the Series A Investors Rights Agreement, are required to be delivered, the four consecutive fiscal quarters of the Company ending September 30, 2017.

“Company Total Assets” means the total assets of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company delivered pursuant to Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement or, for the period prior to the time any such statements are so delivered pursuant to Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement, the Pro Forma Balance Sheet.

“Compounded Dividends” has the meaning given to such term in Section 5.

“Compounded Dividends Reduction” has the meaning given to such term in Section 5.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower, dated as of September 5, 2017.

“Consolidated Total Obligations” means, as of any date of determination, the sum of (a) the aggregate principal amount of Indebtedness of the Company and its Subsidiaries outstanding as of such date of determination, determined on a consolidated basis in accordance with GAAP, and (b) the aggregate liquidation preference of all outstanding Preferred Equity Interests issued by the Company or any of its Subsidiaries (excluding the aggregate liquidation preference of any outstanding shares of the Junior Convertible Preferred Stock, but, for the avoidance of doubt, including the Aggregate Liquidation Preference).

“Consolidated Total Obligations Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Obligations as of such date of determination to (b) Company Consolidated EBITDA for the applicable Company Test Period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Agreement” means the Credit Agreement, dated as of the Closing Date, by and among Holdings, the Borrower, the guarantors party thereto, Goldman Sachs Bank USA, as administrative agent, and the lenders and other parties thereto, and as in effect on and as of the Closing Date (and, for the avoidance of doubt, without giving effect to any amendment, extension, modification, refinancing, renewal, replacement, restatement, restructuring, supplement or waiver thereof). The Credit Agreement is attached to the Series A Investors Rights Agreement as Exhibit C.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.

“Definitive Series A Preferred Stock Certificate” means one or more certificates representing Series A Preferred Stock registered in the name of the Holder thereof and issued in accordance with Section 14(n), except that any such Definitive Series A Preferred Stock Certificate shall not bear the Global Certificate Legend and shall not have a schedule of increases or decreases.

“Delayed Material Event Redemption Date” has the meaning given to such term in Section 7(c)(v).

“DGCL” has the meaning given to such term in the introductory paragraph hereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law)) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dividend Payment Date” means February 21, May 21, August 21 and November 21 of each year, commencing on February 21, 2018; provided that, if any Dividend Payment Date is not a Business Day, the Dividend Payment Date shall be the immediately preceding Business Day.

“Dividend Period” means the period commencing on and including a Dividend Payment Date and shall end on, but not include, the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Closing Date and shall end on, but not include, February 21, 2018.

“Dividend Rate” means 12.50% per annum; provided that the Dividend Rate from and after November 21, 2022 (the “Rate Reset Date”) means the sum of (x) the Five-Year Treasury Yield on and as of the Rate Reset Date plus (y) 11.00% per annum; provided that if the Five-Year Treasury Yield on and as of the Rate Reset Date is less than 1.50% per annum, then the Five-Year Treasury Yield on and as of the Rate Reset Date shall be deemed to be 1.50% per annum; provided, further, that the then-current Dividend Rate shall automatically increase by an additional 1.00% per annum on each of the following dates:

November 21, 2024, November 21, 2025, November 21, 2026, November 21, 2027, November 21, 2028, November 21, 2029 and November 21, 2030; provided, further, that if any Event of Default occurs and is continuing, then the then-current Dividend Rate shall automatically increase by an additional 2.00% per annum. For the avoidance of doubt, (a) in no event shall there be a decrease to the then-current Dividend Rate and (b) nothing in this definition shall limit any increase to the then-current Dividend Rate as a result of an Event of Default.

“Dividends” has the meaning given to such term in Section 5.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“DTC” or “Depositary” means The Depository Trust Company or any successor depositary.

“Equity Interests” means, with respect to any Person, any and all of the shares, interests, rights, participations or other equivalents of or interest in (however designated) equity of such Person (including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest) and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” has the meaning given to such term in Section 14(c).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with the Company or any Subsidiary or is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered”, “critical” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived, or the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for the waiver of the minimum funding standard with respect to any Pension Plan; (h) a failure by the Company, any Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to the Company or any Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any Subsidiary or any ERISA Affiliate; or (k) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Event of Default” means any of the following:

(a)    the Company fails to (i) declare any Dividends that have accumulated during any Dividend Period on or prior to the record date set forth in Section 5 for such Dividend Period and such failure continues for five (5) Business Days, (ii) pay or make any Dividends with respect to any Dividend Period on the Dividend Payment Date with respect to such Dividend Period unless such failure is due to a Significant Restriction and, within five (5) Business Days of such Dividend Payment Date, (x) the Company directs the Transfer Agent to record on its books and records the automatic increase to the Liquidation Preference of each share of the Series A Preferred Stock that occurred in the form of Compounded Dividends on such Dividend Payment Date, (y) the Company has taken action in order for such Compounded Dividends to accrue to the benefit of each Beneficial Owner of shares of Series A Preferred Stock through the procedures of DTC and (z) to the extent required, the CUSIP numbers and each other security identifier associated with each share of Series A Preferred Stock reflect any such Compounded Dividends or (iii) pay or make when due any payment (including in respect of any redemption) or distribution on, or in respect of, any Preferred Stock (including the Series A Preferred Stock) (any of (i), (ii) or (iii), a “Preferred Stock Payment Event of Default”);

(b)    (i) the Company or any of its Subsidiaries fails to perform or observe any covenant or agreement contained in (x) Section 9 of this Certificate of Designations or (y) solely with respect to the Company, any Holding Company or the Borrower, Section 1.8(i) of the Series A Investors Rights Agreement, (ii) the Company or any of its Subsidiaries fails to perform or observe any covenant or agreement contained in Section 10 of this Certificate of Designations and such failure continues for at least 60 days after the earlier of (A) receipt by the Company of written notice thereof from the Required Holders and (B) any failure to give notice as required under Section 1.1(c)(i) of the Series A Investors Rights Agreement or (iii) the Company or the Board of Directors fails to (x) comply with the Marketing Process and Exit Transaction requirements within the time frames provided for in Section 1.2(h) and Section 1.2(i) of the Series A Investors Rights Agreement or (y) consummate the Selected Exit Transaction (or an Alternative Exit Transaction) within 12 months of the Exit Demand as specified in Section 1.2(h) of the Series A Investors Rights Agreement;

(c)    the Company or any of its Subsidiaries fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (d) of this definition) contained in this Certificate of Designations or any other Series A Preferred Stock Document and such failure continues for at least 60 days after the earlier of (i) receipt by the Company of written notice thereof from the Required Holders and (ii) any failure to give notice as required under Section 1.1(c)(i) of the Series A Investors Rights Agreement;

(d)    any representation, warranty, certification or statement of fact made or deemed made by the Company or any of its Subsidiaries in the Series A Securities Purchase Agreement or in any other Series A Preferred Stock Document or in any document required to be delivered in connection with any Series A Preferred Stock Document shall be incorrect in any material respect (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall be incorrect in any respect) when made or deemed made;

(e)    the Company or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), in respect of any Indebtedness having an aggregate outstanding principal amount of not less than the Threshold Amount, and such failure continues after the applicable grace period, if any (a “Material Indebtedness Payment Event of Default”), or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by the Company or any of its Subsidiaries), the effect of which default or other event is (1) to cause such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (a “Material Indebtedness Acceleration”), or (2) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under the Series A Preferred Stock Documents, (ii) any Indebtedness if the sole remedy or option of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that such failure is unremedied or has not been waived by the holders of such Indebtedness at such time;

(f)    except with respect to any dissolution otherwise permitted under the Series A Preferred Stock Documents, the Company, any Holding Company, the Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors or becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding (any such event, an “Insolvency Proceeding”);

(g)    there is entered against the Company or any of its Subsidiaries a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer does not deny coverage or (ii) another creditworthy (as reasonably determined by the Required Holders) indemnitor); and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days;

(h)    any material provision of this Certificate of Designations or any other Series A Preferred Stock Document, at any time after its execution and delivery, and for any reason other than as expressly permitted hereunder or thereunder or as a result of the redemption in full in cash of all outstanding shares of the Series A Preferred Stock, ceases to be in full force and effect; or the Company or any of its

Subsidiaries contests in writing the validity or enforceability of any provision of this Certificate of Designations or any Series A Preferred Stock Document; or the Company or any of its Subsidiaries denies in writing that it has any or further liability or obligation under this Certificate of Designations or any other Series A Preferred Stock Document (other than as a result of the redemption in full in cash of all outstanding shares of the Series A Preferred Stock), or purports in writing to revoke or rescind this Certificate of Designations or any other Series A Preferred Stock Document (except to the extent all outstanding shares of the Series A Preferred Stock have been redeemed in full in cash); or

(i)    (i) an ERISA Event occurs which has resulted or would reasonably be expected to result in liability of the Company or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect, or (ii) the Company or any of its Subsidiaries or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and a Material Adverse Effect would reasonably be expected to result.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Receivables Facility” means the receivables facility under that certain Amended and Restated Receivables Purchase Agreement, dated as of the Closing Date, by and among VWR Receivables Funding, LLC, as seller, VWR International, LLC, as servicer, PNC Bank, National Association, as administrator and as issuer of letters of credit, and the other parties from time to time party thereto, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

“Exit Demand” has the meaning given to such term in the Series A Investors Rights Agreement.

“Exit Transaction” has the meaning given to such term in the Series A Investors Rights Agreement.

“Fiduciary Rule” has the meaning given to such term in Section 14(c).

“First Call Date” means November 21, 2020, or, if a Qualified IPO has been consummated prior to November 21, 2020, November 21, 2019. References in this Certificate of Designations to the “First Call Date” refer to the First Call Date as then in effect.

“Five-Year Treasury Yield” means, as of the relevant date, the yield (rounded upwards if necessary to the nearest 1/100th of 1%) on actively traded U.S. Treasury securities adjusted to a constant maturity of five years, as determined by reference to the 5-Year Constant Maturity Treasury Rate for such date published by the U.S. Department of the Treasury (currently located under the caption “Daily Treasury Yield Curve Rates” at https://www.treasury.gov/resource-center/data-chart-center/interest-rates/Pages/TextView.aspx? data=yield), or, if such information is no longer published by the U.S. Department of the Treasury, by reference to comparable information contained in any other publicly available source of similar market data as reasonably determined in good faith by the Board of Directors.

“Fixed Charges” means, with respect to the Company and its Subsidiaries for any period, the sum of (without duplication):

(a) Company Consolidated Interest Expense of the Company and its Subsidiaries for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Company notifies the Holders that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Required Holders notify the Company that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Global Certificate” means one or more global certificates representing shares of the Series A Preferred Stock registered in the name of the Holder thereof that bears the Global Certificate Legend.

“Global Certificate Legend” means the global certificate legends set forth in Exhibit B hereto, which legends are required to be placed on all Global Certificates issued under this Certificate of Designations.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holder” means the Person in whose name a Series A Preferred Stock Certificate is registered on the Transfer Agent’s books and records.

“Holding Company” means any Person that is a Subsidiary of the Company but that is not the Borrower or a Subsidiary of the Borrower (including, for the avoidance of doubt, Holdings).

“Holdings” means Vail Holdco Sub LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of the Company.

“IAI Global Certificate” has the meaning given to such term in Section 14(g).

“IAI Shares” has the meaning given to such term in Section 14(g).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under any Swap Contract;

(d)    all obligations of such Person to pay the deferred purchase price of property or services;

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Borrower appearing on the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded; and

(h)    to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited, (B) in the case of Holdings and its Restricted Subsidiaries, exclude all intercompany liabilities having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business (other than, with respect to Indebtedness of Holdings and its Restricted Subsidiaries, intercompany Indebtedness owing by Holdings or any Restricted Subsidiary to any Unrestricted Subsidiary) and (C) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation, deferred purchase price obligations, contingent post-closing purchase price adjustments or indemnification payments in connection with any Permitted Acquisition or permitted Investment, any acquisition or Investment consummated prior to the Closing Date or any permitted Disposition, unless such obligation is not paid after becoming due and payable, (iii) accruals for payroll and other liabilities accrued in the ordinary course of business, (iv) obligations under any Securitization Facility and (v) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Independent Fiduciary” has the meaning given to such term in Section 14(c).

“Initial Date” has the meaning given to such term in Section 6(c).

“Insolvency Proceeding” has the meaning given to such term in the definition of “Event of Default”.

“Institutional Accredited Investors” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act, who is not also a Qualified Institutional Buyer.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness (in each case owing to Holdings, the Borrower or a Restricted Subsidiary) having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of (i) all or substantially all of the assets of any Person or any business unit, line of business or division thereof or (ii) all or substantially all of the customer lists of any Person or any business unit, line of business or division thereof (including, for the avoidance of doubt, “tuck in” acquisitions). For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment.

“Investor Representative” has the meaning given to such term in the Series A Investors Rights Agreement.

“Investors” has the meaning given to such term in the Series A Investors Rights Agreement.

“IP Rights” means the right to use trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how, database rights, design rights and other intellectual property rights, whether owned or licensed.

“Junior Convertible Preferred Stock” means the Junior Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Junior Stock” means Common Stock, Preferred Stock (including the Junior Convertible Preferred Stock), the Warrants, the Class B Stock and any other Equity Interests of the Company; provided that the Series A Preferred Stock does not constitute Junior Stock.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Liquidation Preference” means, as of any date of determination and with respect to each outstanding share of the Series A Preferred Stock, the sum of (a) $1,000 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock) and (b) the aggregate Compounded Dividends with respect to such outstanding share of the Series A Preferred Stock as of such date of determination.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary Loan Party.

“Make-Whole Amount” means, with respect to any share of the Series A Preferred Stock as of any Redemption Date occurring prior to the First Call Date, (I) the present value as of such Redemption Date of the Series A Preference Amount as of the First Call Date of the share being redeemed (i.e., 102% if the First Call Date is November 21, 2020 or 104% if the First Call Date is November 21, 2019, as applicable, multiplied by the Liquidation Preference as of the First Call Date of such share being redeemed), assuming (a) that such share were to remain outstanding through the First Call Date and then be redeemed on the First Call Date and (b) for purposes of determining the Liquidation Preference as of the First Call Date of such share that all the Dividends that would accumulate on such share (based on the Dividend Rate as in effect on and as of such Redemption Date) from such Redemption Date through the First Call Date would compound and increase the Liquidation Preference of such share on each Dividend Payment Date that would occur during the period from such Redemption Date through the First Call Date (instead of being paid in additional shares of the Series A Preferred Stock), with such Dividends in each case accumulating on the Liquidation Preference of such share as it so increased, with such present value being computed using an annual discount rate (applied quarterly) equal to the Applicable Treasury Rate as of such Redemption Date plus 50 basis points minus (II) the Liquidation Preference of the share being redeemed as of such Redemption Date.

“Management Investors” means the officers, directors, employees and other members of the management of the Company and its Subsidiaries who are investors in the Common Stock as of the Closing Date.

“Material Adverse Effect” means a circumstance or condition that would or could reasonably be expected to materially and adversely affect (i) the business, property, financial condition or operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company and its Subsidiaries (taken as a whole) to perform their payment obligations under this Certificate of Designations and the other Series A Preferred Stock Documents or (iii) the material rights and remedies of the Holders or Investors under this Certificate of Designations and the other Series A Preferred Stock Documents, taken as a whole, including the legality, validity, binding effect or enforceability of the Series A Preferred Stock Documents.

“Material Domestic Subsidiary” means, at any date of determination, (a) each Domestic Subsidiary of the Company that is a direct or indirect parent of the Borrower and (b) each of the Company’s other Domestic Subsidiaries (i) whose total assets, together with its Subsidiaries, at the last day of the most recent Company Test Period were equal to or greater than 2.5% of Company Total Assets at such date or (ii) whose gross revenues, together with its Subsidiaries, for such Company Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Domestic Subsidiaries not meeting the thresholds set forth in clauses (i) or (ii) comprise in the aggregate (together with all other Subsidiaries that are not Material Subsidiaries) more than 7.5% of Company Total Assets as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement or more than (together with all other Subsidiaries that are not Material Subsidiaries) 7.5% of the consolidated gross revenues of the Company and its Subsidiaries for such Company Test Period, then the Company shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement (or such longer period as the Required Holders may agree), designate in writing to the Holders one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Event” has the meaning given to such term in Section 7(a).

“Material Event Exercise Date” has the meaning given to such term in Section 7(c)(i)(D)(6).

“Material Event Offer” has the meaning given to such term in Section 7(a).

“Material Event Offer Period” has the meaning given to such term in Section 7(c)(i)(B).

“Material Event Redemption” has the meaning given to such term in Section 7(a).

“Material Event Redemption Date” has the meaning given to such term in Section 7(a).

“Material Event Redemption Notice” has the meaning given to such term in Section 7(c)(i)(D).

“Material Foreign Subsidiary” means, at any date of determination, each of the Company’s Foreign Subsidiaries (i) whose total assets, together with its Subsidiaries, at the last day of the most recent Company Test Period were equal to or greater than 2.5% of Company Total Assets at such date or (ii) whose gross revenues, together with its Subsidiaries, for such Company Test Period were equal to or greater than 2.5% of the consolidated gross revenues of the Company and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries not meeting the thresholds set forth in clauses (i) or (ii) comprise in the aggregate (together with all other Subsidiaries that are not Material Subsidiaries) more than 5.0% of Company Total Assets as of the end of the most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement or more than (together with all other Subsidiaries that are not Material Subsidiaries) 5.0% of the consolidated gross revenues of the Company and its Subsidiaries for such Company Test Period, then the Company shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to Section 1.1(a)(i) or (ii) of the Series A Investors Rights Agreement (or such longer period as the Required Holders may agree), designate in writing to the Holders one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Indebtedness” means (a) any Senior Indebtedness and (b) any Indebtedness (other than Senior Indebtedness) of the Company or any of its Subsidiaries in an aggregate principal amount in excess of the Threshold Amount.

“Material Indebtedness Acceleration” has the meaning given to such term in the definition of “Event of Default”.

“Material Indebtedness Payment Event of Default” has the meaning given to such term in the definition of “Event of Default”.

“Material Subsidiary” means, at any date of determination, each Material Domestic Subsidiary and each Material Foreign Subsidiary.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions or has any other liability, or during the preceding six plan years, has made or been obligated to make contributions.

“Number of Significant Investor Groups” has the meaning given to such term in the Series A Investors Rights Agreement.

“OID” means original issue discount.

“OpCo Pro Forma Basis” and “OpCo Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09 of the Credit Agreement.

“Optional Redemption” has the meaning given to such term in Section 6(a).

“Optional Redemption Date” has the meaning given to such term in Section 6(a).

“Optional Redemption Notice” has the meaning given to such term in Section 6(c)(i)(A).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company, any Subsidiary or any ERISA Affiliate or to which the Company, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute or any other liability, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” has the meaning given to such term in Section 10(a)(ix).

“Permitted Holders” means each of (i) the Sponsor; (ii) the Management Investors; and (iii) any Permitted Transferee of the Management Investors; provided that the Management Investors and their Permitted Transferees shall not comprise more than 50% of the aggregate voting power represented by the issued and outstanding Equity Interests held by all the “Permitted Holders” at any time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person permitted at the time of incurrence pursuant to Sections 9(a)(xiii) and 10(b); provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest, fees and premium thereon plus (i) other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and (ii) an amount equal to any existing commitments unutilized thereunder and (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 10(b)(v), at the time thereof, no Event of Default or event of default under the Credit Agreement or under any other Senior Indebtedness shall have occurred and be continuing; provided, further that any Permitted Refinancing of Indebtedness that refinances, refunds or replaces Indebtedness incurred pursuant to Section 10(b) that is subject to a cap shall continue to constitute utilization of such cap.

“Permitted Transferee” means, in the case of any Management Investor, (a) his or her or its executor, administrator, testamentary trustee, legatee or beneficiaries, (b) his or her spouse, parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (c) a trust, the beneficiaries of which, or a corporation or partnership, the equity holders or partners of which, include only such Management Investor and his or her spouse, parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Portfolio Company” means, with respect to any Person, a “portfolio company” (as such term is customarily used among institutional investors), or any entity controlled by any “portfolio company”, of such Person or one of its Affiliates.

“Preferred Equity Interest” in any Person, means any and all preferred or preference stock or other Equity Interests of any class or classes or series thereof (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over stock or other Equity Interests of any other class or series in such Person.

“Preferred Stock” has the meaning given to such term in the recitals hereof.

“Preferred Stock Payment Event of Default” has the meaning given to such term in the definition of “Event of Default”.

“Qualified IPO” means the issuance by the Company (or any direct or indirect parent company of the Company or any Subsidiary) of its common equity in an underwritten public offering (whether in a primary offering of new shares or a secondary offering of issued and outstanding shares) (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (any such issuance, an “Applicable Issuance”) that results in, when taken together with each prior Applicable Issuance by any such Person, gross proceeds of at least $400.0 million.

“Qualified Institutional Buyer” has the meaning given to such term in Section 14(a)(ii).

“Redemption Date” means an Optional Redemption Date or a Material Event Redemption Date, as applicable.

“Redemption Percentage” means, as of the relevant date, the percentage applicable to such date under the heading “Redemption Percentage” set forth in Table 1 below or, if a Qualified IPO has been consummated prior to November 21, 2020, Table 2 below:

Table 1

Period In Which Such Date Occurs	Redemption Percentage
If such date occurs during the period from and including the First Call Date to, but not including, November 21, 2021	102%
If such date occurs during the period from and including November 21, 2021 to, but not including, November 21, 2022	101%
If such date occurs on or after November 21, 2022	100%

Table 2

Period In Which Such Date Occurs	Redemption Percentage
If such date occurs during the period from and including the First Call Date to, but not including, November 21, 2020	104%
If such date occurs during the period from and including November 21, 2020 to, but not including, November 21, 2021	102%
If such date occurs during the period from and including November 21, 2021 to, but not including, November 21, 2022	101%
If such date occurs on or after November 21, 2022	100%

“Redemption Price” has the meaning given to such term in Section 6(b).

“Refinancing Indebtedness” means any Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire any Indebtedness.

“Registration Rights Agreement” has the meaning given to such term in the Series A Investors Rights Agreement.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Certificate” has the meaning given to such term in Section 14(f).

“Regulation S Shares” has the meaning given to such term in Section 14(f).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Required Holders” means, as of any date of determination, the Holders holding shares of the Series A Preferred Stock with at least a majority of the voting power of all shares of the Series A Preferred Stock outstanding as of such date of determination. For the avoidance of doubt, pursuant to Section 4(b), no shares of Series A Preferred Stock Beneficially Owned or held, directly or indirectly, by the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) shall have any voting power or be included in the calculation of voting power for purposes of this definition and the Liquidation Preference of such shares shall be disregarded for the purposes of calculating voting power under this definition.

“Resale Restriction Termination Date” has the meaning given to such term in Section 14(k).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, general counsel, deputy general counsel, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Definitive Series A Preferred Stock Certificate” means a Definitive Series A Preferred Stock Certificate bearing the applicable legend set forth in Exhibit A.

“Restricted Global Certificate” means a Global Certificate bearing the applicable legend set forth in Exhibit A.

“Restricted Period” means the period beginning on the Closing Date and ending 40 days after such date.

“Restricted Subsidiary” means any Subsidiary (including the Borrower) of Holdings other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Rule 144A” has the meaning given to such term in Section 14(a)(ii).

“Rule 144A Global Certificate” has the meaning given to such term in Section 14(e).

“Rule 144A Shares” has the meaning given to such term in Section 14(e).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Selected Exit Transaction” has the meaning given to such term in the Series A Investors Rights Agreement.

“Senior Indebtedness” means (a) any Indebtedness incurred under the Credit Agreement, (b) the Senior Secured Notes, (c) the Senior Unsecured Notes and (d) any Refinancing Indebtedness in respect of the Indebtedness described under the foregoing clauses (a), (b) or (c).

“Senior Notes” means the Senior Secured Notes and the Senior Unsecured Notes.

“Senior Notes Documents” means the Senior Secured Notes Documents and the Senior Unsecured Notes Documents.

“Senior Secured Notes” means $1,500.0 million in aggregate principal amount of the Borrower’s 6.000% senior first lien notes due 2024 and €500.0 million in aggregate principal amount of the Borrower’s 4.750% senior first lien notes due 2024, in each case issued pursuant to the Senior Secured Notes Indenture on the Closing Date.

“Senior Secured Notes Documents” means the Senior Secured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“Senior Secured Notes Indenture” means the indenture among the Borrower, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the Senior Secured Notes are issued, as such indenture may be amended or supplemented from time to time.

“Senior Unsecured Notes” means $2,000.0 million in aggregate principal amount of the Borrower’s 9.000% senior notes due 2025 issued pursuant to the Senior Unsecured Notes Indenture on the Closing Date.

“Senior Unsecured Notes Documents” means the Senior Unsecured Notes Indenture and the other transaction documents referred to therein (including the related guarantee, the notes and the notes purchase agreement).

“Senior Unsecured Notes Indenture” means the indenture among the Borrower, as issuer, the guarantors listed therein and the trustee referred to therein pursuant to which the Senior Unsecured Notes are issued, as such indenture may be amended or supplemented from time to time.

“Series A Director” has the meaning given to such term in Section 12(a)(i).

“Series A Investors Rights Agreement” means the Series A Investors Rights Agreement, dated as of the Closing Date, by and among the Company and the Investors from time to time party thereto.

“Series A Preference Amount” means, as of any date, an amount per share of the Series A Preferred Stock equal to the product of (a) the Redemption Percentage applicable as of such date and (b) the Liquidation Preference of such share as of such date.

“Series A Preferred Stock” has the meaning given to such term in Section 2.

“Series A Preferred Stock Certificate” means one or more certificates evidencing ownership of a share or shares of the Series A Preferred Stock, which shall exclusively be in the form of one or more Global Certificates as of the Closing Date and may be represented by a Definitive Series A Preferred Stock Certificate as provided in Section 14(n).

“Series A Preferred Stock Documents” means this Certificate of Designations, the Certificate of Incorporation, the bylaws of the Company, the Series A Investors Rights Agreement, the Series A Securities Purchase Agreement, each Series A Preferred Stock Certificate and any other agreement or instrument relating to the Series A Preferred Stock or delivered in connection with the foregoing.

“Series A Securities Purchase Agreement” means the Series A Securities Purchase Agreement, dated as of the Closing Date, by and among the Company and the Investors party thereto.

“Significant Restriction” means, with respect to any Dividends required to be paid on any Dividend Payment Date, that (i) the payment of such Dividends on such Dividend Payment Date would not be permitted by Law or (ii) the payment of such Dividends on such Dividend Payment Date would, or would cause any Dividend made (or deemed made) during the two-year period beginning on the Closing Date to, in the reasonable good faith determination of the Company, constitute an Extraordinary Dividend.

“Similar Law” has the meaning given to such term in Section 14(c).

“Sponsor” means New Mountain Partners III Cayman (AIV-B), L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any Portfolio Company of any of the foregoing.

“Stockholders Agreement” has the meaning given to such term in the Series A Investors Rights Agreement.

“Subsequent Optional Redemption Notice” has the meaning given to such term in Section 6(c).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the voting power of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time Beneficially Owned by such Person, (ii) more than half of the issued share capital is at the time Beneficially Owned by such Person or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Certificate of Designations, regardless of whether such entity is consolidated on the Company’s or any of its Subsidiaries’ financial statements.

“Subsidiary Loan Party” means each Subsidiary of the Company that is the issuer, borrower or guarantor of any Senior Indebtedness.

“Supermajority Holders” means, as of any date of determination, the Holders holding shares of the Series A Preferred Stock with at least 90% of the voting power of all shares of the Series A Preferred Stock outstanding as of such date of determination. For the avoidance of doubt, pursuant to Section 4(b), no shares of Series A Preferred Stock Beneficially Owned or held, directly or indirectly, by the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) shall have any voting power or be included in the calculation of voting power for purposes of this definition and the Liquidation Preference of such shares shall be disregarded for purposes of calculating voting power under this definition.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Threshold Amount” means $200.0 million.

“Transactions” has the meaning given to such term in the Series A Securities Purchase Agreement.

“Transfer Agent” means the transfer agent with respect to the Series A Preferred Stock, which, on and as of Closing Date, shall be American Stock Transfer & Trust Company, LLC, and any successor transfer agent appointed by the Company and notified to the Holders.

“Two-Thirds Majority Holders” means, as of any date of determination, the Holders holding shares of the Series A Preferred Stock with at least 66 2/3% of the voting power of all shares of the Series A Preferred Stock outstanding as of such date of determination. For the avoidance of doubt, pursuant to Section 4(b), no shares of Series A Preferred Stock Beneficially Owned or held, directly or indirectly, by the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) shall have any voting power or be included in the calculation of voting power for purposes of this definition and the Liquidation Preference of such shares shall be disregarded for the purposes of calculating voting power under this definition.

“Unrestricted Definitive Series A Preferred Stock Certificate” means a Definitive Series A Preferred Stock Certificate that is not a Restricted Definitive Series A Stock Certificate.

“Unrestricted Global Certificate” means a Global Certificate that is not a Restricted Global Certificate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 of the Credit Agreement (or, to the extent the Credit Agreement is amended, modified, refinanced or replaced after the Closing Date, in accordance with the corresponding successor provisions thereunder, so long as such successor provisions shall not be materially less favorable to the Holders than the provisions of Section 6.14 of the Credit Agreement) subsequent to the Closing Date.

“U.S.” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Warrants” has the meaning given to such term in the Series A Securities Purchase Agreement.

“Wholly Owned Subsidiary” means a Subsidiary all of the Equity Interests in which are owned, directly or indirectly, by the Company.

(b)    As used in this Certificate of Designations, the following capitalized terms shall have the meanings given to such terms in the Credit Agreement:

Available Excluded Contribution Amount	Net Proceeds

Cash Equivalents	Obligations

Cash Management Obligations	Permitted Liens

Casualty Events	Pro Forma Balance Sheet

Consolidated EBITDA	Qualified Equity Interests

Consolidated Interest Coverage Ratio	Qualified Securitization Facilities

Consolidated Total Net Leverage Ratio	Revolving Credit Commitments

Cumulative Credit	Securitization Assets

Cure Amount	Securitization Facility

Disqualified Equity Interest	Securitization Subsidiary

L/C Issuer	Specified Transaction

Lien	Swap Contracts

Loan	Swap Termination Value

Loan Documents	Test Period

(c)    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The headings are for convenience only and shall not be given effect in interpreting this Certificate of Designations. References herein to any Section or Exhibit shall be to a Section or Exhibit hereof or hereto unless otherwise specifically provided. References herein to any Law means such Law, including all rules and regulations promulgated under or implementing such Law, as amended from time to time and any successor Law unless otherwise specifically provided. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designations, refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of Designations. All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars unless otherwise specified. All payments of cash provided for in this Certificate of Designations shall mean payments in U.S. dollars. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Certificate of Designations. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. The terms lease and license shall include sub-lease and sub-license, as applicable. When the terms of this Certificate of Designations refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor. Without limiting any requirement to pay accumulated Dividends in cash on any Redemption Date or Delayed Material Redemption Date pursuant to Section 6 or 7, Dividends required to be paid with respect to any share of the Series A Preferred Stock on any Dividend Payment Date pursuant to Section 5 shall be considered “paid” on such Dividend Payment Date only when the Company issues additional shares of the Series A Preferred Stock on such Dividend Payment Date to the Holder of such share of Series A Preferred Stock as Dividends in accordance with the terms of and in the amounts required by Section 5. All references to “Redemption Price” herein shall, for the avoidance of doubt and notwithstanding any references to separate payment amounts of Dividends in respect of any Optional Redemption or Material Event Redemption, include the accumulated and unpaid Dividends on the applicable share to, but not including, the applicable Redemption Date. All references to Equity Interests that “rank junior” to the Series A Preferred Stock shall expressly be deemed not to include any, prior to their exchange or conversion into equity interests, convertible debt securities. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

(d)

(i)    Notwithstanding anything to the contrary herein, the Consolidated Total Obligations Ratio (including measurements of Consolidated Total Obligations or Company Consolidated EBITDA) shall be calculated in the manner prescribed by this Section 1(d).

(ii)    For purposes of calculating the Consolidated Total Obligations Ratio, Company Specified Transactions that have been made (x) during the applicable Company Test Period and (y) subsequent to such Company Test Period and prior to or simultaneously with the event for which the calculation of the Consolidated Total Obligations Ratio is made shall be calculated on a Company Pro Forma Basis assuming that all such Company Specified Transactions (and any increase or decrease in Company Consolidated EBITDA and the component financial definitions used therein attributable to any Company Specified Transaction) had occurred on the first day of the applicable Company Test Period. If since the beginning of any applicable Company Test Period any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into the Company or any of its Subsidiaries since the beginning of such Company Test Period shall have made any Company Specified Transaction that would have required adjustment pursuant to this Section 1(d), then the Consolidated Total Obligations Ratio shall be calculated to give Company Pro Forma Effect thereto in accordance with this Section 1(d).

(iii)    Whenever Company Pro Forma Effect is to be given to a Company Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and synergies projected by the Company in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating improvements and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of the Consolidated Total Obligations Ratio and during any subsequent Company Test Period in which the effects thereof are expected to be realized relating to such Company Specified Transaction; provided that (A) such amounts are factually supportable, reasonably identifiable and based on assumptions believed by the Company in good faith to be reasonable at the time made, (B) such actions are reasonably anticipated to be realized in the good faith judgment of the Company no later than 18 months after the date of such Company Specified Transaction, (C) no amounts shall be added pursuant to this Section 1(d)(iii) to the extent duplicative of any amounts that are otherwise added back in computing Company Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period and (D) any amount added back in computing Company Consolidated EBITDA pursuant to this Section 1(d)(iii) shall be subject to the caps, baskets and thresholds set forth in the definition of Company Consolidated EBITDA.

2.    Designations. A total of 25,000,000 shares of Preferred Stock shall be designated as a series known as Series A Preferred Stock, with 2,000,000 shares issued as of the Closing Date, with each such share having an initial Liquidation Preference of $1,000 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions hereof.

3.    Ranking. With respect to (a) any payment of dividends, (b) any distribution of assets or redemption upon, or in connection with, any Material Event, and (c) any other redemption, liquidation, winding up, dissolution, dividend and/or distribution rights, the Series A Preferred Stock shall rank senior to all Junior Stock.

4.    Voting. (a) The Holders shall have no voting rights with respect to the Series A Preferred Stock except as explicitly set forth in the Certificate of Incorporation, this Certificate of Designations, the Series A Investors Rights Agreement or as otherwise required by Law.

(b)    At any time that any separate vote or consent of the Holders is required under this Certificate of Designations or pursuant to the DGCL, the voting power of each share of the Series A Preferred Stock, as a percentage of the aggregate voting power of all shares of the Series A Preferred Stock, shall be the product of (i) the quotient of (x) the Liquidation Preference of such share as of such time, divided by (y) the Aggregate Liquidation Preference of all shares of the Series A Preferred Stock as of such time, multiplied by (ii) 100; provided that in determining whether the Holders of the requisite voting power of the Series A Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or made any vote pursuant to the Certificate of Incorporation (including this Certificate of Designations) or pursuant to the DGCL, any shares of the Series A Preferred Stock Beneficially Owned or held, directly or indirectly, by the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) shall not have voting power and shall be disregarded and excluded from voting on any such matter and the Liquidation Preference of the shares of the Series A Preferred Stock Beneficially Owned or held, directly or indirectly, by the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) shall not be included in the calculation of the voting power of each share of the Series A Preferred Stock. For the avoidance of doubt, none of the Closing Date Investors constitute the Sponsor, as of the Closing Date.

5.    Dividends.

(a)    The Holders of outstanding shares of the Series A Preferred Stock shall be entitled to receive to the fullest extent permitted by Law, with respect to each Dividend Period, paid-in-kind preferential cumulative dividends by the issuance of additional shares of the Series A Preferred Stock on each Dividend Payment Date. Notwithstanding anything to the contrary herein, from and after the date of issuance of each share of the Series A Preferred Stock, paid-in-kind preferential cumulative dividends shall accumulate on a daily basis in arrears during each Dividend Period at the Dividend Rate in effect from time to time on the then-current Liquidation Preference of each such share, whether or not such dividends are earned or are declared by the Board of Directors or the Company is permitted by Law to pay dividends (“Dividends”), and, if declared, shall be due and payable in the form of additional shares of Series A Preferred Stock on the Dividend Payment Date with respect to such Dividend Period in accordance with this Section 5. On each Dividend Payment Date, each Holder of outstanding shares of the Series A Preferred Stock shall receive a number of additional shares of the Series A Preferred Stock with an aggregate Liquidation Preference equal to the aggregate amount of Dividends accumulated on the shares of such Holder for the applicable Dividend Period and the Company shall be required to declare such Dividends and pay such Dividends in kind on such Dividend Payment Date; provided that each such share of the Series A Preferred Stock issued as a Dividend shall have a Liquidation Preference equal to the then-current Liquidation Preference of each existing share of the Series A Preferred Stock. Notwithstanding anything to the contrary herein, the Company may not declare or pay any Dividend or make any other payment to the extent such Dividend or other payment is not permitted by Law. Notwithstanding anything to the contrary herein, if any Dividends with respect to any shares of the Series A Preferred Stock with respect to any Dividend Period are not declared or are declared but not paid because such declaration or payment would not be permitted by Law, or if such Dividends are not declared (or are declared but not paid) for any other reason, then, such Dividends shall (whether or not earned or declared) compound on the applicable Dividend Payment Date with respect to such Dividend Period and shall automatically be added (and be deemed to be added) to the Liquidation Preference of each such share of the Series A Preferred Stock as of such Dividend Payment Date (“Compounded Dividends”). In any event, the Company shall take all actions necessary to ensure that any Compounded Dividends are accurately reflected and recorded on the books and records of each of the Transfer Agent and DTC and otherwise accrue to the benefit of each Beneficial Owner of shares of the Series A Preferred Stock, including (i) directing the Transfer Agent to record the applicable increase in the Liquidation Preference of each share of Series A Preferred Stock on its books and records and (ii) ensuring that the CUSIP numbers and each other security identifier associated with each share of Series A Preferred Stock reflect any Compounded Dividends, which action shall include, to the extent necessary, procuring additional or replacement CUSIP numbers or other security identifiers.

Solely on any Dividend Payment Date when the Liquidation Preference of any then-outstanding shares of the Series A Preferred Stock includes any Compounded Dividends, the Company shall, immediately prior to issuing the shares issuable in respect of the accumulated and unpaid Dividends as of such Dividend Payment Date, issue to each Holder with respect to each share of the Series A Preferred Stock of such Holder additional shares of the Series A Preferred Stock with an aggregate Liquidation Preference in an amount equal to the aggregate amount of Compounded Dividends on all such shares of the Series A Preferred Stock (if such issuance is permitted by Law and would not cause an Extraordinary Dividend as described in Section 5(b)); provided that each such share of the Series A Preferred Stock issued for the purpose of reducing Compounded Dividends shall have a Liquidation Preference equal to the Liquidation Preference that each share of the Series A Preferred Stock would have immediately after giving effect to such issuance of shares of the Series A Preferred Stock reducing Compounded Dividends on each share of the Series A Preferred Stock to zero; provided, further that the Company shall issue such shares in respect of the Compounded Dividends only on any Dividend Payment Date and only if such issuance of shares shall reduce the amount of aggregate Compounded Dividends on all shares of the Series A Preferred Stock to zero. The issuance of shares to reduce Compounded Dividends described in the immediately preceding sentence is referred to in this Certificate of Designations as a “Compounded Dividends Reduction.” Upon a Compounded Dividends Reduction, the then-current Liquidation Preference of all applicable shares shall be reduced by the amount of the corresponding Compounded Dividends with respect to which additional shares of the Series A Preferred Stock have been issued pursuant to such Compounded Dividends Reduction. For the avoidance of doubt, the aggregate amount of accumulated Dividends required to be paid on a Dividend Payment Date on which a Compounded Dividends Reduction occurs shall not be affected by such Compounded Dividends Reduction; provided that each share of Series A Preferred Stock issued on such Dividend Payment Date in respect of such accumulated Dividends shall have a Liquidation Preference equal to the Liquidation Preference of each share of the Series A Preferred Stock immediately following such Compounded Dividends Reduction.

Dividends shall be calculated on the basis of actual days elapsed over a year of 360 days. The Company shall not issue any fractional shares of the Series A Preferred Stock as part of the Dividends, but shall instead issue a number of shares of the Series A Preferred Stock that is rounded up to the nearest whole number of shares from the number of shares that would otherwise be issuable. All accumulated Dividends shall be prior and in preference to any dividend on any Junior Stock and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Stock (provided that nothing in this sentence shall restrict (x) the declaration, making or payment of any dividend or other distribution that is made, and expressly permitted to be made, by the proviso to Section 9(a)(i) or (y) the purchase, repurchase, redemption, retirement or acquisition of any shares of Equity Interest that rank junior to the Series A Preferred Stock or any payment on account thereof, in each case to the extent made, and expressly permitted to be made, by the proviso to Section 9(a)(ii)). Except as set forth in Section 7(b), Dividends shall be payable to the Holders as they appear on the stock record of the Company on the record date for such Dividends, which shall be the date that is 15 days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date shall be declared by the Board of Directors during each Dividend Period on the date that is at least 20 days prior to the Dividend Payment Date and five days prior to the record date. If, as and when any such additional shares are issued hereunder, the Company shall take all action necessary to ensure such shares shall be duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(b)    Subject to Section 5(c), the Company shall not declare or pay any Dividend (which, for the avoidance of doubt, shall not include any deemed dividend under Section 305 of the Code) if such Dividend would, or would cause any Dividend made (or deemed made) during the two-year period beginning on the Closing Date to, in the reasonable good faith determination of the Company, constitute an “extraordinary dividend” to any Investor under Section 1059 of the Code (an “Extraordinary Dividend”); provided that any such undeclared or unpaid Dividends shall compound and be added to the then-current Liquidation Preference of each share of the Series A Preferred Stock on the applicable Dividend Payment Date as Compounded Dividends.

(c)    Notwithstanding anything to the contrary contained in this Certificate of Designations or in any other Series A Preferred Stock Document, Section 5(b) shall not prohibit or restrict (and shall not be construed to prohibit or restrict) (x) any Optional Redemption or any payment made or declared in respect of any shares of the Series A Preferred Stock in connection with any Optional Redemption (including any payment or declaration of accumulated and unpaid Dividends in connection with any Optional Redemption) or (y) any Material Event Offer or Material Event Redemption or any payment made or declared in respect of any shares of the Series A Preferred Stock in connection with any Material Event Offer or Material Event Redemption (including any payment or declaration of accumulated and unpaid Dividends in connection with any Material Event Redemption).

6.    Redemption Generally.

(a)    Optional Redemption. At any time and from time to time, from and after the Closing Date, to the extent permitted by Law, the Company may elect to redeem any or all of the outstanding shares of the Series A Preferred Stock for an amount per share equal to the Redemption Price paid in cash on the terms and subject to the conditions set forth in this Section 6 (such redemption, an “Optional Redemption”); provided that the shares of the Series A Preferred Stock to be redeemed shall have an aggregate Liquidation Preference of at least $50.0 million (unless the aggregate Liquidation Preference of all of the outstanding shares of the Series A Preferred Stock is less than $50.0 million, in which case the Company shall be required to redeem all such remaining shares). Any election by the Company pursuant to this Section 6(a) shall be made by delivery to the Holders of written notice in accordance with Section 6(c). Any redemption that is effected pursuant to this Section 6 shall be made on a pro rata basis among the Holders in proportion to the Liquidation Preference of the shares of the Series A Preferred Stock then held by the Holders. Notwithstanding the foregoing, if any shares of the Series A Preferred Stock are held in book-entry form through DTC, the shares of the Series A Preferred Stock to be redeemed shall be selected in accordance with the procedures of DTC and any notice of redemption may be given to the Holders at any time and in any manner permitted by DTC. For the avoidance of doubt, the Series A Preferred Stock is not redeemable at the Company’s election except pursuant to this Section 6(a).

(b)    Redemption Price Generally. The total amounts owed for each share of the Series A Preferred Stock redeemed pursuant to Section 6(a) or Section 7 shall include (i) with respect to any Redemption Date occurring prior to the First Call Date, (A) the amount of accumulated and unpaid Dividends on such share to, but not including, the applicable Redemption Date and (B) the sum of (x) 100% of the Liquidation Preference of such share as of such Redemption Date plus (y) the Make-Whole Amount as of such Redemption Date and (ii) with respect to any Redemption Date occurring on or after the First Call Date, (A) the amount of accumulated and unpaid Dividends on such share to, but not including, the applicable Redemption Date and (B) the Series A Preference Amount as of such Redemption Date (such aggregate price per share of the amounts described in clauses (i)(A) and (i)(B), on the one hand, and clauses (ii)(A) and (ii)(B), on the other hand, each, a “Redemption Price”). The aggregate Redemption Price shall be due and payable, and paid in cash in immediately available funds, to the Holders on the applicable Redemption Date.

(c)    Optional Redemption Mechanics.

(i)    In the event that the Company elects to redeem the Series A Preferred Stock pursuant to Section 6(a), the Company shall follow the procedures set forth in this Section 6(c) as follows:

(A)    At least 10 Business Days prior to the elected redemption date (each such date, an “Optional Redemption Date”), the Company shall send a notice (the “Optional Redemption Notice”) to each of the Holders, which (to the extent consistent with this Certificate of Designations) shall govern the terms of any Optional Redemption and shall state:

(1)    (w) the number of shares being redeemed, the Optional Redemption Date and the manner of and place designated for surrender (as set forth in Section 6(f)) of certificates, if any, representing the shares of the Series A Preferred Stock to be redeemed, (x) the amount of the accumulated and unpaid

Dividends described in Section 6(b)(i)(A) or Section 6(b)(ii)(A), as applicable, to be paid and the record date for such Dividends as determined in accordance with Section 5 and (z) the date and time for payment of accumulated but unpaid Dividends, which shall occur on the Optional Redemption Date but prior to redemption of the applicable shares of the Series A Preferred Stock;

(2)    (w) the Redemption Price (including, for the avoidance of doubt, the separate payment amount for the accumulated but unpaid Dividends), if the aggregate Redemption Price will be deposited with DTC or, if the Series A Preferred Stock is in certificated form, the bank or trust company having an office in the City of New York, New York, with which the aggregate Redemption Price shall be deposited on or prior to the Optional Redemption Date;

(3)    that Dividends shall continue to accumulate on any shares of the Series A Preferred Stock not redeemed;

(4)    that Dividends with respect to each share of the Series A Preferred Stock to be redeemed shall cease to accumulate as of the Optional Redemption Date unless the Company fails to pay the Redemption Price for such share (or the Redemption Price for such share is not irrevocably deposited) on or prior to the Optional Redemption Date;

(5)    that shares of the Series A Preferred Stock called for redemption must be surrendered, by book-entry transfer (including in accordance with the applicable procedures of DTC if applicable) or physical delivery of certificates representing the Series A Preferred Stock, to the Transfer Agent to collect the Redemption Price;

(6)    if fewer than all outstanding shares of the Series A Preferred Stock are to be redeemed by the Company, the number of shares to be redeemed;

(7)    the CUSIP number, if any, of the Series A Preferred Stock;

(8)    any conditions to such Optional Redemption, if applicable; and

(9)    any other information the Company wishes to present.

If shares of the Series A Preferred Stock are held in book-entry form through DTC, any Optional Redemption Notice may be given to Holders at such time and in any manner permitted by DTC and Holders may surrender their shares in accordance with the applicable procedures of DTC. Any Optional Redemption may be made subject, if so provided in the applicable Optional Redemption Notice, to the satisfaction of one or more conditions precedent, including the receipt of sufficient funds. In addition, if such Optional Redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that such Optional Redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Optional Redemption Date or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied or waived. If any Optional Redemption is subject to the satisfaction or waiver of one or more conditions precedent and such conditions precedent are not or will not be satisfied or waived as of the date designated as the “Optional Redemption Date” in the Optional Redemption Notice in respect of such Optional Redemption (the “Initial Date”), the Company may, in its discretion, delay the Optional Redemption until such time as any or all such conditions shall be satisfied or waived by delivery to the Holders in the manner provided above of a subsequent Optional Redemption Notice (a “Subsequent Optional Redemption Notice”) setting forth a newly designated Optional Redemption Date in respect of such Optional Redemption (which may not be prior to the Initial Date but, for the avoidance of doubt, may be less than ten (10) Business Days following the delivery of such Subsequent Optional Redemption Notice). For the avoidance of doubt, in the event the Company delays an Optional Redemption by delivering a Subsequent Optional Redemption Notice pursuant to the immediately preceding sentence, the Optional Redemption Date in respect of such Optional Redemption, for purposes of this Certificate of Designations, shall be the date specified as the “Optional Redemption Date” in such Subsequent Optional Redemption Notice delivered pursuant to the immediately preceding sentence and not the date set forth in the prior Optional Redemption Notice.

(ii)    Dividends with respect to each share of the Series A Preferred Stock to be redeemed (notwithstanding that the certificate or certificates evidencing such redeemed shares shall not have been surrendered) shall cease to accumulate on and as of the Optional Redemption Date unless the Company fails to pay the Redemption Price for such share (or the Redemption Price for such share is not irrevocably deposited) on or prior to the Optional Redemption Date.

(iii)    On or before any Optional Redemption Date, the Company shall deposit the amount of the applicable aggregate Redemption Price with DTC or, if the Series A Preferred Stock is in certificated form, a bank or trust company having an office in the City of New York, New York, designated in the Optional Redemption Notice, irrevocably in trust for the benefit of the Holders of such shares and thereafter each such share shall be deemed to have been redeemed on the Optional Redemption Date so specified, whether or not the certificate for such share of the Series A Preferred Stock shall be surrendered for redemption and canceled.

(iv)    Payment of the Redemption Price for any share of the Series A Preferred Stock is conditioned upon book-entry transfer (including in accordance with the applicable procedures of DTC if applicable) or physical delivery of certificates representing such share of the Series A Preferred Stock, as applicable, together with any necessary endorsements, to the Transfer Agent or to the Transfer Agent’s account at DTC.

(v)    From and after the close of business on the Optional Redemption Date, all rights of Holders of shares of the Series A Preferred Stock being so redeemed shall cease with respect to such shares on such Optional Redemption Date (excluding, for the avoidance of doubt, any rights that expressly survive such redemption and subject, in all cases, to Sections 6(c)(ii) and 6(e)) and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(d)    Partial Redemption. In the case of any redemption of only part of the shares of the Series A Preferred Stock, the shares of the Series A Preferred Stock to be redeemed shall be selected by the Company on a pro rata basis among the Holders in proportion to the Liquidation Preference of the Series A Preferred Stock then held by the Holders. Notwithstanding the foregoing, if the shares of the Series A Preferred Stock are held in book-entry form through DTC, the shares of the Series A Preferred Stock to be redeemed shall be selected in accordance with the procedures of DTC.

(e)    Rights After a Redemption Date. If any shares of the Series A Preferred Stock are not redeemed on the applicable Redemption Date, for any reason, all such unredeemed shares shall remain outstanding and entitled to all of the powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions of the shares of the Series A Preferred Stock set forth in this Certificate of Designations, including the right to accumulate and receive any Dividends thereon as provided in Section 5 until the date on which the Company actually redeems and pays in full the Redemption Price for each such share.

(f)    Surrender of Certificates. In the event that Definitive Series A Preferred Stock Certificates have been issued pursuant to Section 14(n), the Holders to be redeemed pursuant to this Section 6 shall surrender the Definitive Series A Preferred Stock Certificates representing such shares to the Transfer Agent, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), or, in the event the Definitive Series A Preferred Stock Certificates are lost, stolen, missing, destroyed or mutilated, shall deliver an affidavit of loss, together with any bond reasonably required by the Company or the Transfer Agent, at the principal executive office of the Transfer Agent or such other place as the Company may from time to time designate by notice to the Holders, and each surrendered Definitive Series A Preferred Stock Certificate shall be canceled and retired and the Company shall thereafter make payment of the Redemption Price, as applicable, by certified check or wire transfer of immediately available funds; provided that, to the extent such Definitive Series A Preferred Stock Certificates represent a greater number of shares than the shares actually redeemed, the Holders shall, in addition to receiving the payment of the Redemption Price for each redeemed share, receive a new Definitive Series A Preferred Stock Certificate for those shares of the Series A Preferred Stock not so redeemed. Any shares of the Series A Preferred Stock redeemed in accordance with this Section 6 shall not be reissuable by the Company, and the Company shall take all steps necessary to retire and cancel such shares.

(g)    Redemption Preference. Any redemption under this Section 6 or Section 7 shall be in preference to and in priority over any dividend or other distribution upon any Junior Stock.

7.    Material Event.

(a)    Material Event Offer. Upon any (i) bankruptcy, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any Event of Default with respect to the Company under clause (f) of the definition thereof, (ii) bankruptcy, liquidation, dissolution or winding up of any Holding Company, the Borrower or any Material Subsidiary, whether voluntary or involuntary, or any Event of Default with respect to any Holding Company, the Borrower or any Material Subsidiary of the Company under clause (f) of the definition thereof, (iii) Change of Control, (iv) Qualified IPO, (v) Preferred Stock Payment Event of Default, (vi) Material Indebtedness Payment Event of Default or (vii) Material Indebtedness Acceleration (any event in any case of (i)-(vii), a “Material Event”), the Company shall make an irrevocable and unconditional offer (the “Material Event Offer”) to each Holder to redeem, to the extent permitted by Law, all of such Holder’s shares of the Series A Preferred Stock (such redemption, a “Material Event Redemption”) on the applicable redemption date determined pursuant to Section 7(c)(i)(C) (the “Material Event Redemption Date”), for cash to the extent permitted by Law, at a price per share equal to the applicable Redemption Price and each such Holder shall have the right to accept such offer with respect to all or any portion of the shares of the Series A Preferred Stock held by such Holder. If, on the Material Event Redemption Date, the Company is not so permitted by Law to redeem all of the outstanding shares of the Series A Preferred Stock held by Holders that have elected to have their shares redeemed, then, the Company shall redeem such shares to the fullest extent so permitted on a pro rata basis among the Holders in proportion to the Liquidation Preference of the shares of the Series A Preferred Stock then held by the Holders or, if the shares of the Series A Preferred Stock are held in book-entry form through DTC, in accordance with the procedures of DTC. Any shares of the Series A Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of the Series A Preferred Stock set forth herein, including the right to continue to accumulate and receive Dividends as set forth in Section 5 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Company is permitted by Law to redeem such shares, the Company shall immediately redeem such shares at a price per share equal to the Redemption Price on and as of such Material Event Redemption Date, together with payment of any additional accumulated and unpaid Dividends from such Material Event Redemption Date up to, but not including, such Delayed Material Event Redemption Date.

(b)    Company Liquidation Material Event. Notwithstanding anything to the contrary in this Section 7:

(i)    Upon any Material Event under clause (i) of the definition of “Material Event” (any such event, a “Company Liquidation Material Event”), (A) the Material Event Offer for all of the then-outstanding shares of the Series A Preferred Stock shall be deemed made by the Company prior to the occurrence of such Company Liquidation Material Event without any notice or other action on the part of the Company, (B) each Holder shall be deemed to have elected to accept such Material Event Offer with respect to all of such Holder’s shares immediately after such Material Event Offer is made pursuant to Section 7(b)(i)(A) and prior to the occurrence of such Company Liquidation Material Event without any action on the part of any Holder and (C) each such share shall be redeemed, to the extent permitted by law, on the date such Company Liquidation Material Event occurs immediately prior to the occurrence thereof without any action on the part of the Company or the Holders thereof and, with respect to such redemption for purposes of this Certificate of Designations, such date shall be the Material Event Redemption Date.

(ii)    A redemption under Section 7(b)(i) shall be (A) for cash, to the extent permitted by Law, (B) in preference to and in priority over any dividend or other distribution upon any Junior Stock and (C) effected at a price per share equal to the Redemption Price. The Company shall pay or cause to be paid in full the aggregate Redemption Price as promptly as practicable and in any event, before any payment, dividend or other distribution shall be made to the holders of Junior Stock by reason of their ownership thereof. Any such redemption shall occur without the requirement of notice as set forth in Section 7(d) or adherence to the procedures set forth Section 7(c)(i), Section 7(c)(iii) or Section 7(c)(iv). If upon any such Company Liquidation Material Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the Holders the full amount of the Redemption Price, the Holders shall share in any distribution of the assets available for distribution on a pro rata basis among the Holders based on the proportion of the Aggregate Liquidation Preference of the shares of the Series A Preferred Stock then held by each Holder or, if the shares of the Series A Preferred Stock are held in book-entry form through DTC, in accordance with the procedures of DTC. Any shares of the Series A Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of the Series A Preferred Stock set forth herein, including the right to continue to accumulate and receive Dividends as set forth in Section 5 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Company is permitted or able to redeem such shares, the Company shall immediately redeem such shares at a price per share equal to the Redemption Price as of such Material Event Redemption Date, together with payment of any additional accumulated and unpaid Dividends from such Material Event Redemption Date up to, but not including, such Delayed Material Event Redemption Date.

(c)    Material Event Offer Mechanics.

(i)    In the event that, pursuant to Section 7(a), the Company is required to make a Material Event Offer, the Company shall follow the procedures set forth in this Section 7(c) as follows:

(A)    the Material Event Offer shall be commenced within five Business Days following the Material Event;

(B)    the Material Event Offer shall remain open for twenty Business Days following its commencement and no longer, except to the extent that a longer period is required by Law (the “Material Event Offer Period”);

(C)    on the fifth Business Day following the expiration of the Material Event Offer Period, the Company shall redeem all of the shares of the Series A Preferred Stock held by the Holders that have elected prior to such expiration to have their shares redeemed at a price per share equal to the Redemption Price and, if the Company is not permitted by Law to redeem all of the shares held by such electing Holders, then the Company shall redeem on a pro rata basis among such Holders based on the proportion of the Aggregate Liquidation Preference of the outstanding shares of the Series A Preferred Stock then held by such Holders or, if the shares of the Series A Preferred Stock are held in book-entry form through DTC, in accordance with the procedures of DTC;

(D)    on or before the commencement of any Material Event Offer, the Company shall send a notice (the “Material Event Redemption Notice”) to each of the Holders, which (to the extent consistent with this Certificate of Designations) shall govern the terms of any Material Event Offer and shall state:

(1)    that the Material Event Offer is being made pursuant to this Section 7 and that all shares of the Series A Preferred Stock held by the Holders that have elected to have their shares redeemed shall be accepted for redemption;

(2)    (w) the Redemption Price (including, for the avoidance of doubt, the separate payment amount for the accumulated but unpaid Dividends), (x) if the aggregate Redemption Price will be deposited with DTC or, if the Series A Preferred Stock is in certificated form, the bank or trust company having an office in the City of New York, New York, with which the aggregate Redemption Price shall be deposited on or prior to the Material Event Redemption Date, (y) the date of the applicable Material Event and (z) the Material Event Redemption Date;

(3)    that Dividends shall continue to accumulate on any shares of the Series A Preferred Stock not redeemed;

(4)    that Dividends with respect to each share of the Series A Preferred Stock to be redeemed shall cease to accumulate as of the Material Event Redemption Date unless the Company fails to pay the Redemption Price for such share (or the Redemption Price for such share is not irrevocably deposited) on or prior to the Material Event Redemption Date;

(5)    that the Holders may elect to accept the Material Event Offer by delivering a notice of acceptance to the Company pursuant to Section 20, which notice shall provide the name of such Holder, the number of shares of the Series A Preferred Stock such Holder is electing to have redeemed and a statement that such Holder is electing to have such shares redeemed or, if the shares of the Series A Preferred Stock are held in book-entry form through DTC, that the Holders may elect to accept the Material Event Offer in accordance with the applicable procedures of DTC;

(6)    that the Holders electing to have shares of the Series A Preferred Stock redeemed pursuant to the Material Event Offer shall be required to surrender, by book-entry transfer (including in accordance with the applicable procedures of DTC if applicable) or physical delivery of the certificates evidencing such shares to the Company at the address specified in the Material Event Redemption Notice prior to the close of business on the Business Day immediately prior to the Material Event Redemption Date (the “Material Event Exercise Date”);

(7)    that the Holders shall be entitled to withdraw their election, in whole or in part, if any such Holder delivers notice of such withdrawal to the Company prior to the close of business on the Material Event Exercise Date setting forth the name of such Holder, the number of shares of the Series A Preferred Stock such Holder is withdrawing and a statement that such Holder is withdrawing its election to have such shares redeemed;

(8)    the CUSIP number, if any, of the Series A Preferred Stock; and

(9)    a reasonably detailed description of the Material Event.

If shares of the Series A Preferred Stock are held in book-entry form through DTC, any Material Event Redemption Notice may be given to Holders at such time and in any manner permitted by DTC and any surrender of shares in connection with a Material Event Offer may take place through the applicable procedures of DTC.

(ii)    Dividends with respect to each share of the Series A Preferred Stock to be redeemed (notwithstanding that the certificate or certificates evidencing such redeemed shares shall not have been surrendered) shall cease to accumulate on and as of the Material Event Redemption Date unless the Company fails to pay the Redemption Price for such share (or the Redemption Price for such share is not irrevocably deposited) on or prior to the Material Event Redemption Date.

(iii)    On or before any Material Event Redemption Date, the Company shall (a) in the case of a redemption pursuant to Section 7(a), accept for redemption shares of the Series A Preferred Stock held by the Holders that have properly elected to have such shares redeemed pursuant to the Material Event Offer and have not withdrawn such election prior to the close of business on the Material Event Exercise Date and (b) deposit the amount of the applicable aggregate Redemption Price with DTC or, if the Series A Preferred Stock is in certificated form, a bank or trust company having an office in the City of New York, New York, designated in the applicable Material Event Redemption Notice, irrevocably in trust for the benefit of the Holders of such shares and thereafter each such share shall be deemed to have been redeemed on the Material Event Redemption Date so specified, whether or not the certificate for such share of the Series A Preferred Stock shall be surrendered for redemption and canceled.

(iv)    Payment of the Redemption Price for shares of the Series A Preferred Stock is conditioned upon book-entry transfer (including in accordance with the applicable procedures of DTC if applicable) of shares or physical delivery of certificates representing the Series A Preferred Stock, together with any necessary endorsements, to the Transfer Agent or to the Transfer Agent’s account at DTC, at any time after delivery of the Material Event Offer.

(v)    From and after the close of business on the Material Event Redemption Date under Section 7(a) or, if the Company does not redeem all shares of the Series A Preferred Stock required to be redeemed on such date, the date on which such shares of the Series A Preferred Stock are redeemed following the Material Event Redemption Date, as contemplated in Section 7(a), which shares shall be deemed to be redeemed on the date on which the Company sends payment in full therefor, in cash, as provided in Section 7(a), to the Holders of shares being so redeemed (each a “Delayed Material Event Redemption Date”), all rights of Holders of shares of the Series A Preferred Stock being so redeemed shall cease solely with respect to such shares on such Material Event Redemption Date or Delayed Material Event Redemption Date, as applicable, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever.

(vi)    In case fewer than all the shares of the Series A Preferred Stock represented by any certificate are redeemed in accordance with this Section 7, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the Holders thereof.

(vii)    Any shares of the Series A Preferred Stock redeemed in accordance with this Section 7 shall not be reissuable by the Company, and the Company shall take all steps necessary to cancel and retire such shares.

(viii)    The Company shall comply, to the extent applicable, with the requirements of Section 14 of the Exchange Act and any other securities Laws (or rules of any exchange on which the shares of the Series A Preferred Stock are then listed) in connection with a redemption under this Section 7. To the extent there is any conflict between the notice or other timing requirements of this Section 7(c) and the applicable requirements of Section 14 of the Exchange Act, Section 14 of the Exchange Act shall govern.

(d)    Notice. In connection with any potential Material Event, in addition to any obligation to deliver a Material Event Redemption Notice, the Company shall, (i) by the later of (A) 10 days prior to the date the Board of Directors or the board of directors or other governing body of any Holding Company, the Borrower or any Material Subsidiary, as applicable, approves such potential Material Event and (B) the date on which the Board of Directors or the board of directors or other governing body of any Holding Company, the Borrower or any Material Subsidiary, as applicable, receives notice of the meeting (if any) at which such potential Material Event may be approved, (ii) by the later of (A) 20 days prior to the date of any stockholders’ or other equityholders’ meeting called to approve such potential Material Event and (B) the date on which any stockholders or other equityholders receive notice of such meeting, (iii) within two Business Days after the Company receives written notice of the commencement of any Insolvency Event, (iv) within one Business Day after the Company receives written notice of any breach of the definitive agreements for any Material Indebtedness and (v) within one Business Day after any Material Indebtedness Acceleration, give each Holder written notice of such potential Material Event. Such written notice shall describe the material terms and conditions of such potential Material Event, including a general description of the events or circumstances giving rise to such Material Event. If any material change in the facts set forth in such initial notice shall occur, the Company shall promptly (but in any event within one Business Day after such material change) give written notice to each Holder of such material change. Notwithstanding anything to the contrary in Section 6 or Section 7, if any shares of the Series A Preferred Stock are held in book-entry form through DTC, any notice of redemption or any other notices pursuant to this Section 7 may be given to the Holders at any time and in any manner permitted by DTC.

8.    Company Efforts. The Company shall take all actions as are necessary or appropriate to give effect to the provisions of Section 5, Section 6 and Section 7, including (x) taking any action necessary or appropriate to provide for the payment of Dividends in the form of additional shares of the Series A Preferred Stock and (y) in the event that the Company is not permitted by Law to redeem or is otherwise unable to redeem the shares of the Series A Preferred Stock in connection with any Material Event Redemption on the applicable Material Event Redemption Date, taking any action necessary or appropriate to remove promptly (or refraining from taking any action that would give rise to) any impediments to its ability to redeem the shares of the Series A Preferred Stock required to be so redeemed, including (i) to the extent permitted by Law, reducing the stated capital of the Company or revaluing the assets of the Company to their fair market values under Section 154 of the DGCL if such revaluation would create surplus sufficient to make all or any portion of such Material Event Redemption and (ii) if the Company has sufficient surplus but insufficient cash to effect such Material Event Redemption, borrowing the cash necessary to make such Material Event Redemption to the extent it would not cause a breach, with or without notice, lapse of time or both, under the definitive documentation with respect to any outstanding Material Indebtedness or Preferred Stock. In the event of any Change of Control Transaction in which the Company is not the continuing or surviving corporation or entity, proper provision shall be made so that such continuing or surviving corporation or entity shall agree to carry out and observe the obligations of the Company hereunder and under the other Series A Preferred Stock Documents with respect to the Series A Preferred Stock.

9.    Protective Voting Provisions.

(a)    The Company shall not, and shall cause its Subsidiaries not to, in any case either directly or indirectly (including by merger, consolidation, operation of Law, reorganization or otherwise), without the prior approval of the Two-Thirds Majority Holders:

(i)    declare, make or pay any dividend or make any other payment or distribution on account of Junior Stock or declare, make or pay any dividend or make any other payment or distribution on account of any other Equity Interests (other than the Series A Preferred Stock) of the Company or any of its Subsidiaries; provided that nothing in this Section 9(a)(i) shall restrict (x) any declaration, dividend, payment or other distribution on account of any Equity Interests that rank junior to the Series A Preferred Stock to the extent made solely in shares or units of such Equity Interest or as an increase to the stated value of such Equity Interest, in each case not involving any declaration, dividend, payment or other distribution in cash or other property, (y) the exchange or conversion of any shares of Junior Convertible Preferred Stock issued on the Closing Date for or into Common Stock or any issuance of Common Stock issuable upon the exercise of any Warrants issued on the Closing Date or (z) the declaration, making or payment of any dividend or other distribution by a Wholly Owned Subsidiary to the Company or another Wholly Owned Subsidiary;

(ii)    purchase, repurchase, redeem, retire or acquire, or make any payment on account of the purchase, repurchase, redemption, retirement, acquisition, cancellation or termination of, any shares of Junior Stock or any other Equity Interests (other than the Series A Preferred Stock) of the Company or any of the Company’s Subsidiaries; provided that nothing in this Section 9(a)(ii) shall restrict (x) purchases or repurchases of Common Stock held by any future, present or former employees, officers, directors, managers or consultants (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Company or any of its Subsidiaries pursuant to an equity plan, equity option plan, stock appreciation rights plan, benefit plan or similar agreement in an aggregate amount not to exceed $50.0 million (or $100.0 million following a Qualified IPO) in any calendar year, with unused amounts in any calendar year being carried over to the succeeding calendar year (provided that in no event shall the aggregate amount paid in any calendar year pursuant to this clause (x) after giving effect to any carry over exceed $100.0 million (or $200.0 million following a Qualified IPO)), (y) any purchase, repurchase, redemption, retirement or acquisition by the Company or a Wholly Owned Subsidiary of any Equity Interests in a Wholly Owned Subsidiary held by the Company or a Wholly Owned Subsidiary or (z) the exchange or conversion of any Equity Interests that rank junior to the Series A Preferred Stock for or into other Equity Interests that rank junior to the Series A Preferred Stock or any issuance of Equity Interests that rank junior to the Series A Preferred Stock issuable upon the exercise of any other Equity Interests that rank junior to the Series A Preferred Stock;

(iii)    issue any new, reclassify any existing Equity Interests into, or issue or transfer to any Person (x) Equity Interests of any Subsidiary of the Company or (y) Equity Interests, Indebtedness or debt securities in each case convertible into Equity Interests of any Subsidiary of the Company; provided that nothing in this Section 9(a)(iii) shall restrict (A) any Wholly Owned Subsidiary from issuing its Equity Interests to the Company or any other Wholly Owned Subsidiary or (B) the transfer by the Company or any Wholly Owned Subsidiary of Equity Interests in any Wholly Owned Subsidiary to the Company or any other Wholly Owned Subsidiary;

(iv)    issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests or Indebtedness or debt securities in each case convertible into, shares of Series A Preferred Stock or Equity Interests that are senior or pari passu to the Series A Preferred Stock; provided that nothing in this Section 9(a)(iv) shall restrict the Company from issuing new shares of Series A Preferred Stock as Dividends or from increasing the Liquidation Preference of any share of Series A Preferred Stock with respect to any Compounded Dividends, in each case in accordance with Section 5 hereof;

(v)    take any action, including forming a Subsidiary, or effect any recapitalization or reorganization, that results in any Person (other than a Wholly Owned Subsidiary) being between the Company and Holdings;

(vi)    enter into any transaction, agreement or arrangement with any Affiliate of the Company or any of its Subsidiaries or any holder of at least 1.0% of the outstanding Common Stock of the Company, other than any such transaction, agreement or arrangement that is on terms that are either on an arm’s-length basis or more favorable to the Company or such Subsidiary than it would receive in an arm’s-length transaction; provided that nothing in this Section 9(a)(vi) shall restrict:

(A) the Transactions and the payment of fees and expenses as part of or in connection with the Transactions;

(B) transactions in connection with a Qualified Securitization Facility;

(C) any payment made, and expressly permitted to be made, pursuant to, and in accordance with, the proviso to clause (x) or the proviso to clause (y) of the immediately following paragraph;

(D) any declaration or payment of any dividend or other distribution that is made, and expressly permitted to be made, pursuant to the proviso to Section 9(a)(i) or any purchase, redemption, retirement or acquisition of any Equity Interests that rank junior to the Series A Preferred Stock or any payment on account thereof that is made, and expressly permitted to be made, in each case, pursuant to the proviso to Section 9(a)(ii);

(E) employment and severance arrangements between the Company and its Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(F) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Company and its Subsidiaries in the ordinary course of business (including indemnification or reimbursement of directors of the Company as provided for in the Certificate of Incorporation);

(G) accelerations of earn-out payments owed to members of management or employees of the Company or any of its Subsidiaries to the extent such member of management or employee uses the net proceeds of such payments to make an Investment in the form of Common Stock;

(H) the issuance or transfer of Equity Interests of the Company that rank junior to the Series A Preferred Stock to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or Affiliate of any of the foregoing) of the Company or any of its Subsidiaries;

(I) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Series A Preferred Stock Documents that are fair to the Company and its Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable (as reasonably determined by the Company) as might reasonably have been obtained at such time from an unaffiliated party;

(J) transactions with joint venture partners or joint ventures, in each case in the ordinary course of business and otherwise in compliance with the terms of the Series A Preferred Stock Documents that are approved by the majority of the disinterested members of the Board of Directors in good faith;

(K) (x) any issuance of Equity Interests of the Company that rank junior to the Series A Preferred Stock pursuant to stock options, stock ownership plans (including restricted stock plans), stock grants, directed share programs and other equity based incentive plans and (y) the execution, delivery and performance of any registration rights agreement to the extent that the terms of such agreement, when taken as a whole, are not otherwise materially more disadvantageous to the Holders of Series A Preferred Stock than the Registration Rights Agreement as in effect on the Closing Date, as determined in good faith by the Company;

(L) any transactions solely between or among the Company and/or its Wholly Owned Subsidiaries or solely between or among Wholly Owned Subsidiaries of the Company;

(M) the existence of, or the performance by the Company of any of its obligations under the terms of, (x) the Series A Preferred Stock Documents (including the payment of Dividends pursuant to and in accordance with Section 5 and any redemption pursuant to and in accordance with Section 6 or Section 7) or (y) the Warrants, the certificate of designations relating to the Junior Convertible Preferred Stock, the Stockholders Agreement and the Registration Rights Agreement, in each case of clause (y) as in effect on the Closing Date and, in each case of clause (y), any amendments thereto; provided, however that the existence of, or the performance by the Company of its obligations under, any future amendment to the agreements set forth in clause (y) shall only be permitted by this Section 9(a)(vi)(M) to the extent that the terms of such existing agreement, together with all amendments thereto, taken as a whole, are not otherwise materially more disadvantageous to the Holders of Series A Preferred Stock than the original agreement as in effect on the Closing Date, as determined in good faith by the Company;

(N) (w) payment of interest, premium or principal on the Senior Secured Notes pursuant to and in accordance with the Senior Secured Notes Documents as in effect on the Closing Date, (x) payment of interest, premium or principal on the Senior Unsecured Notes pursuant to and in accordance with the Senior Unsecured Notes Documents as in effect on the Closing Date, (y) payment of interest, premium or principal on the term loans borrowed by the Borrower on the Closing Date under the Credit Agreement pursuant to and in accordance with the provisions of the Credit Agreement as in effect on the Closing Date and (z) payment of principal and interest on loans borrowed under the revolving commitments established on the Closing Date pursuant to and in accordance with the Credit Agreement as in effect on the Closing Date; and

(O) other than with the Sponsor (and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor), the entry into and/or the performance of any obligations of the Company or any of its Subsidiaries with respect to any financial advisory, financing commitment, financing, underwriting or placement services or in respect of other investment banking activities, in each case which are entered into within the ordinary course of business or consistent with past practice.

Notwithstanding anything in this Section 9(a)(vi) or otherwise in this Certificate of Designations or any other Series A Preferred Stock Document to the contrary, the Company shall not, and shall cause its Subsidiaries not to, (x) pay or accrue any management, advisory, consulting, monitoring or similar fees (any such fees, “Management Fees”) to the Sponsor (and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) after the Closing Date; provided that so long as no Event of Default or event of default under the Credit Agreement or under any other Senior Indebtedness has occurred and is continuing, this clause (x) shall not restrict (I) the payment of Management Fees pursuant to the Advisory Agreement that do not exceed in the aggregate in any calendar year $1.0 million or (II) indemnifications and the reimbursement of expenses, in each case pursuant to the Advisory Agreement; provided, further that, upon the occurrence and during the continuance of an Event of Default or event of default under the Credit Agreement or other Senior Indebtedness, such amounts described in subclauses (I) or (II) may accrue, but not be payable in cash during such period, but all such accrued amounts may be payable in cash upon the cure or waiver of all such Events of Default and events of default, (y) pay or accrue any transaction fee, termination fee or other fee (other than a Management Fee, any payment or accrual of which is subject to clause (x) above) to the Sponsor (and, notwithstanding anything to the contrary in the definition of “Sponsor”, any portfolio companies of the Sponsor) after the Closing Date; provided that this clause (y) shall not restrict the payment of a transaction fee pursuant to the Advisory Agreement in connection with a

Change of Control Transaction, to the extent payable under the Advisory Agreement, that is payable solely in the form of shares of Common Stock upon or immediately prior to the consummation of such Change of Control Transaction, or (z) make any loans or advances to, or otherwise provide any form of debt financing to, any direct or indirect holder of Common Stock or any of their respective Affiliates (other than any such loans or advances to any such holders that are directors or officers to the extent such loans or advances are in the ordinary course of business and otherwise permitted under the Series A Preferred Stock Documents and under the Senior Indebtedness).

(vii)    merge, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets or those of its Subsidiaries to or in favor of any Person; provided that nothing in this Section 9(a)(vii) shall restrict:

(A) any merger, amalgamation or consolidation of a Wholly Owned Subsidiary with another Wholly Owned Subsidiary;

(B) any change in legal form of any Subsidiary of the Borrower if the Company determines in good faith that such action is in the best interest of the Company and its Subsidiaries and is not materially disadvantageous to the Holders;

(C) any Disposition by any Subsidiary of the Borrower of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to a Wholly Owned Subsidiary of the Borrower;

(D) so long as no Event of Default or event of default under the Credit Agreement or under any other Senior Indebtedness has occurred and is continuing or would result therefrom, the merger or consolidation of the Borrower with any other Person (other than the Company or any of its Subsidiaries); provided (x) that Avantor, Inc. shall be the continuing or surviving corporation and shall continue to be a Wholly Owned Subsidiary of the Company or (y) if the Person formed by or surviving any such merger or consolidation is not Avantor, Inc., such successor company (I) shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (II) shall be a Wholly Owned Subsidiary of the Company and (III) shall expressly assume all the obligations of the Borrower under any Senior Indebtedness of the Borrower;

(E) so long as no Event of Default or event of default under the Credit Agreement or under any other Senior Indebtedness has occurred and is continuing or would result therefrom, any merger or consolidation of any Restricted Subsidiary of the Borrower with any other Person (other than the Company or any of its Subsidiaries) in order to effect an Investment permitted pursuant to Section 10(a); provided that the continuing or surviving Person shall be a Wholly Owned Subsidiary that is a Restricted Subsidiary of the Borrower;

(F) so long as no Event of Default or event of default under the Credit Agreement or under any other Senior Indebtedness has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition of any Restricted Subsidiary of the Borrower to any other Person (other than the Company or any of its Subsidiaries), the purpose of which is to effect a Disposition permitted by Section 10(c); and

(G) (x) the authorization and entry into by the Company of any agreement providing for the merger, amalgamation or consolidation of the Company with another Person so long as such agreement shall require the Company to redeem all of the outstanding shares of the Series A Preferred Stock in full in cash pursuant to Section 6(a) at or prior to the consummation of any such merger, amalgamation or consolidation or (y) the consummation of any merger, amalgamation or consolidation of the Company with another Person so long as the Company actually redeems all of the outstanding shares of the Series A Preferred Stock in full in cash pursuant to Section 6(a) at or prior to the consummation of any such merger, amalgamation or consolidation.

(viii)    (x) with respect to the Company and any Holding Company (other than Holdings), (A) create, incur, assume, guarantee or suffer to exist, in each case directly or indirectly, (I) any Indebtedness or (II) any other obligation or liability whatsoever other than, with respect to the Company in the case of clause (II), any obligations or liabilities under the Series A Preferred Stock Documents or the documentation governing any Equity Interests issued by the Company that rank junior to the Series A Preferred Stock and activities reasonably incidental thereto, (B) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it, or (C) engage in any business or activity or own any assets other than holding 100% of the Equity Interests of any Holding Company or the Borrower and, with respect to the Company, performing its obligations and activities incidental thereto under the Series A Preferred Stock Documents or the documentation governing any Equity Interests issued by the Company that rank junior to the Series A Preferred Stock and activities reasonably incidental thereto and (y) with respect to Holdings, engage in any activity not permitted under Section 7.14 of the Credit Agreement;

(ix)    effect any voluntary, or approve or fail to contest within 30 days following the commencement thereof any involuntary bankruptcy, liquidation, dissolution or winding up of the Company, any Holding Company, the Borrower or any Material Subsidiary;

(x)    effect or permit the effectiveness of the occurrence of any Insolvency Proceeding with respect to the Company, any Holding Company, the Borrower or any Material Subsidiary;

(xi)    settle or consent to any judgment or award in any litigation, arbitration or other proceeding if such settlement, judgment or award involves a guilty plea or any acknowledgement of criminal wrongdoing on the part of the Company or any of its Subsidiaries that would have a Material Adverse Effect;

(xii)    take any action that would cause the Company to cease to be treated as a domestic C corporation for U.S. federal income tax purposes;

(xiii)    notwithstanding the provisions of Section 10(b) hereof, directly or indirectly, create, incur, assume, guarantee or suffer to exist any Indebtedness or issue any shares of Preferred Equity Interests on any date unless the Consolidated Total Obligations Ratio, determined on a Company Pro Forma Basis, would have been less than or equal to 10.50:1.00; provided that nothing in this Section 9(a)(xiii) shall prohibit (A) the incurrence of Indebtedness (x) under revolving loan commitments in an aggregate amount not to exceed $250.0 million at any one time outstanding, (y) under the Existing Receivables Facility in an amount not to exceed $250.0 million at any one time outstanding or (z) the incurrence of Indebtedness (other than, for the avoidance of doubt, with respect to revolving loan commitments and the Existing Receivables Facility under clauses (x) and (y), respectively) in an amount not to exceed $550.0 million or (B)

the Company from issuing new shares of Series A Preferred Stock as Dividends or from increasing the Liquidation Preference of any share of Series A Preferred Stock with respect to any Compounded Dividends, in each case in accordance with Section 5 hereof;

(xiv)    make any change in the Company or its Subsidiaries’ accounting practices or reporting practices, except as required by GAAP, or that would not reasonably be expected to result in a Material Adverse Effect;

(xv)    make any amendment, restatement, supplement, waiver or other modification to the Advisory Agreement in any manner that is adverse to the Holders of Series A Preferred Stock; or

(xvi)    authorize, enter into any agreement to do or consent to any of the foregoing.

(b)    For the avoidance of doubt, any of the actions prohibited by this Section 9 shall be ultra vires, null and void ab initio and of no force or effect. Further, the Company and its Subsidiaries shall not, by amendment, alteration or repeal of this Certificate of Designations (whether by merger, consolidation, operation of Law, reorganization or otherwise) or through any Material Event, any Change of Control Transaction or any other reorganization, recapitalization, transfer of assets, amalgamation, consolidation, merger, dissolution, Disposition, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designations by the Company or any of its Subsidiaries.

10.    Covenants With Respect to Certain of the Company’s Subsidiaries.

(a)    Investments. The Company shall not permit the Borrower or any of its Restricted Subsidiaries to, directly or indirectly, make or hold any Investments without first obtaining the approval of the Two-Thirds Majority Holders; provided that nothing in this Section 10(a) shall prohibit:

(i)    Investments by the Borrower or any of its Restricted Subsidiaries in cash or Cash Equivalents or assets that were Cash Equivalents when such Investment was made;

(ii)    loans or advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (A) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (B) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity and (C) for any other purposes not described in the foregoing clauses (A) and (B); provided that the aggregate principal amount outstanding at any time under this Section 10(a)(ii)(C) shall not exceed $50.0 million.

(iii)    Investments by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary;

(iv)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(v)    [Reserved];

(vi)    Investments (A) existing or contemplated on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and, with respect to each such Investment in an amount in excess of $50.0 million, in each case set forth on Schedule 10(a)(vi) of the Series A Investors Rights Agreement and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the value thereof and (B) existing on the Closing Date by Holdings or any Restricted Subsidiary in Holdings or any other Restricted Subsidiary and any modification, renewal or extension thereof that does not increase the value thereof;

(vii)    Investments in Swap Contracts permitted under Section 10(b)(vi);

(viii)    promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 10(c);

(ix)    (x) any acquisition of (A) the Equity Interests of any Person that becomes a Restricted Subsidiary, (B) all or substantially all the assets of a Person or any business unit, division or line of business thereof or (C) all or substantially all of the customer lists of any Person or any business unit, division or line of business thereof (including, for the avoidance of doubt, “tuck in” acquisitions) or (y) any subsequent Investment made in a Person, business unit, division, line of business or assets previously acquired in a Permitted Acquisition, in each case of clause (x) or (y), in a single transaction or series of related transactions, if immediately after giving effect thereto: (A) no Event of Default under clause (a) or (f) of the definition thereof, no event of default under Sections 8.01(a) or (f) of the Credit Agreement and no corresponding event of default under any other Senior Indebtedness exists at the time of the signing of a definitive acquisition agreement with respect thereto and (B) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness otherwise permitted by Section 10(b) (any such acquisition under this Section 10(a)(ix), a “Permitted Acquisition”);

(x)    Investments constituting a part of the Transactions;

(xi)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(xii)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(xiii)    loans and advances to the Company or any Holding Company;

(xiv)    Investments (including Permitted Acquisitions) in an aggregate amount pursuant to this Section 10(a)(xiv) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the greater of $300.0 million and 30.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis) (in each case, increased (without duplication) by (A) any Returns in respect thereof and (B) the gain in any fair market value of the Investments made under this Section 10(a)(xiv) in any Unrestricted Subsidiary at the time of redesignation as a Restricted Subsidiary in accordance with Section 6.14 of the Credit Agreement that does not increase the Cumulative Credit, in each case not in excess of the amount otherwise permitted under this Section 10(a)(xiv));

(xv)    Investments made in respect of joint ventures or other similar agreements or partnerships in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed the greater of $300.0 million and 30.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis) (plus the amount of any Returns in respect thereof) that does not increase the Cumulative Credit, in each case not in excess of the amount otherwise permitted under this Section 10(a)(xv);

(xvi)    advances of payroll payments to employees in the ordinary course of business;

(xvii)    (A) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business and (B) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings or Equity Interests of Holdings or any direct or indirect parent of Holdings;

(xviii)    Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged or amalgamated or consolidated into the Borrower or Restricted Subsidiary in accordance with Section 9(a)(vii) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xix)    [Reserved];

(xx)    Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or any of its Restricted Subsidiaries;

(xxi)    Investments constituting any part of a reorganization and other activities related to tax planning; provided that no Event of Default hereunder or event of default under the Credit Agreement or under any other Senior Indebtedness shall have occurred and be continuing;

(xxii)    Investments using (A) the Cumulative Credit at such time, so long as (1) no Event of Default hereunder or event of default under the Credit Agreement or under any other Senior Indebtedness exists or would result from the making of such Investment and (2) in respect of Investments using clause (b) of the Cumulative Credit, the Consolidated Total Net Leverage Ratio on an OpCo Pro Forma Basis would be less than or equal to 6.90:1.00 and (B) the portion, if any, of the Available Excluded Contribution Amount on such date that the Borrower elects to apply to this Section 10(a)(xxii)(B) to the extent such Investment is made within 12 months of the date of designation of such Available Excluded Contribution Amount;

(xxiii)    Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility (including any contribution of replacement or substitute assets to such subsidiary) or any repurchase obligation in connection therewith; and

(xxiv)    so long as no Event of Default under clause (a) or (f) of the definition thereof, no event of default under Sections 8.01(a) or (f) of the Credit Agreement and no corresponding event of default under any other Senior Indebtedness shall have occurred and be continuing or would otherwise result therefrom, other Investments such that the Consolidated Total Net Leverage Ratio on an OpCo Pro Forma Basis would be less than or equal to 5.00:1.00.

(b)    Indebtedness. The Company shall not permit the Borrower or any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or suffer to exist any Indebtedness without first obtaining the approval of the Two-Thirds Majority Holders; provided that nothing in this Section 10(b) shall prohibit:

(i)    Indebtedness of any Loan Party under (x) the Loan Documents (including any Indebtedness incurred pursuant to Section 2.14 or 2.15 of the Credit Agreement) in an aggregate principal amount under this clause (x) at any time outstanding, including the issuance and creation of letters of credit thereunder (with letters of credit being deemed to have a principal amount equal to the face amount thereof), not to exceed $4,000.0 million and any Permitted Refinancing thereof, (y) the Senior Secured Notes Documents in an aggregate principal amount under this clause (y) at any time outstanding not to exceed $1,500.0 million in respect of the Dollar-denominated Senior Secured Notes and €500.0 million in respect of the euro-denominated Senior Secured Notes and any Permitted Refinancing thereof and (z) the Senior Unsecured Notes Documents in an aggregate principal amount under this clause (z) at any time outstanding not to exceed $2,000.0 million and any Permitted Refinancing thereof;

(ii)    Indebtedness outstanding on the Closing Date and listed on Schedule 10(b)(ii) of the Series A Investors Rights Agreement and any Permitted Refinancing thereof and (y) intercompany Indebtedness outstanding on the Closing Date and any Permitted Refinancing thereof;

(iii)    Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder;

(iv)    Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary;

(v)    (1) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, lease or improvements of the applicable asset in an aggregate amount not to exceed the greater of $150.0 million and 15.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis), in each case determined at the time of incurrence, at any time outstanding and any Permitted Refinancings thereof and (2) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) of the Credit Agreement and any Permitted Refinancing of such Attributable Indebtedness;

(vi)    Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof; provided that any such Guarantees by Loan Parties of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall only be permitted to the extent constituting an Investment permitted by Section 10(a)(iii);

(vii)    Indebtedness of the Borrower or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or other Investment not prohibited hereunder; provided that (1) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment or any Permitted Refinancing thereof and (2) after giving OpCo Pro Forma Effect to such Permitted Acquisition and the incurrence of such Indebtedness, as applicable, the aggregate amount of such Indebtedness at any time outstanding does not exceed the sum of (x) $150.0 million plus (y) additional indebtedness so long as the Consolidated Total Net Leverage Ratio is not greater than 6.90:1.00, in each case determined at the time of such assumption, on an OpCo Pro Forma Basis; provided that no Event of Default shall have occurred and be continuing hereunder and no event of default under any Senior Indebtedness shall have occurred and be continuing, and (I) subject to Section 1.08 of the Credit Agreement, no Event of Default (as defined therein) shall exist or result therefrom and (II) the aggregate principal amount at any time outstanding of such Indebtedness of Restricted Subsidiaries that are non-Loan Parties incurred pursuant to this Section 10(b)(vii), together with the aggregate amount of Indebtedness incurred by non-Loan Parties and outstanding under Section 10(b)(xix), shall not exceed the greater of (x) $150.0 million and (y) 15.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis), in each case determined at the time of such incurrence;

(viii)    Indebtedness representing deferred compensation to employees of the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent of the Borrower incurred in the ordinary course of business;

(ix)    Indebtedness consisting of promissory notes issued by the Borrower or any of its Restricted Subsidiaries to future, current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 9(a)(ii);

(x)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted hereunder or any merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(xi)    Indebtedness consisting of obligations of the Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(xii)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within 10 Business Days of its incurrence;

(xiii)    Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $250.0 million and 25.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis);

(xiv)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xv)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(xvi)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(xvii)    letters of credit issued in currencies not available under the Credit Agreement in an aggregate amount at any time outstanding not to exceed $50.0 million;

(xviii)    Indebtedness supported by a letter of credit issued under the Credit Agreement, in a principal amount not to exceed the face amount of such letter of credit;

(xix)    Indebtedness incurred by a Restricted Subsidiary that is a non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 10(b)(xix) and then outstanding for all such Persons taken together does not, together with the aggregate amount of Indebtedness incurred by non-Loan Parties and outstanding under Section 10(b)(vii), exceed the greater of $150.0 million and 15.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis), in each case determined at the time of incurrence;

(xx)    [Reserved];

(xxi)    [Reserved];

(xxii)    Indebtedness of the Borrower or any of its Restricted Subsidiaries that is a Loan Party, subject to Section 1.08 of the Credit Agreement, so long as no Event of Default hereunder or event of default under the Credit Agreement or under any other Senior Indebtedness is continuing or would result from the incurrence of such Indebtedness; provided that the aggregate principal amount of such Indebtedness shall not exceed an amount on and as of the date of such incurrence such that either (I) the Consolidated Total Net Leverage Ratio (determined on an OpCo Pro Forma Basis) does not exceed 6.90:1.00, (II) in the case of such Indebtedness incurred to consummate any Investment permitted under Section 10(a), the Consolidated Total Net Leverage Ratio (determined on an OpCo Pro Forma Basis) does not exceed the Consolidated Total Net Leverage Ratio prior to giving effect to such Investment or (III) the Consolidated Interest Coverage Ratio is no less than 2.00 to 1.00.

For purposes of the calculations in this Section 10(b)(xxii), (1) with respect to any Revolving Credit Commitments and any commitments under any revolving credit facility previously or simultaneously established under this Section 10(b)(xxii), a borrowing of the maximum amount of loans available thereunder shall be assumed and (2) to the extent the proceeds of any Indebtedness incurred under this Section 10(b)(xxii) are used to repay Indebtedness, OpCo Pro Forma Effect shall be given to such repayment of Indebtedness; provided that the calculations in this Section 10(b)(xxii) shall exclude cash proceeds of any borrowing of such Indebtedness incurred under this Section 10(b)(xxii) not applied promptly for the specified transaction in connection with the incurrence upon receipt thereof.

(xxiii)    any Permitted Refinancings of Indebtedness incurred pursuant to Section 10(b)(xxii);

(xxiv)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 10(b)(i) through 10(b)(xxiii);

(xxv)    Indebtedness and Disqualified Equity Interests of the Borrower or any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than the Cure Amount, any Available Excluded Contribution Amount, or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with clauses (c) and (d) of the definition of Cumulative Credit to the extent such net cash proceeds or cash have not been applied pursuant to such clauses after the closing date and prior to the time of such incurrence to make Investments pursuant to Section 10(a)(xxii);

(xxvi)    [Reserved];

(xxvii)    Indebtedness of Securitization Subsidiaries in respect of Qualified Securitization Facilities (other than the Existing Receivables Facility) and (ii) Indebtedness in respect of the Existing Receivables Facility in an aggregate principal amount under this clause (ii) not to exceed $250.0 million and any Permitted Refinancing thereof;

(xxviii)    [Reserved]; and

(xxix)    to the extent the L/C Issuer has resigned (and there is no additional or replacement L/C Issuer under the Credit Agreement), additional Indebtedness in an aggregate principal amount or face amount equal to the amount of Letters of Credit no longer available to the Borrower as a result of such resignation, and in any event, at any time outstanding not to exceed $100.0 million in respect of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments issued for general corporate purposes minus the amount of outstanding Letters of Credit under the Credit Agreement.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

For purposes of determining compliance with this Section 10(b), in the event that any item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Indebtedness specified herein, the Company may, in its sole discretion, divide and classify (and may later re-divide, classify and reclassify) such Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one or more of the above categories; provided that (i) all Indebtedness outstanding on the Closing Date under the Loan Documents shall at all times be deemed to have been incurred pursuant to clause (i)(x) of this Section 10(b) and may not be reclassified, (ii) all Indebtedness outstanding on the Closing Date under the Senior Secured Notes shall at all times be deemed to have been incurred pursuant to clause (i)(y) of this Section 10(b) and may not be reclassified and (iii) all Indebtedness outstanding on the Closing Date under the Senior Unsecured Notes shall at all times be deemed to have been incurred pursuant to clause (i)(z) of this Section 10(b) and may not be reclassified.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 10(b). The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP.

(c)    Dispositions. The Company shall not permit the Borrower or any of its Restricted Subsidiaries to make any Disposition without first obtaining the approval of the Two-Thirds Majority Holders, provided that nothing in this Section 10(c) shall restrict:

(i)    Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(ii)    Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (other than the lapse or abandonment of IP Rights, which is governed by Section 10(c)(xviii)) and termination of leases and licenses in the ordinary course of business, including but not limited to a voluntary or mandatory recall of any product;

(iii)    Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are promptly applied to the purchase price of similar replacement property;

(iv)    Dispositions of property to the Borrower or any Restricted Subsidiary;

(v)    [Reserved]

(vi)    [Reserved];

(vii)    Dispositions of cash and Cash Equivalents;

(viii)    (A) leases, subleases, non-exclusive licenses or sublicenses (including the provision of software under an open source license or the licensing of other IP Rights) and terminations thereof, in each case in the ordinary course of business and which do not, in the reasonable business judgment of the Borrower, materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and (B) Dispositions of IP Rights, and inbound and outbound licenses to IP Rights, in each case in the ordinary course of business and that, in the reasonable business judgment of the Borrower, do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries (taken as a whole);

(ix)    transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;

(x)    Dispositions of property (including sale-leaseback transactions); provided that (i) at the time of such Disposition or, if earlier, as of the date of a definitive agreement with respect to such Disposition, no Event of Default under clause (a) or (f) of the definition thereof, no event of default under Sections 8.01(a) or (f) of the Credit Agreement and no corresponding event of default under any corresponding provision of any Senior Indebtedness shall have occurred and been continuing or would result from such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no such Event of Default or event of default exists); (ii) with respect to any Disposition pursuant to this Section 10(c)(x) for a purchase price in an aggregate amount in excess of the greater of $50.0 million and 5.0% of Consolidated EBITDA individually (and the greater of $100.0 million and 10.0% of Consolidated EBITDA in the aggregate for any fiscal year when taken with any Dispositions that were excluded in such fiscal year) for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis), the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Liens); provided, however, that for the purposes of this clause (ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the obligations under the Senior Indebtedness, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having a fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $200.0 million and 20.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis) at any time; and (iii) such Disposition is for fair market value as reasonably determined by the Borrower in good faith; provided, further that any proceeds of Dispositions from this Section 10(c)(x) shall be reinvested in accordance with the definition of “Net Proceeds” in the Credit Agreement or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii) of the Credit Agreement (or, to the extent the Credit Agreement is amended, modified, refinanced or replaced after the Closing Date, in each case in accordance with the corresponding successor provisions thereunder);

(xi)    Dispositions of non-core assets in connection with Permitted Acquisitions or other Investments, which assets have a fair market value of no greater than 25% of the

Consolidated EBITDA of the acquired Restricted Subsidiary for the previous four fiscal quarters; provided that any proceeds of Dispositions from this Section 10(c)(xi) shall be reinvested in accordance with the definition of “Net Proceeds” in the Credit Agreement or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii) of the Credit Agreement (or, to the extent the Credit Agreement is amended, modified, refinanced or replaced after the Closing Date, in each case in accordance with the corresponding successor provisions thereunder);

(xii)    (i) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and (ii) receivables and related assets, or any disposition of the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables and related assets, pursuant to any Qualified Securitization Facility;

(xiii)    Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date exceeds the greater of $50.0 million and 5.0% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis), such excess shall be reinvested in accordance with the definition of “Net Proceeds” in the Credit Agreement or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii) of the Credit Agreement (or, to the extent the Credit Agreement is amended, modified, refinanced or replaced after the Closing Date, in each case in accordance with the corresponding successor provisions thereunder);

(xiv)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(xv)    [Reserved];

(xvi)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii)    the unwinding or settling of any Swap Contract;

(xviii)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights (i) in the ordinary course of business and that, in the reasonable business judgment of the Borrower, do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) or (ii) expiration of patents or copyrights in accordance with applicable statutory terms for which extension or renewal is not possible; and

(xix)    other Dispositions in an aggregate amount of not more than the greater of $75.0 million and 7.5% of Consolidated EBITDA for the most recently completed Test Period for which financial statements have been delivered (determined on an OpCo Pro Forma Basis);

provided that any Disposition of any property pursuant to this Section 10(c) (except pursuant to Sections 10(c)(i), (iv), (viii)(B), (ix), (xii), (xvi), (xvii) and (xviii)) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Company or the Borrower in good faith.

(d)    Change in Lines of Business. The Company shall not, without first obtaining the approval of the Two-Thirds Majority Holders, permit the Borrower or any of its Restricted Subsidiaries to engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business not reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof).

(e)    Burdensome Agreements. The Company shall not, without first obtaining the approval of the Two-Thirds Majority Holders, permit the Borrower or any of its Restricted Subsidiaries to enter into or permit to exist any Contractual Obligation (other than the Loan Documents) that limits the ability of any Restricted Subsidiary of the Borrower to:

(i)    pay dividends or make any other distributions to the Borrower on its capital stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower;

(ii)    make loans or advances to the Borrower; or

(iii)    sell, lease or transfer any of its properties or assets to the Borrower; provided that the foregoing Sections 10(e)(i)-(iii) shall not apply to Contractual Obligations which:

(A)    (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10(e)) are listed on Schedule 10(e)(iii)(A) of the Series A Investors Rights Agreement and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by the Borrower);

(B)    contractual encumbrances in effect on the Closing Date pursuant to the Credit Agreement and the Senior Notes;

(C)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower and do not extend past such Restricted Subsidiary and its Subsidiaries; provided, further, that this clause (B) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14 of the Credit Agreement;

(D)    represent Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 10(b) and which does not apply to any Loan Party;

(E)    are customary restrictions (as reasonably determined by the Borrower) that arise in connection with (x) any Lien permitted by Sections 7.01(a), (b), (e), (f), (i), (j), (k), (l), (o), (p), (s), (u), (v), (w), (z), (aa), (dd), (ff) and (hh) of the Credit Agreement and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 of the Credit Agreement and Section 10(c) and relate solely to the assets or Person subject to such Disposition;

(F)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10(a) and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

(G)    are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10(b) but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof;

(H)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(I)    comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 10(b)(i), (ii), (v), (vii), (xiv)(i) and (xxii) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Section 10(b)(vii), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(J)    are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(K)    are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(L)    are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(M)    arise in connection with cash or other deposits permitted under Sections 7.01 of the Credit Agreement and Section 10(a) and limited to such cash or deposit;

(N)    comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 10(b) that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in the Credit Agreement), so long as the Borrower shall have determined in good faith that such restrictions shall not affect its obligation or ability to make any payments required hereunder;

(O)    are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(P)    are restrictions regarding non-exclusive licensing or sublicensing by the Borrower and its Restricted Subsidiaries of IP Rights in the ordinary course of business;

(Q)    are restrictions created in connection with any Qualified Securitization Facility that in the good faith determination of the Borrower are necessary or advisable to effect such Qualified Securitization Facility and relate solely to the Securitization Assets subject thereto;

(R)    are customary restrictions contained in any Loan Documents or Senior Notes Documents or any Permitted Refinancing thereof; and

(S)    are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

11.    Affirmative Covenants. The Company shall, and shall cause its Subsidiaries to, comply with the provisions set forth in Section 1.1 and Sections 1.7 to 1.20 of the Series A Investors Rights Agreement and with each other term, covenant and other provision contained in the Series A Investors Rights Agreement.

12.    Right to Board Representation.

(a)    Rights upon Certain Events of Default.

(i)    Event of Default. If an Event of Default occurs and is continuing, (A) the number of directors constituting the entire Board of Directors shall automatically be increased by the Number of Significant Investor Groups as provided for pursuant to Article 6(C) of the Certificate of Incorporation, (B) the Holders shall have the right to nominate and elect each director as provided for in clause (A) and in the Certificate of Incorporation to each such newly created directorship (any individual director nominated and elected by the Holders of the Series A Preferred Stock other than any Exit Demand Director, a “Series A Director”) and (C) the Company shall take all corporate action necessary to cause each Series A Director to be nominated and reelected by written consent or at any annual or special meeting of the Company’s stockholders and in accordance with the Series A Investors Rights Agreement; provided that in no event shall the Board of Directors be increased by more than three (3) directors pursuant to this Section 12(a)(i) and Article 6(C) of the Certificate of Incorporation; provided, further that the Company shall not increase the size of the Board of Directors in anticipation or contemplation of any Event of Default (other than for the purpose of nominating and electing the Series A Directors) or at any time for the purpose of diluting the percentage of representation of any Series A Director on the Board of Directors or to establish or employ committees with the purpose or effect of directly or indirectly circumventing the rights of the Holders established under this Section 12. If any Significant Investor Group that has caused the election of a Series A Director pursuant to this Section 12(a)(i) and Section 1.3(b) of the Series A Investors Rights Agreement thereafter ceases to constitute a Significant Investor Group at any time prior to the cessation or withdrawal of such Event of Default, the Series A Director nominated and elected by such Significant Investor Group pursuant to the Series A Investors Rights Agreement shall immediately cease to be qualified as a director and shall cease to be in office as a director and the total authorized number of directors constituting the entire Board of Directors shall automatically be reduced by one director, unless and until a subsequent Significant Investor Group nominates a Series A Director, which Series A Director may be the same Series A Director appointed by the previous Significant Investor Group. Upon the cessation or waiver of such Event of Default and provided that no other Event of Default shall have occurred and be continuing, each Series A Director nominated and elected in connection with such Event of Default shall immediately cease to be qualified as a director and shall no longer be a director, the Holders of the Series A Preferred Stock shall no longer be entitled to nominate and elect any Series A Directors in respect of such Event of Default and the total authorized number of directors constituting the entire Board of Directors shall automatically be reduced by the number of directors equal to the Number of Significant Investor Groups immediately prior to the cessation or waiver of such Event of Default; provided that upon any subsequent Event of Default, the number of directors constituting the entire Board of Directors shall be increased as set forth in this Section 12(a)(i) and the Holders shall have full rights to nominate and elect Series A Directors pursuant to this Section 12(a)(i).

(ii)    Exit Demand Event of Default. Upon the occurrence of any Event of Default under this Certificate of Designations as set forth in clause (b)(ii) of the definition thereof, the Certificate of Incorporation shall provide that the members of any sale committee formed pursuant thereto shall be constituted solely of the Series A Directors.

(b)    Approval of Certain Exit Transactions. From and after the failure to approve any Exit Transaction by the Board of Directors within the time frames set forth in Section 1.2(i) of the Series A Investors Rights Agreement or the failure by the Company or the Board of Directors to comply with the Marketing Process or Exit Transaction requirements set forth in Section 1.2(h) of the Series A Investors Rights Agreement until the redemption in full of the shares of the Series A Preferred Stock, the then-authorized total number of directors constituting the entire Board of Directors shall be increased by one (1) and the Investor Representative, by written notice to the Company, shall have the right to nominate and elect such additional director to such newly created directorship (any such director elected pursuant to this Section 12(b), an “Exit Demand Director”), and solely with respect to any act relating to the consummation of an Exit Transaction, the Exit Demand Director shall constitute a quorum for such purpose at any meeting of the Board of Directors and any such act of the Board of Directors or any committees thereof shall require the affirmative vote solely of the Exit Demand Director at a meeting at which a quorum is present.

(c)    Series A Directors and Exit Demand Directors Generally. To the extent permitted by Law and subject to Section 1.15 of the Series A Investors Rights Agreement and Section 12(a)(i) of this Certificate of Designations, any Series A Director and any Exit Demand Director may be removed at any time as a director on the Board of Directors (without cause) upon, and only upon, the affirmative vote or consent of the Supermajority Holders. In the event that a vacancy is created on the Board of Directors at any time due to the death, resignation, removal or otherwise of any Series A Director or any Exit Demand Director, then the Holders shall have the right to designate an individual to fill such vacant directorship in accordance with Section 1.3(b) of the Series A Investors Rights Agreement. In the event that the Holders fail to designate a representative to fill such vacant directorship, such vacant directorship shall continue until such time as an individual is designated to fill such vacant directorship in accordance with this Section 12 and the Series A Investors Rights Agreement.

(d)    Reimbursement; Indemnification. The Company shall (i) reimburse each Series A Director and Exit Demand Director for all reasonable travel and other reasonable and documented out-of-pocket expenses related to such Series A Director’s or Exit Demand Director’s, as applicable, role or the performance of its duties as a director, (ii) enter into customary indemnification agreements on the same or substantially similar terms as the indemnification agreements entered into between the Company and the other members of the Board of Directors and (iii) immediately include each Series A Director and Exit Demand Director in all directors and officers liability insurance policies and endorsements.

(e)    Limits on Directors. The rights to representation on the Board of Directors set forth in this Section 12 shall be subject to the limitations set forth in Section 1.3 of the Series A Investors Rights Agreement.

13.    Form of Series A Preferred Stock;

The Series A Preferred Stock shall be initially issued in the form of one or more permanent Global Certificates in definitive, fully registered form with the Global Certificate Legend set forth in Exhibit B hereto. The Series A Preferred Stock Certificates shall be in the form set forth in Exhibit C hereto, which is incorporated in and expressly made a part of this Certificate of Designations.

The Global Certificates may have notations, legends or endorsements as set forth herein or as required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The Global Certificates shall be deposited on behalf of the Holders represented thereby with the Transfer Agent, at its New York office, as custodian for DTC, and registered in the name of DTC or a nominee of DTC, duly executed by a Responsible Officer of the Company for the Company, in accordance with the Company’s bylaws and applicable law, by manual or facsimile signature. If a Responsible Officer whose signature is on a Series A Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series A Preferred Stock Certificate, the Series A Preferred Stock Certificate shall be valid nevertheless. A Series A Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent countersigns such Series A Preferred Stock Certificate. The Transfer Agent will, upon receipt of a written order of the Company signed by a Responsible Officer of the Company (an “Authentication Order”), countersign a Series A Preferred Stock Certificate for original issue. Each Series A Preferred Stock Certificate shall be dated the date of its countersignature.

The aggregate number of shares represented by each Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. At such time as all interests in a Global Preferred Share have been canceled, repurchased or transferred, such Global Certificate shall be, upon receipt thereof, canceled by the Company in accordance with standing procedures and existing instructions between DTC and the Company.

This Section 13 shall apply only to a Global Certificate deposited with or on behalf of DTC. The Company shall execute and deliver initially one or more Global Certificates that (i) shall be registered in the name of Cede & Co. or other nominee of DTC and (ii) shall be delivered by the Company to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Certificate held on their behalf by DTC or by the Transfer Agent as the custodian of DTC, or under such Global Certificate, and DTC or its nominee may be treated by the Company, the Transfer Agent and any agent of the Company or the Transfer Agent as the absolute owner of such Global Certificate for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Transfer Agent or any agent of the Company or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Certificate.

14.    Transfer Restrictions; Global Certificates for Stock;

(a)    (1) In the case of Rule 144A Shares and IAI Shares, prior to the date which is one year after the later of the Closing Date and the last date on which the Company or any Affiliate of the Company was the owner of such shares or a beneficial interest in a Series A Preferred Stock Certificate representing such shares and (2) in the case of Regulation S Shares, prior to the date which is 40 days after the Closing Date, no Holder or Beneficial Owner of the Series A Preferred Stock may transfer any shares of the Series A Preferred Stock owned by it except:

(i)    pursuant to an effective registration statement under the Securities Act;

(ii)    for so long as the shares are eligible for resale pursuant to Rule 144A under the Securities Act (“Rule 144A”), to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A (a “Qualified Institutional Buyer”) that is purchasing for its own account or for the account of another Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A;

(iii)    pursuant to an offer, sale or other transfer to non-U.S. Persons in an offshore transaction in accordance with Rule 903 or 904 of Regulation S under the Securities Act;

(iv)    to an Institutional Accredited Investor that has furnished the Transfer Agent or its agent a certificate substantially in the form set forth in Exhibit E in reliance on an exemption from the registration requirements of the Securities Act other than those listed in clauses (ii) or (iii);

(v)    pursuant to another available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act; or

(vi)    to the Company or any of its Affiliates,

subject to the Company’s and the Transfer Agent’s right prior to any offer, sale or other transfer pursuant to clause (ii) through (v) to require the delivery of certification and/or other information satisfactory to each of them and, in the case of any offer, sale or other transfer pursuant to clause (iv), an opinion of counsel.

(b)

(i)    Series A Preferred Stock Certificates representing Rule 144A Shares and IAI Shares shall bear the applicable restrictive legend set forth in Exhibit A hereto until such legend is removed by the Company in accordance with the procedures set forth in Section 14(k) or 14(l), as applicable.

(ii)    Series A Preferred Stock Certificates representing Regulation S Shares shall bear the applicable restrictive legend set forth in Exhibit A hereto until the end of the Restricted Period, at which time all Regulation S Shares shall be freely tradeable by non-Affiliates in accordance with Section 14(m).

(c)    Each transferee of shares of the Series A Preferred Stock shall be deemed to have represented and agreed that either (i) the transferee is not acquiring or holding such shares of the Series A Preferred Stock or interest therein with the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (C) any entity whose underlying assets are deemed under ERISA to include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity (each such employee benefit plan and plan described in clauses (A) through (C) referred to herein as an “ERISA Plan”), (D) any plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”) that could cause the underlying assets of the Company to be treated as assets of such plan, account or arrangement, or (E) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA); or (ii) the acquisition, holding and disposition of such shares of the Series A Preferred Stock or interest therein by the purchaser shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.

Additionally, if any transferee of shares of the Series A Preferred Stock is using assets of any ERISA Plan to acquire or hold Series A Preferred Stock, such transferee will be deemed to have represented and agreed that (i) none of the Company or any of the Company’s Affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to Series A Preferred Stock and none of the Company or any of the Company’s Affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to Series A Preferred Stock and (ii) the decision to invest in Series A Preferred Stock has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of the Company; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the transferee’s investment in Series A Preferred Stock and is responsible for exercising independent judgment in evaluating the investment in Series A Preferred Stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Exchange Act; and/or (E) an Independent Fiduciary (not described in clauses (A) through (D) above) that holds or has under management or control total assets of at least $50.0 million, and will at all times that such transferee holds Series A Preferred Stock hold or have under management or control total assets of at least $50.0 million; and (e) is aware of and acknowledges that (I) none of the Company and any of the Company’s Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transferee’s investment in Series A Preferred Stock, and (II) the Company, and the Company’s Affiliates have a financial interest in the transferee’s investment in Series A Preferred Stock on account of the fees and other remuneration the Company or they expect to receive in connection with transactions contemplated hereunder. Notwithstanding the foregoing, any ERISA Plan which is an individual retirement account that is not represented by an Independent Fiduciary shall not be deemed to have made the representation in clause (ii)(d) above.

(d)    The shares of the Series A Preferred Stock are freely transferable subject to Sections 14(a), (b) and (c) and Section 3.13 of the Series A Investors Rights Agreement.

(e)    Shares of the Series A Preferred Stock initially sold on the Closing Date to Qualified Institutional Buyers (the “Rule 144A Shares”) (if any) shall be issued in the form of one or more permanent Global Certificates as set forth on the form of the Series A Preferred Stock certificate attached hereto as Exhibit C, including the legend set forth in Exhibit B hereto (the “Rule 144A Global Certificate”). The Rule 144A Global Certificate shall be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the Beneficial Owners of the Series A Preferred Stock represented thereby (or to such other accounts as they may direct). The number of shares of the Series A Preferred Stock represented by the Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.

(f)    Shares of the Series A Preferred Stock initially sold on the Closing Date in reliance on Regulation S (the “Regulation S Shares”) shall be issued in the form of one or more permanent Global Certificates as set forth on the form of the Series A Preferred Stock certificate attached hereto as Exhibit C, including the legend set forth in Exhibit B hereto (the “Regulation S Global Certificate”). The Regulation S Global Certificate shall be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the Beneficial Owners of the Series A Preferred Stock represented thereby (or to such other accounts as they may direct). The number of shares of the Series A Preferred Stock represented by the Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.

(g)    Shares of the Series A Preferred Stock initially sold on the Closing Date in reliance on an exemption from registration under the Securities Act (other than Rule 144A or Regulation S) to Institutional Accredited Investors (the “IAI Shares”) shall be issued in the form of one or more permanent Global Certificates as set forth on the form of the Series A Preferred Stock certificate attached hereto as Exhibit C, including the legend set forth in Exhibit B hereto (the “IAI Global Certificate”). The IAI Global Certificate shall be deposited upon issuance with, or on behalf of, the Transfer Agent as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC, for credit to the respective accounts of the Beneficial Owners of the Series A Preferred Stock represented thereby (or to such other accounts as they may direct). The number of shares of the Series A Preferred Stock represented by the IAI Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent, as custodian for DTC or its nominee, as hereinafter provided.

(h)    A Holder may transfer shares of the Series A Preferred Stock to another Person or exchange a Series A Preferred Stock Certificate for another Series A Preferred Stock Certificate by presenting to the Transfer Agent a written request therefor stating the name of the proposed transferee or requesting such an exchange, accompanied by any certification, opinion or other document required by the Transfer Agent, except that any transfers or exchanges between the Rule 144A Global Certificate and the Regulation S Global Certificate, or vice versa, shall be made as set forth in Section 14(j) or Section 14(m), as applicable. The Transfer Agent shall promptly register any transfer or exchange that meets the applicable requirements by noting the same in the register maintained by the Transfer Agent for the purpose, and no transfer or exchange shall be effective until it is registered in such register. The transfer or exchange of any Series A Preferred Stock Certificate (or a beneficial interest therein) may only be made in accordance with applicable law and this Certificate of Designations, as applicable, and, in the case of a Global Certificate (or a beneficial interest therein), the applicable rules and procedures of DTC, Euroclear and Clearstream. The Transfer Agent shall refuse to register any requested transfer or exchange that does not comply with this Certificate of Designations. A Global Certificate may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary.

(i)    The transfer and exchange of beneficial interests in Global Certificates shall be effected through DTC, in accordance with this Certificate of Designations (including restrictions on transfer set forth in this Section 14, as applicable) and the procedures of DTC therefor.

(j)    A registration of transfer or exchange of beneficial interests in a Regulation S Global Certificate for beneficial interests in a Rule 144A Global Certificate or an IAI Global Certificate prior to the Resale Restriction Termination Date shall be made upon the receipt by the Transfer Agent or its agent of a certificate substantially in the form set forth in Exhibit D hereto from the proposed transferee or otherwise in accordance with the procedures of DTC.

(k)    Following the one year anniversary of the later of the Closing Date and the last date on which the Company or any Affiliate of the Company was the owner of such shares or a beneficial interest in a Series A Preferred Stock Certificate representing such shares, the Company may, in its sole discretion, (i) if Rule 144A Shares (if any) are represented by one or more Rule 144A Global Certificates, comply with any applicable DTC procedures for delegending or otherwise exchanging any such Restricted Global Certificate for an Unrestricted Global Certificate and changing the restricted CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and (ii) if Rule 144A Shares (if any) are represented by Restricted Definitive Series A Preferred Stock Certificates, (1) instruct the Transfer Agent to cancel any such Restricted Definitive Series A Preferred Stock Certificates and (2) issue to the Holder thereof (or its transferee) a new Unrestricted Definitive Series A Preferred Stock Certificate representing the same number of shares of the Series A Preferred Stock, registered in the name of the Holder thereof (or its transferee), if, in the case of both clauses (i) and (ii), the Company determines in its sole discretion (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that Rule 144A Shares are eligible for resale by non-Affiliates of the Company pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy certain conditions to ensure that transfers thereof are effected in compliance with the Securities Act (the date on which the Company makes such a determination in the affirmative, the “Resale Restriction Termination Date”).

(l)    Following the one year anniversary of the later of the Closing Date and the last date on which the Company or any Affiliate of the Company was the owner of such shares or a beneficial interest in a Series A Preferred Stock Certificate representing such shares, the Company may, in its sole discretion, (i) if IAI Shares (if any) are represented by one or more IAI Global Certificates, comply with any applicable DTC procedures for delegending or otherwise exchanging any such Restricted Global Certificate for an Unrestricted Global Certificate and changing the restricted CUSIP number for an unrestricted CUSIP number (including DTC’s mandatory exchange process, if applicable), and (ii) if IAI Shares (if any) are represented by Restricted Definitive Series A Preferred Stock Certificates, (1) instruct the Transfer Agent to cancel any such Restricted Definitive Series A Preferred Stock Certificates and (2) issue to the Holder thereof (or its transferee) a new Unrestricted Definitive Series A Preferred Stock Certificate representing the same number of shares of the Series A Preferred Stock, registered in the name of the Holder thereof (or its transferee), if, in the case of both clauses (i) and (ii), the Company determines in its sole discretion (upon the advice of counsel and such other certifications and evidence as the Company may reasonably require) that IAI Shares are eligible for resale by non-Affiliates of the Company pursuant to Rule 144 under the Securities Act (or a successor provision) without the need to satisfy certain conditions to ensure that transfers thereof are effected in compliance with the Securities Act.

(m)    During the Restricted Period, beneficial ownership of interests in the Regulation S Global Certificate may only be sold, pledged or otherwise transferred in accordance with the applicable rules and procedures of DTC, Euroclear and Clearstream, to the extent applicable to such transaction and as in effect from time to time, or otherwise in accordance with law to the effect that such transfer is being made to a person whom the transferor reasonably believes is a Qualified Institutional Buyer in a transaction meeting the requirements of Rule 144A. Transfers by an owner of a beneficial interest in the Rule 144A Global Certificate to a transferee who takes delivery of such interest through the Regulation S Global Certificate before the Resale Restriction Termination Date, shall be made only upon receipt by the Transfer Agent of a certification in the form provided in Exhibit D hereto or otherwise in accordance with the procedures of DTC, and such interest transferred shall be held immediately thereafter through Euroclear or Clearstream. Regulation S Shares shall be freely tradable by non-Affiliates of the Company after the Restricted Period ends. Following the Resale Restriction Termination Date, if the Regulation S Shares are represented by one or more Regulation S Global Certificates, the Company may follow applicable DTC procedures to change the CUSIP number for the Regulation S Shares to the unrestricted CUSIP number applicable to the Rule 144A Shares and the IAI Shares at that time, if such DTC procedures exist at such time.

(n)

(i)    Except as provided below, owners of beneficial interests in Global Certificates shall not be entitled to receive Definitive Series A Preferred Stock Certificates. If required to do so pursuant to any applicable law or regulation, Beneficial Owners may obtain Definitive Series A Preferred Stock Certificates in exchange for their beneficial interests in a Global Certificate upon written request in accordance with DTC’s and the Transfer Agent’s procedures. In addition, Definitive Series A Preferred Stock Certificates shall be transferred to all Beneficial Owners in exchange for their beneficial interests in a Global Certificate if (A) DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Certificate or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice or (B) subject to Section 1.19 of the Series A Investors Rights Agreement, the Company in its sole discretion executes and delivers to the Transfer Agent an officer’s certificate stating that such Global Certificate shall be so exchangeable. In the event of the occurrence of any of the events specified in the preceding two sentences, the Company shall promptly make available to the Transfer Agent a reasonable supply of Definitive Series A Preferred Stock Certificates.

(ii)    Any Definitive Series A Preferred Stock Certificate delivered in exchange for an interest in a Global Certificate pursuant to this Section 14(n) shall (A) bear the appropriate legend set forth in Exhibit A, (1) in the case of Rule 144A Shares and IAI Shares, if a Definitive Series A Preferred Stock Certificate shall be issued before the Resale Restriction Termination Date and (2) in the case of Regulation S Shares, if a Definitive Series A Preferred Stock Certificate shall be issued before the last date of the Restricted Period, and (B) be registered in the name of the Holder of the Definitive Series A Preferred Stock Certificate.

(iii)    If a Definitive Series A Preferred Stock Certificate is transferred or exchanged for a beneficial interest in a Global Certificate, the Transfer Agent shall (x) cancel such Definitive Series A Preferred Stock Certificate, (y) record an increase in the number of shares of the Series A Preferred Stock represented by such Global Certificate equal to the number of shares of the Series A Preferred Stock of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series A Preferred Stock Certificate, the Company shall execute and make available for delivery to the transferring Holder a new Definitive Series A Preferred Stock Certificate representing the shares of the Series A Preferred Stock not so transferred.

(iv)    If a Definitive Series A Preferred Stock Certificate is transferred or exchanged for another Definitive Series A Preferred Stock Certificate, (x) the Transfer Agent shall cancel the Definitive Series A Preferred Stock Certificate being transferred or exchanged, (y) the Company shall execute and make available for delivery one or more new Definitive Series A Preferred Stock Certificates representing the number of shares of the Series A Preferred Stock of such transfer or exchange to the transferee (in the case of a transfer) or the Holder of the canceled Definitive Series A Preferred Stock Certificate (in the case of an exchange), registered in the name of such transferee or Holder, as applicable, and (z) if such transfer or exchange involves less than the entire number of shares represented by the canceled Definitive Series A Preferred Stock Certificate, the Company shall execute and make available for delivery to the Holder thereof one or more Definitive Series A Preferred Stock Certificates representing the number of shares of the

Series A Preferred Stock equal to the untransferred or unexchanged shares of the Series A Preferred Stock represented by the canceled Definitive Series A Preferred Stock Certificates, registered in the name of the Holder thereof.

(v)    Prior to the Resale Restriction Termination Date, a registration of transfer or exchange of beneficial interests in Definitive Series A Preferred Stock Certificates representing Rule 144A Shares or IAI Shares to a Qualified Institutional Buyer shall be made upon the representation of the transferee in the form as set forth on the applicable Series A Preferred Stock Certificate that it is purchasing for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a Qualified Institutional Buyer and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A.

15.    Amendments and Waivers. No amendment, modification, restatement, supplement, termination, repeal or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, (I) any of the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of the Series A Preferred Stock, (II) any provision of the Certificate of Incorporation or the bylaws of the Company (but only if such amendment, modification, restatement, supplement, termination, repeal, waiver or consent to the Certificate of Incorporation or bylaws of the Company alters or changes any of the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of the Series A Preferred Stock so as to affect them adversely) or (III) this Certificate of Designations (in each case of clauses (I), (II) and (III), whether by merger, consolidation, operation of Law, reorganization or otherwise) shall be effective without being in writing and without the Company first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of the Required Holders; provided that the following actions (whether effected by merger, consolidation, operation of Law, reorganization or otherwise) shall not be effective without being in writing and without the Company first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of the Supermajority Holders (or, in the case of clauses (v) and (vi) below, the Two-Thirds Majority Holders): (i) any amendment, modification, restatement, supplement, termination, repeal, waiver of or consent to any departure from the definition of “Dividend Rate,” “Liquidation Preference,” “Compounded Dividends” or “Extraordinary Dividends” or any Holder’s right to payment of any Dividends in the amounts, in the manner and at the times specified in Sections 5, 6 and 7, (ii) any amendment, modification, restatement, supplement, termination, repeal, waiver of or consent to any departure from any provision with respect to the amount of, or a Holder’s right to receive, the Redemption Price, (iii) any amendment, modification, restatement, supplement, termination, repeal, waiver of or consent to departure from this Section 15 or any voting percentages in this Certificate of Designations (including the percentages in the definitions of “Required Holders,” “Two-Thirds Majority Holders” and “Supermajority Holders”) or any provisions of Section 4 hereof, (iv) any amendment, modification, restatement, supplement, termination, repeal, waiver of or consent to departure from Section 3 or any other provision affecting the ranking of the Series A Preferred Stock (including the creation or authorization of additional classes or shares of Preferred Stock senior to or pari passu with the Series A Preferred Stock (including additional shares of the Series A Preferred Stock)), (v) any amendment, modification, restatement, supplement, termination, repeal, waiver of or consent to departure from Section 9, 10, or 11 or (vi) any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock or a merger, consolidation, amalgamation or other similar transaction involving the Company and one or more other Persons; provided, further that no amendment, modification, restatement, supplement, termination, repeal or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, this Certificate of Designations that treats any Holder, by its terms (as opposed to its effect), disparately and in a materially adverse manner relative to the other Holders may be effected without the consent of each such disparately and materially adversely affected Holder. No waiver of any Default or Event of Default or any other provision, condition or requirement of this Certificate of Designations or other failure to comply with any provision, condition or requirement of this Certificate of Designations shall be deemed to be a continuing waiver in the future or a waiver of any subsequent Default or Event of Default or failure or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission to exercise any right hereunder in any manner impair the exercise of any such right.

16.    Transfer Agent and Registrar. The duly appointed Transfer Agent and Registrar (the “Registrar”) for the Series A Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

17.    Meetings of Holders. Notwithstanding anything to the contrary herein or in any other Series A Preferred Stock Document, if any shares of the Series A Preferred Shares are Beneficially Owned or held, directly or indirectly, by the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor), the Sponsor (including the Company, any of its Subsidiaries and, notwithstanding anything to the contrary in the definition of “Sponsor”, any Portfolio Companies of the Sponsor) shall not be permitted to attend any meeting of the Holders of the Series A Preferred Stock or participate in any discussion among the Holders of the Series A Preferred Stock and shall not receive any report or other document produced expressly by or on behalf of the Holders of the Series A Preferred Stock.

18.    No Reissuance of the Series A Preferred Stock. No share or shares of the Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise shall be reissued or held in treasury for reissuance, and the Company shall take all action to cause all such shares to be canceled, retired and eliminated from the shares of the Series A Preferred Stock and the class of Preferred Stock which the Company shall be authorized to issue.

19.    Rights and Remedies of Holders.

(a)    The various provisions set forth herein are for the benefit of the Holders of the Series A Preferred Stock and shall be enforceable by them, including by one or more actions for specific performance. The Company acknowledges that the subject matter of this Certificate of Designations is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Certificate of Designations are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Company agrees that the Holders shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in addition to any other remedy to which they may be entitled, at law or in equity. The Company waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designations.

(b)    Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, shall be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of the Series A Preferred Stock of a particular remedy shall not preclude the exercise of any other remedy.

20.    Notices.

(a)    Any notice or other communication required or permitted to be delivered under this Certificate of Designations shall be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company or through the applicable procedures of DTC and, with respect to the Company, to the following email address or physical address, as applicable:

Vail Holdco Corp

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Attention:          General Counsel

Email:                generalcounsel@avantorinc.com

with copies (which shall not constitute notice) to:

New Mountain Capital, L.L.C.

787 Seventh Avenue, #49

New York, New York 10019

Attention:          Matthew Holt

Email:                mholt@newmountaincapital.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:          Alan Klein

    Elizabeth Cooper

    Ben Schaye

    Ryan Bekkerus

Email:               aklein@stblaw.com

    ecooper@stblaw.com

    ben.schaye@stblaw.com

    rbekkerus@stblaw.com

(b)    Except as otherwise required by Law, notice or other communication pursuant to Section 20(a) shall be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day shall be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

21.    Independence of Provisions. Each covenant and protective voting provision contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant and protective voting provision contained herein and each covenant contained in the Series A Investors Rights Agreement, so that compliance with any one covenant or protective voting provision shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant or protective voting provision.

22.    Renunciation under DGCL Section 122(17). Pursuant to Section 122(17) of the DGCL, the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, business opportunities as set forth in Section 3.19 of the Series A Investors Rights Agreement.

23.    No Conversion Rights. The Holders have no rights to convert the shares of the Series A Preferred Stock into any other Equity Interests of the Company.

24.    Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof, which shall remain in full force and effect, and no provision herein set forth shall be deemed dependent upon any such other provision unless so expressed herein.

25.    Governing Law. This Certificate of Designations and all questions relating to the interpretation or enforcement of this Certificate of Designations shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by its duly authorized officer on this 21st day of November, 2017.

VAIL HOLDCO CORP

By:
Name:
Title:

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]

EXHIBIT A

Restrictive Legend to the Series A Preferred Stock Certificate

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY BENEFICIAL INTERESTS HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A CERTIFICATE OR IAI CERTIFICATE: ONE YEAR AFTER THE LATER OF THE DATE OF ORIGINAL ISSUE AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF SUCH SECURITY OR THE RELEVANT BENEFICIAL INTEREST THEREIN (OR ANY PREDECESSOR THERETO)], [IN THE CASE OF REGULATION S CERTIFICATE: 40 DAYS AFTER THE DATE OF ORIGINAL ISSUE], ONLY (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (B) FOR SO LONG AS THE SHARES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO AN OFFER, SALE OR OTHER TRANSFER TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OTHER THAN THOSE LISTED IN CLAUSES (B) AND (C), (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, OR (F) TO THE COMPANY OR ANY OF ITS AFFILIATES, SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR OTHER TRANSFER PURSUANT TO CLAUSE (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS FOR THE SERIES A PREFERRED STOCK FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”) AND THE RIGHTS, TERMS AND CONDITIONS SET FORTH IN THE SERIES A INVESTORS RIGHTS AGREEMENT BY AND AMONG VAIL HOLDCO CORP (THE “COMPANY”) AND CERTAIN HOLDERS OF COMPANY SECURITIES PARTY THERETO (THE “INVESTORS RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS AND THE INVESTORS RIGHTS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATIONS AND THE INVESTORS RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE COMPANY MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATIONS, AND WILL NOT TRANSFER THIS SECURITY TOR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

EXHIBIT B

Global Certificate Legend

THIS GLOBAL CERTIFICATE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE CERTIFICATE OF DESIGNATIONS FOR THE SERIES A PREFERRED STOCK FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”)) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRANSFER AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 14 OF THE CERTIFICATE OF DESIGNATIONS, (II) THIS GLOBAL CERTIFICATE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 14 OF THE CERTIFICATE OF DESIGNATIONS, (III) THIS GLOBAL CERTIFICATE MAY BE DELIVERED TO THE TRANSFER AGENT FOR CANCELLATION PURSUANT TO SECTION 13 OF THE CERTIFICATE OF DESIGNATIONS AND (IV) THIS GLOBAL CERTIFICATE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS A BENEFICIAL INTEREST HEREIN.

EXHIBIT C

FACE OF SECURITY

[Insert the applicable legend(s), if any, pursuant to Section 14(a), 14(e) 14(f) and 14(g) of the Certificate of Designations]

Certificate Number: [●]	[●] Shares [144A/REG S/IAI] CUSIP No.: [●] ISIN No.: [●]

Series A Preferred Stock (par value $0.01 per share)

(Initial Liquidation Preference $1,000.00 per share)

of

VAIL HOLDCO CORP

Vail Holdco Corp, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that                      (the “Holder”) is the registered owner of                      (                    ) fully paid and non-assessable preferred securities of the Company designated the Series A Preferred Stock (par value $0.01) (initial Liquidation Preference $1,000.00 per share) (the “Series A Preferred Stock”). The dividend rate of the Series A Preferred Stock is set forth in the Certificate of Designations.

The Series A Preferred Stock is transferable on the books and records of                     , as Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer.

The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Series A Preferred Stock adopted on November 21, 2017, as the same may be amended, supplemented, waived or otherwise modified from time to time (the “Certificate of Designations”). Capitalized terms used but not defined herein shall have the meanings given them in the Certificate of Designations. The Company shall provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Company at its principal place of business. In the event of any conflict or inconsistency between this Certificate and the Certificate of Designations, the Certificate of Designations shall control and govern.

Reference is hereby made to select provisions of the Series A Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, each Holder (and each Beneficial Owner thereof) shall be deemed, by its acceptance hereof, to have agreed to the terms of the Series A Preferred Stock and the Series A Preferred Stock Documents and the provisions of the Series A Preferred Stock Documents shall inure to the benefit of and, solely to the extent applicable, be binding upon, each holder of the Series A Preferred Stock.

IN WITNESS WHEREOF, the Company has executed this certificate this      day of November, 2017.

VAIL HOLDCO CORP

By:
Name:
Title:

Countersigned by:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Transfer Agent

By:

Name:
Title:

Date:

REVERSE OF SECURITY

Dividends on the Series A Preferred Stock shall be payable as provided in the Certificate of Designations.

The Liquidation Preference on the Series A Preferred Stock shall be adjusted as provided in the Certificate of Designations.

The Series A Preferred Stock is entitled to the voting rights set forth in the Certificate of Designations.

The Series A Preferred Stock shall be redeemable as provided in the Certificate of Designations.

The Company shall be subject to the covenants set forth in the Certificate of Designations.

SHARE TRANSFER FORM

FOR VALUE RECEIVED, the undersigned transfers the Series A Preferred Stock evidenced hereby to:

(INSERT ASSIGNEE’S LEGAL NAME)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

Date:

Signature:
(Sign exactly as your name appears on the other side of this Series A Preferred Stock Certificate)

Signature Guarantee*:

*

Signature must be guaranteed by an “eligible guarantor institution,” that is, a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar of the Company in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Series A Preferred Stock Certificate purchased by the Company pursuant to Section 7(a) of the Certificate of Designations, check the appropriate box below:

☐ Section 7(a)

If you want to elect to have only a portion of the Series A Preferred Stock represented by this certificate purchased by the Company pursuant to Section 7(a) of the Certificate of Designations, state the number of shares you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the other side of this Series A Preferred Stock Certificate)

Tax Identification No.:

Signature Guarantee*:

*

Signature must be guaranteed by an “eligible guarantor institution,” that is, a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the registrar of the Company in addition to, or in substitution for, STAMP, all in accordance with the Exchange Act).

[INSERT IN EACH GLOBAL CERTIFICATE:]

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL CERTIFICATE

The following exchanges of a part of this Global Certificate for an interest in another Global Certificate or for a Definitive Series A Preferred Stock Certificate, or exchanges of a part of another Global Certificate or Definitive Series A Preferred Stock Certificate for an interest in this Global Certificate, have been made:

Date of Exchange	Amount of decrease in number of shares of this Global Certificate	Amount of increase in number of shares of this Global Certificate	Number of shares of this Global Certificate following such decrease (or increase)	Signature of authorized signatory of Custodian

[INSERT IN EACH GLOBAL CERTIFICATE:]

SCHEDULE OF COMPOUNDED DIVIDENDS

The initial Liquidation Preference of each share of Series A Preferred Stock represented by this Global Certificate is $1,000. The following adjustments have been made:

Date	Per-share increase in Liquidation Preference due to Compounded Dividends	Per-share decrease in Liquidation Preference due to Compounded Dividend Reduction	Per-share Liquidation Preference of each share of Series A Preferred Stock following such decrease (or increase)	Signature of authorized signatory of Custodian

EXHIBIT D

FORM OF CERTIFICATE OF TRANSFER

Vail Holdco Corp

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Re:    Series A Preferred Stock

Reference is hereby made to the Certificate of Designations of the Series A Preferred Stock, dated as of November 21, 2017 (the “Certificate of Designations”), of Vail Holdco Corp, as issuer (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Certificate of Designations.

(the “Transferor”) owns and proposes to transfer                  shares of the Series A Preferred Stock in the manner specified in Annex A hereto (the “Transfer”), to                  (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

☐ 1.    Check if Transferee shall take delivery of a beneficial interest in the Rule 144A Global Certificate or a Definitive Series A Preferred Stock Certificate pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Series A Preferred Stock Certificate is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Series A Preferred Stock Certificate for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Certificate of Designations, the transferred beneficial interest or Definitive Series A Preferred Stock Certificate shall be subject to the restrictions on transfer enumerated in the legend printed on the Rule 144A Global Certificate and/or the Definitive Series A Preferred Stock Certificate and in the Certificate of Designations and the Securities Act.

☐ 2.    Check if Transferee shall take delivery of a beneficial interest in the Regulation S Global Certificate or a Definitive Series A Preferred Stock Certificate pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Certificate of Designations, the transferred beneficial interest or Definitive Series A Preferred Stock Certificate shall be subject to the restrictions on transfer enumerated in the legend printed on the Regulation S Global Certificate and/or the Definitive Series A Preferred Stock Certificate and in the Certificate of Designations and the Securities Act.

☐ 3.    Check and complete if Transferee shall take delivery of the IAI Global Certificate or a Definitive Series A Preferred Stock Certificate pursuant to any provision of the Securities Act other than Rule 144, Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Certificates and Restricted Definitive Series A Preferred Stock Certificates and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

☐ (a)    such Transfer is being effected to the Company or a Subsidiary thereof; or

☐ (b)    such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

☐ (c)    such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a IAI Global Certificate or Restricted Definitive Series A Preferred Stock Certificate and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit E to the Certificate of Designations and (2) if such Transfer is in respect of a Liquidation Preference of the Series A Preferred Stock at the time of transfer of less than $250,000, an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Series A Preferred Stock Certificate shall be subject to the restrictions on transfer enumerated in the legend printed on the IAI Global Certificate and/or a Restricted Definitive Series A Preferred Stock Certificate and in the Certificate of Designations and the Securities Act.

☐ 4.    Check if Transferee shall take delivery of an Unrestricted Global Certificate or of an Unrestricted Definitive Series A Preferred Stock Certificate. The Transfer is of a beneficial interest in an Unrestricted Global Certificate or an Unrestricted Definitive Series A Preferred Stock Certificate.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

Dated:

[Insert Name of Transferor]
By:
Name:
Title:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

☐	(a) a beneficial interest in the:

(i)	144A Global Certificate (CUSIP ); or

(ii)	Regulation S Global Certificate (CUSIP ); or

(iii)	IAI Global Certificate (CUSIP ); or

☐	(b) a Restricted Definitive Series A Preferred Stock Certificate.

2.	After the Transfer the Transferee shall hold:

[CHECK ONE]

☐	(a) a beneficial interest in the:

(i)	144A Global Certificate (CUSIP ); or

(ii)	Regulation S Global Certificate (CUSIP ); or

(iii)	IAI Global Certificate (CUSIP ); or

(iv)	Unrestricted Global Certificate (CUSIP ); or

☐	(b) a Restricted Definitive Series A Preferred Stock Certificate; or

☐	(c) an Unrestricted Definitive Series A Preferred Stock Certificate,

in accordance with the terms of the Certificate of Designations.

EXHIBIT E

FORM OF CERTIFICATE FROM

ACQUIRING INSTITUTIONAL ACCREDITED INVESTOR

c/o Vail Holdco Corp

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Re:    Series A Preferred Stock

Reference is hereby made to the Certificate of Designations of the Series A Preferred Stock, dated as of November 21, 2017 (the “Certificate of Designations”), of Vail Holdco Corp, as issuer (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Certificate of Designations.

In connection with our proposed purchase of                 shares of the Series A Preferred Stock in the form of:

(a)	☐ a beneficial interest in a Global Certificate, or

(b)	☐ a Definitive Series A Preferred Stock Certificate,

we confirm that:

1.

We understand that any subsequent transfer of the Series A Preferred Stock or any interest therein is subject to certain restrictions and conditions set forth in the Certificate of Designations and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Series A Preferred Stock or any interest therein except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.

We understand that the offer and sale of the Series A Preferred Stock has not been registered under the Securities Act, and that the Series A Preferred Stock and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Series A Preferred Stock or any interest therein, we shall do so only (A) to the Company or any affiliate thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and, if such transfer is in respect of shares of Series A Preferred Stock with an aggregate Liquidation Preference at the time of transfer of less than $250,000, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144 under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Series A Preferred Stock Certificate or beneficial interest in a Global Certificate from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3.

We understand that, on any proposed resale of the Series A Preferred Stock or beneficial interest therein, we may be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Series A Preferred Stock Certificate purchased by us shall bear a legend to the foregoing effect.

4.

We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Series A Preferred Stock, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5.

We are acquiring the Series A Preferred Stock or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion. You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Dated:

[Insert Name of Accredited Investor]

By:
Name:
Title:

Annex C

Certificate of Designations of Junior Convertible Preferred Stock

See attached

Execution Version

CERTIFICATE OF DESIGNATIONS

OF

JUNIOR CONVERTIBLE PREFERRED STOCK

OF

VAIL HOLDCO CORP

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Vail Holdco Corp, a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time, in each case, to the extent not prohibited by Section 10 and 11, the “Certificate of Incorporation”) authorizes the issuance of up to 45,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Company (the “Board of Directors”), subject to limitations prescribed by Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the powers, designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the shares of such series of Preferred Stock; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the powers, designations, preferences and relative participating, optional or other special rights, qualifications, and limitations or restrictions of the shares of such new series of Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock and does hereby in this Certificate of Designations (this “Certificate of Designations”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of such series of Preferred Stock as follows:

1.    Definitions; Interpretation.

(a)    As used in this Certificate of Designations, the following capitalized terms shall have the following meanings:

“Adjustment Event” has the meaning set forth in Section 6(f).

“Advisory Agreement” means the Amended and Restated Advisory Agreement by and between New Mountain Capital, L.L.C., Avantor Holdings Sub, L.P., Avantor, Avantor Performance Materials Holdings S.à r.l. and the Company, as in effect as of the Closing Date.

“Affiliate” means, with respect to a particular Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified or, in the case of a natural Person, any other member of such Person’s Family Group. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “controlling” and “controlled” have meanings correlative thereto; provided, however, that notwithstanding the foregoing, with respect to any Person that is an investment fund, an Affiliate shall also include any investment fund, vehicle or holding company of which such Person or an Affiliate of such Person serves as the general partner, managing member or discretionary manager or advisor or sub-advisor. “Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants. For the avoidance of doubt and notwithstanding anything in the foregoing to the contrary, for purposes of the Junior Convertible Preferred Stock Documents, each of BSPI, any affiliated investment entity or any other Affiliate of Goldman Sachs & Co. LLC and any fund, investor, entity or account that is or may become managed, sponsored or advised by Goldman Sachs & Co. LLC or any of its Affiliates shall, in each case, be deemed not to be an Affiliate of New Mountain or the Company.

“Aggregate Liquidation Preference” means, as of any date of determination, the sum of the Liquidation Preference of each outstanding share of the Junior Convertible Preferred Stock as of such date of determination.

“Avantor” means Avantor, Inc., a Delaware corporation, and any successor thereto.

“Beneficially Own” means to possess beneficial ownership as determined pursuant to Rule 13d-3 and Rule 13d-5 of the Exchange Act as in effect on and as of the Closing Date.

“Board of Directors” has the meaning assigned to such term in the recitals hereof.

“BSPI” means Broad Street Principal Investments, L.L.C., a Delaware limited liability company.

“BSPI Director” has the meaning assigned to such term in Section 4(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York.

“Certificate of Designations” has the meaning assigned to such term in the recitals hereof.

“Certificate of Incorporation” has the meaning assigned to such term in the recitals hereof.

“Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, as a whole, to any Person or Group other than to New Mountain and/or any Affiliate of New Mountain or the Company or (ii) the sale (whether by sale of Equity Securities, merger, consolidation or other business combination transaction) by or involving the Company or any of its Subsidiaries as a result of which 50% or more of the total voting power of the Equity Securities of the Company (or, in the case of a merger or consolidation, of any surviving entity or parent holding company thereof), is owned directly or indirectly by any Person or Group other than New Mountain or its Affiliates and such Person or Group did not own more than 50% or more of the total voting power of the Company immediately prior to such sale.

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“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means November 21, 2017.

“Code” has the meaning assigned to such term in Section 9(b).

“Class B Stock” means the class B stock of the Company.

“Common Stock” means the common stock, par value $0.01 per share, of the Company and any common equity securities of the Company issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Company” has the meaning assigned to such term in the introductory paragraph hereof.

“Contingent Payments” means consideration received or receivable by the Company, its employees, former or current Equity Interest holders, or any other parties in connection with a Change of Control in the form of deferred performance-based payments, “earn-outs”, indemnity holdbacks, or other contingent payments based on the future performance of the Company or any of its businesses or assets.

“Conversion” has the meaning assigned to such term in Section 6(d).

“Conversion Multiple” means, initially, that number, which, when multiplied by the number of shares of Convertible Preferred Stock outstanding immediately following the Closing, causes the resulting product to equal 0.4697 times the sum of (a) such resulting product and (b) the Existing Common Shares. As of November 21, 2017, the Conversion Multiple was 14.22. The Conversion Multiple shall be subject to adjustment as provided in Section 6.

“DGCL” has the meaning assigned to such term in the introductory paragraph hereof.

“Effective Date” means the first date on which shares of the Common Stock trade in the applicable market reflecting the relevant Adjustment Event.

“Equity Interests” means, with respect to any Person, any and all of the shares, interests, rights, participations or other equivalents of or interests in (however designated) equity of such Person (including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest) and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” has the meaning assigned to such term in Section 9(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Common Shares” means the sum of (x) the number of shares of Common Stock outstanding immediately following the Closing and (y) the number of shares of Common Stock issued in connection with the Advisory Agreement prior to or substantially concurrently with conversion of the Convertible Preferred Stock pursuant to Section 6(b).

“Fair Market Value” (a) the fair market value as determined in good faith by a majority of the Board of Directors; provided that, if the BSPI Director makes a bona fide objection to the fair

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market value as determined in good faith by a majority of the Board, the Fair Market Value shall be determined by a Financial Expert and such Financial Expert’s determination shall be binding upon all parties or (b) in the case of shares of stock that are listed on a Principal Exchange and have been so listed for the thirty (30) trading days immediately preceding the day as of which Fair Market Value is being determined, with respect to any Valuation Period, the arithmetic average of the daily volume-weighted average price of such stock as reported in composite transactions for United States exchanges and quotation systems for each Valuation Day in such Valuation Period, as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page for such shares in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valuation Day (or, if such volume-weighted average price is unavailable, the Fair Market Value of such shares as determined pursuant to clause (a) above).

“Financial Expert” means a nationally recognized and independent investment banking or valuation firm selected in good faith by the Board of Directors.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Group” means a “group” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto).

“Holder” means the Person in whose name a Junior Convertible Preferred Stock Certificate is registered on the Transfer Agent’s books and records.

“Holdings” means Vail Holdco Sub LLC, a Delaware limited liability company and a direct Wholly Owned Subsidiary of the Company.

“Junior Convertible Preferred Stock” has the meaning assigned to such term in Section 2.

“Junior Convertible Preferred Stock Certificate” means one or more certificates evidencing ownership of a share or shares of Junior Convertible Preferred Stock.

“Junior Convertible Preferred Stock Documents” means this Certificate of Designations, the Certificate of Incorporation, the Stockholders Agreement, the Junior Convertible Preferred Stock Purchase Agreement, the Registration Rights Agreement (solely with respect to those Holders party thereto) and each Junior Convertible Preferred Stock Certificate.

“Junior Convertible Preferred Stock Purchase Agreement” means the Junior Convertible Preferred Stock Purchase Agreement, dated as of the Closing Date, by and among the Company and the Holders party thereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

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“Liquidation Preference” means, with respect to each outstanding share of the Junior Convertible Preferred Stock, $1,650.

“Management Investors” means the officers, directors, employees and other members of the management of the Company and its Subsidiaries who are investors in the Common Stock.

“Mandatory Conversion Date” has the meaning set forth in Section 6(e).

“Open of Business” means 9:00 a.m., New York City time.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Portfolio Company” means, with respect to any Person, a “portfolio company” (as such term is customarily used among institutional investors), or any entity controlled by any “portfolio company”, of such Person or one of its Affiliates.

“Preferred Stock” has the meaning assigned to such term in the recitals hereof.

“Principal Exchange” means each of The New York Stock Exchange, The NASDAQ Global Market and The NASDAQ Global Select Market (or any of their respective successors).

“Qualified IPO” means the issuance by the Company, Holdings, Avantor or any direct or indirect parent of Holdings of its common equity in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) that results in the Company, Holdings, Avantor or any direct or indirect parent of Holdings receiving gross proceeds of at least $400,000,000.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among the Company and the Holders (as defined therein) from time to time party thereto.

“Required Holders” means, as of any date of determination, the Holders holding at least a majority of the Aggregate Liquidation Preference as of such date of determination.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, general counsel, deputy general counsel, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means Series A Preferred Stock (par value $0.01) (initial liquidation preference $1,000.00 per share) of the Company.

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“Similar Laws” has the meaning assigned to such term in Section 9 (b).

“Sponsor” means New Mountain Partners III Cayman (AIV-B), L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates but not including, however, any portfolio company of any of the foregoing.

“Stockholders” has the meaning assigned to such term in the Stockholders Agreement.

“Stockholders Agreement” means the Stockholders Agreement, dated as of the Closing Date, by and among the Company and the Stockholders from time to time party thereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the voting power of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time Beneficially Owned by such Person, (ii) more than half of the issued share capital is at the time Beneficially Owned by such Person or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on the Company’s or any of its Subsidiaries’ financial statements.

“Supermajority Holders” means, as of any date of determination, the Holders holding at least 80% of the Aggregate Liquidation Preference as of such date of determination.

“Transfer Agent” means the transfer agent with respect to the Junior Convertible Preferred Stock, which, on and as of Closing Date, shall be American Stock Transfer & Trust Company, LLC, and any successor transfer agent appointed by the Company and notified to the Holders.

“U.S.” means the United States of America.

“Valuation Day” means, with respect to any determination of Fair Market Value pursuant to clause (i) of the definition thereof, each trading day included in the applicable Valuation Period.

“Valuation Period” means, with respect to any determination of Fair Market Value pursuant to clause (i) of the definition thereof, the thirty (30) consecutive trading days immediately preceding the day as of which Fair Market Value is being determined.

“Wholly Owned Subsidiary” means a Subsidiary all of the Equity Interests in which are owned, directly or indirectly, by the Company.

(b)    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The headings are for convenience only and will not be given effect in interpreting this Certificate of Designations. References herein to any Section shall be to a Section hereof unless otherwise specifically provided. References herein to any Law means such Law, including all rules and regulations promulgated under or implementing such Law, as amended from time to time and any successor Law unless otherwise specifically provided. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designations, refer to this Certificate of Designations as a whole and not to any particular provision of this Certificate of

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Designations. The use of the masculine, feminine or neutral gender or the singular or plural form of words will not limit any provisions of this Certificate of Designations. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The word “extent” in the phrase “to the extent” will mean the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The terms lease and license shall include sub-lease and sub-license, as applicable. All references to $, currency, monetary values and dollars set forth herein means U.S. dollars. When the terms of this Certificate of Designations refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof will be provided free of charge to any stockholder who makes a request therefor. Unless expressly provided herein or the context otherwise requires, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein).

2.    Designations. A total of 5,000,000 shares of Preferred Stock shall be designated as a series known as Junior Convertible Preferred Stock, with 1,650,000 shares issued as of the date hereof, with each such share having an initial Liquidation Preference of $1,650 per share (the “Junior Convertible Preferred Stock”). The Junior Convertible Preferred Stock shall be perpetual, subject to the provisions hereof.

3.    Ranking. With respect to (a) payment of dividends and (b) distribution of assets upon, or in connection with, the voluntary or involuntary liquidation, dissolution or winding up of the Company, the Junior Convertible Preferred Stock shall rank: (x) senior to all classes of Common Stock and all series of Preferred Stock other than Series A Preferred Stock; (y) junior to the Series A Preferred Stock; and (z) junior to all existing and future indebtedness of the Company.

4.    Voting; Board Representation.

(a)    Voting. Except as otherwise required by law, each Holder shall be entitled to vote with the holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the holders of Common Stock for their action or consideration. In any such vote, each share of Junior Convertible Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Junior Convertible Preferred Stock is convertible pursuant to Section 6 herein as of the record date for such vote or written consent or, if no record date occurs, as of the date of such vote or written consent.

(b)    Right to Board Representation. The Holders shall have the right to appoint five (5) members to the Board of Directors as set forth in the Stockholders Agreement. The directors designated by the Holders (the “Junior Preferred Directors”) shall have the power to vote on all matters submitted to the Board of Directors and, for so long as BSPI, retains the right to appoint a director to the Board of Directors pursuant to Section 2.1 of the Stockholders Agreement (such director, the “BSPI Director”), the BSPI Director shall have special voting power with respect to those matters described in Section 2.2(c) of the Stockholders Agreement.

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5.    Dividends. In the event the Company declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities or other property, including the purchase or redemption by the Company or any of its Subsidiaries of shares of Common Stock for cash, securities or property, but excluding (i) any dividend or distribution payable on the Common Stock in shares of Common Stock and (ii) any repurchases of Common Stock held by employees or consultants of the Company upon termination of their employment or services pursuant to agreements providing for such repurchase, the Company shall simultaneously declare and pay a dividend on the Junior Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all shares of Junior Convertible Preferred Stock had been converted into the number of shares of Common Stock equal to the greater of (i) the aggregate Liquidation Preference of all outstanding shares of Junior Convertible Preferred Stock divided by (ii) the Fair Market Value of a share of Common Stock as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined) or (y) (i) the number of shares of Junior Convertible Preferred Stock outstanding as of immediately prior to the record date of the applicable dividend (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined) multiplied by (ii) the Conversion Multiple. Notwithstanding anything to the contrary herein, the Company may not declare or pay any dividend or make any other payment to the extent such declaration or payment of dividend or other payment is not permitted by Law.

6.    Conversion.

(a)    Conversion Following a Qualified IPO. Subject to the provisions of this Section 6, on the earlier of (x) the 90th day following the closing of a Qualified IPO or (y) solely if the registration statement with respect to such Qualified IPO includes shares of Common Stock held by the Sponsor or BSPI, the effective date such Qualified IPO, all of the outstanding shares of Junior Convertible Preferred Stock shall automatically convert into an aggregate number of shares of Common Stock equal to the greater of (i)(A) the Aggregate Liquidation Preference divided by (B) the Fair Market Value per share of Common Stock (or the price per share of Common Stock being sold in such Qualified IPO, if the registration statement with respect to such Qualified IPO includes shares of Common Stock held by the Sponsor) or (ii) (A) the number of shares of Junior Convertible Preferred Stock outstanding immediately prior to such conversion multiplied by (B) the Conversion Multiple.

(b)    Conversion Upon a Change of Control. Subject to the provisions of this Section 6, immediately prior to the closing of a Change of Control, all of the outstanding shares of Junior Convertible Preferred Stock shall automatically convert into an aggregate number of shares of Common Stock equal to the greater of (i)(A) the Aggregate Liquidation Preference divided by (B) the price per share of Common Stock payable to the holders thereof in such Change of Control (including the Fair Market Value of any non-cash consideration payable in respect of each share of Common Stock) (the “Change of Control Share Price”) or (ii) (A) the number of shares of Junior Convertible Preferred Stock outstanding as of the Closing Date multiplied by (B) the Conversion Multiple. In the event a Change of Control is consummated and consideration in connection with such Change of Control may be increased by payments related to future events, any additional consideration to be paid in such transaction related to future events, including without limitation, payments in accordance with promissory notes delivered to the Company or any Contingent Payments, shall be included in the aggregate consideration payable to the Holders upon the closing of such Change of Control.

(c)    Conversion in Connection with Tag-Along Rights. If a Holder is participating in a transaction contemplated by Section 3.3 of the Stockholders Agreement, then, at the election of the Sponsor, the shares of Junior Convertible Preferred Stock included in such transaction shall convert into shares of Common Stock pursuant to the terms and conditions of Section 3.3 of the Stockholders Agreement.

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(d)    Procedures for Conversion. Any conversion pursuant to clause (a), (b) or (c) above or a redemption pursuant to the last sentence of this clause (d) (each, a “Conversion”) shall occur without any further action by the Holders or the Company. As promptly as practicable following a Conversion, but in any event within ten (10) days thereafter or such other time period required to allow the applicable Holders to fully and timely participate in the transaction giving rise to such conversion, the Company shall send each Holder written notice of such Conversion. Upon receipt of such notice, each Holder shall surrender to the Company the certificate or certificates representing the shares of Junior Convertible Preferred Stock being converted, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the Holder. All shares of Common Stock issued hereunder by the Company shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding the foregoing, in connection with a Change of Control, in lieu of issuing shares of Common Stock in respect of each share of Junior Convertible Preferred Stock held by such Holder immediately prior to such Change of Control, the Company or its successor shall instead deliver to each Holder in respect of each share of Junior Convertible Preferred Stock held by such Holder immediately prior to such Change of Control the maximum consideration per share of Common Stock paid to any holder of Common Stock in such Change of Control (or, if the Change of Control comprised a sale of substantially all of the assets of the Company, the Fair Market Value of a share of Common Stock implied by such Change of Control, calculated after giving effect to such conversion) multiplied by the number of shares of Common Stock into which such share of Junior Convertible Preferred Stock would otherwise have been converted pursuant to clause (b) above.

(e)    Effect of Conversion. On the date of any Conversion (such date, the “Mandatory Conversion Date”), all rights with respect to such Junior Convertible Preferred Stock shall immediately cease and terminate, other than the right of the Holder to receive shares of Common Stock issuable (or to receive consideration payable to holders of Common Stock in connection with a Change of Control) upon conversion thereof and, if applicable, a dividend on the Mandatory Conversion Date. Any declared and unpaid dividends with respect to the Junior Convertible Preferred Stock shall be paid to the Holders on the Mandatory Conversion Date.

(f)    Adjustment to Conversion Multiple. In the case of any (i) stock split or stock recombination affecting the Common Stock, or dividend or distribution payable on the Common Stock in shares of Common Stock, (ii) recapitalization, reclassification or change in the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), (iii) consolidation, merger or other combination involving the Company, (iv) statutory share exchange of the Common Stock with another Person (other than in connection with a merger or acquisition), (v) other reorganization or restructuring involving the Common Stock, or (vi) the conversion of the Class B Stock into Common Stock subject to and in accordance with Article 4.G of the Certificate of Incorporation (each event described in clauses (i) through (vi), an “Adjustment Event”), in each case, the Conversion Multiple shall be adjusted based on the following formula:

(CM1/CM0) = (OS1/OS0)

where:

CM0 = the Conversion Multiple in effect immediately prior to the Open of Business on the Effective Date of Adjustment Event;

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CM1 = the Conversion Multiple in effect immediately after to the Open of Business on the Effective Date of such Adjustment Event;

OS0 = the number of shares of Common Stock outstanding immediately prior to the Open of Business on the Effective Date of such Adjustment Event; and

OS1 = the number of shares of Common Stock outstanding immediately after to the Open of Business on the Effective Date of such Adjustment Event.

Any adjustment made under this Section 6(f) shall become effective immediately after the Open of Business on the Effective Date for such Adjustment Event.

7.    Liquidation Preference. Upon any bankruptcy, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, each Holder shall be entitled to receive in respect of each share of Junior Convertible Preferred Stock, and to be paid out of the assets of the Company legally available for distribution to its stockholders, after satisfaction of the liabilities to the Company’s creditors and holders of shares of Series A Preferred Stock and before any payment or distribution is made to holders of Common Stock, the greater of (a) the Liquidation Preference and (b) the amount to be distributed in respect of each share of Common Stock in such bankruptcy, liquidation, dissolution or winding up of the Company multiplied by the Conversion Multiple.

8.    Covenants.

(a)    Anti-Layering. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly), without the Company first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of the Supermajority Holders, issue any new, reclassify any existing Equity Interests into, or issue any Equity Interests or indebtedness or debt securities in each case convertible into, Equity Interests senior or pari passu to the Junior Convertible Preferred Stock and junior to the Series A Preferred Stock.

(b)    Reservation of Common Stock. The Company shall, at all times when any shares of Junior Convertible Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Junior Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Junior Convertible Preferred Stock pursuant to Section 6 hereof, taking into account any adjustment to such number of shares so issuable in accordance with Section 6 hereof. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable Law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the shares of Junior Convertible Preferred Stock.

9.    Transfers.

(a)    The shares of the Junior Convertible Preferred Stock are subject to the transfer restrictions contained in this Section 9, the Stockholders Agreement and under applicable securities Laws. In connection with the transfer of any share of the Junior Convertible Preferred Stock, the Holder thereof will deliver written notice to the Transfer Agent describing in reasonable detail the transfer or proposed transfer, which will, if so requested by the Transfer Agent in writing (and at the Company’s expense), be accompanied by an opinion of counsel that such transfer may be effected without registration of such shares of the Junior Convertible Preferred Stock under the Securities Act.

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(b)    Each transferee of shares of Junior Convertible Preferred Stock will be deemed to have represented and agreed that either (i) the transferee is not acquiring or holding such shares of Junior Convertible Preferred Stock or interest therein with the assets of (A) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Part 4 of Subtitle B of Title I of ERISA, (B) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), (C) any entity whose underlying assets are deemed under ERISA to include “plan assets” of any of the foregoing by reason of an employee benefit plan’s or plan’s investment in such entity (each such employee benefit plan and plan described in clauses (A) through (C) referred to herein as an “ERISA Plan”), (D) any plan, account or other arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”) that could cause the underlying assets of the Company to be treated as assets of such plan, account or arrangement, or (E) a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA); or (ii) the acquisition, holding and disposition of such shares of Junior Convertible Preferred Stock or interest therein by the purchaser shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Laws.

Additionally, if any transferee of shares of Junior Convertible Preferred Stock is using assets of any ERISA Plan to acquire or hold Junior Convertible Preferred Stock, such transferee will be deemed to have represented and agreed that (i) none of the Company, the placement agent or any of their respective Affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to Junior Convertible Preferred Stock and none of the Company, the placement agent or any of their respective Affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to Junior Convertible Preferred Stock and (ii) the decision to invest in Junior Convertible Preferred Stock has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary Rule”), who (a) is independent of the Company and the placement agent; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the transferee’s investment in Junior Convertible Preferred Stock and is responsible for exercising independent judgment in evaluating the investment in Junior Convertible Preferred Stock; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Securities Exchange Act of 1934, as amended; and/or (E) an Independent Fiduciary (not described in clauses (A) through (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such transferee holds Junior Convertible Preferred Stock hold or have under management or control total assets of at least $50 million; and (e) is aware of and acknowledges that (I) none of the Company, the placement agent or any of their respective Affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transferee’s investment in Junior

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Convertible Preferred Stock, and (II) the Company, the placement agent and their respective Affiliates have a financial interest in the transferee’s investment in Junior Convertible Preferred Stock on account of the fees and other remuneration the Company or they expect to receive in connection with transactions contemplated hereunder. Notwithstanding the foregoing, any ERISA Plan which is an individual retirement account that is not represented by an Independent Fiduciary shall not be deemed to have made the representation in clause (ii)(d) above.

(c)    Each transferee of such shares shall execute and deliver to the Company a joinder to the Stockholders Agreement substantially in the form set forth in Exhibit B at the time of or prior to such transfer. Any transfer in violation of this Section 9 or the Stockholders Agreement will be null and void ab initio.

(d)    The Transfer Agent shall keep a register for the registration of the Junior Convertible Preferred Stock. Subject to the Stockholders Agreement and the Certificate of Incorporation or bylaws of the Company, upon the surrender of any certificate representing shares of the Junior Convertible Preferred Stock at such place, the Transfer Agent shall notify the Company and the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five Business Days after such request) prepare, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing the shares of the Junior Convertible Preferred Stock with an aggregate Liquidation Preference of the Junior Convertible Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such Liquidation Preference of the Junior Convertible Preferred Stock as is requested by the Holder of the surrendered certificate. The issuance of new certificates and of additional shares of the Junior Convertible Preferred Stock shall be made without charge to the Holders of the Junior Convertible Preferred Stock, and the Company shall pay for any other cost incurred by the Company or the Transfer Agent in connection with such issuance, other than any documentary, stamp and similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 9. All transfers and exchanges of the shares of the Junior Convertible Preferred Stock shall be made promptly by direct registration on the books and records of the Transfer Agent and each of the Company and the Transfer Agent shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 9.

(e)    Upon receipt of evidence reasonably satisfactory to the Company and the Transfer Agent (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of the Junior Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company and the Transfer Agent (provided that if the Holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the shares of the Junior Convertible Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(f)    Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the shares of the Junior Convertible Preferred Stock shall bear a restrictive legend substantially in the form set forth in Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designations, and shall be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, agreements to which the Company and all of the holders of shares of the Junior Convertible Preferred Stock in their capacity as Holders are subject, if any.

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10.    Amendments and Waivers. No amendment, modification or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of (I) the Certificate of Incorporation (other than the certificate of designations governing the Series A Preferred Stock) or the bylaws of the Company (but only if such amendment modification, waiver or consent to the Certificate of Incorporation or bylaws of the Company alters or changes any of the terms, designations, rights, privileges, powers or restrictions of the shares of the Junior Convertible Preferred Stock so as to affect them adversely) or (II) this Certificate of Designations (in each case of clauses (I) and (II), by merger, consolidation, operation of Law or otherwise) will be effective without being in writing and without the Company first having provided written notice of such proposed action to each Holder and having obtained the affirmative vote or written consent of the Required Holders; provided that, without the affirmative vote or written consent of the Supermajority Holders, no such action will (by merger, consolidation, operation of Law or otherwise) (i) amend or waive any Holder’s right to payment of any dividends in the amounts, in the manner and at the times specified in Section 5, (ii) amend or waive this Section 10 or any voting percentages in this Certificate of Designations (including the percentages in the definitions of “Required Holders” and “Supermajority Holders”), (iii) amend or waive Section 3 or any other provision affecting the ranking of the Junior Convertible Preferred Stock, (iv) amend or waive Sections 8 or 9, (v) consummate a binding stock split or stock recombination or (vi) consummate a binding share exchange or reclassification involving the Junior Convertible Preferred Stock, or a merger, consolidation or other transaction of the Company with another Person, in each case other than a Change of Control contemplated by clause (ii) of the definition thereof, which would have the effect of amending, modifying or waiving the terms or the designations, rights, preferences, powers, restrictions and limitations of the Junior Convertible Preferred Stock in a manner that would not be permitted by clauses (i) through (vi) of this Section 10 or which would cause the shares of Junior Convertible Preferred Stock to be converted into cash, property, rights or securities to be cancelled; provided, further, that no amendment, modification, restatement, supplement, termination, repeal or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, this Certificate of Designations that treats any Holder, by its terms (as opposed to its effect), disparately and in a materially adverse manner relative to the other Holders may be effected without the consent of each such disparately and materially adversely affected Holder; provided, further, that any amendment or waiver with respect to the definition of “Conversion Multiple” that adversely affects the Holders shall require the approval of the Holders holding at least 95% of the Aggregate Liquidation Preference as of such date of determination. Notwithstanding the foregoing, amendments may be made to the definition of “Conversion Multiple” with the consent of the Required Holders to correct any typographical or similar ministerial errors. No waiver of failure to comply with any provision, condition or requirement of this Certificate of Designations will be deemed to be a continuing waiver in the future or a waiver of any subsequent failure or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission to exercise any right hereunder in any manner impair the exercise of any such right.

11.    No Reissuance of the Junior Convertible Preferred Stock. No share or shares of the Junior Convertible Preferred Stock acquired by the Company by reason of purchase or otherwise shall be reissued or held in treasury for reissuance, and the Company shall take all action to cause all such shares to be canceled, retired and eliminated from the shares of the Junior Convertible Preferred Stock which the Company shall be authorized to issue.

12.    Rights and Remedies of Holders.

(a)    The various provisions set forth herein are for the benefit of the Holders and shall be enforceable by them, including by one or more actions for specific performance. The Company acknowledges that the subject matter of this Certificate of Designations is unique and that the Holders would be damaged irreparably in the event that any of the provisions of this Certificate Designations are not performed in accordance with their specific terms or otherwise are breached, and that remedies at law

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would not be adequate to compensate such other parties not in default or in breach. Accordingly, the Company agrees that the Holders will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations in addition to any other remedy to which they may be entitled, at law or in equity. The Company waives any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Certificate of Designations.

(b)    Except as expressly set forth herein, all remedies available under this Certificate of Designations, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

13.    Notices.

(a)    Any notice or other communication required or permitted to be delivered under this Certificate of Designations will be in writing and delivered by (i) email or (ii) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company or through the applicable procedures of DTC and, with respect to the Company, to the following email address or physical address, as applicable:

Vail Holdco Corp

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

Email: generalcounsel@avantorinc.com

with copies (which will not constitute notice) to:

New Mountain Capital, L.L.C.

787 Seventh Avenue, #49

New York, New York 10019

Attention:          Matthew Holt

Email:                mholt@newmountaincapital.com

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:          Alan Klein

    Elizabeth A. Cooper

    Benjamin P. Schaye

    Ryan Bekkerus

Email:               aklein@stblaw.com

    ecooper@stblaw.com

    ben.schaye@stblaw.com

    rbekkerus@stblaw.com

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(b)    Notice or other communication pursuant to Section 13(a) will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

14.    Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

15.    Governing Law. This Certificate of Designations and all questions relating to the interpretation or enforcement of this Certificate of Designations will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than Delaware.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed by an authorized officer this 21 day of November, 2017.

VAIL HOLDCO CORP

By:
Name:
Title:

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATIONS]

EXHIBIT A

Restrictive Legend to the Junior Convertible Preferred Stock Certificate

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE DESIGNATIONS, RIGHTS, PREFERENCES, POWERS, RESTRICTIONS AND LIMITATIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS FOR THE JUNIOR CONVERTIBLE PREFERRED STOCK FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATIONS”) AND THE RIGHTS, TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT BY AND AMONG VAIL HOLDCO CORP (THE “COMPANY”) AND CERTAIN OF THE STOCKHOLDERS OF COMPANY FROM TIME TO TIME PARTY THERETO (THE “STOCKHOLDERS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATIONS AND THE STOCKHOLDERS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATIONS AND THE STOCKHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

IN ADDITION, THE HOLDER OF THIS SECURITY UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY. EACH PURCHASER OF THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE CERTIFICATE OF DESIGNATIONS AND THE STOCKHOLDERS AGREEMENT AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO AN ELIGIBLE PURCHASER WHO CAN MAKE THE SAME ACKNOWLEDGMENTS, REPRESENTATIONS, WARRANTIES AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING.

EXHIBIT B

Joinder to Stockholders Agreement

The undersigned is executing and delivering this Joinder Agreement (the “Joinder Agreement”) to the Stockholders Agreement, dated as of November 21, 2017 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders Agreement”), among Vail Holdco Corp, a Delaware corporation (the “Company”), and each of the stockholders of the Company whose name appears on the signature pages listed therein (each, an “Existing Stockholder” and collectively, the “Existing Stockholders”).

By executing and delivering this Joinder Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Stockholders Agreement in the same manner as if the undersigned were an original signatory to such agreement as an Existing Stockholder.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of                              ,                     .

[NAME OF STOCKHOLDER]

Name:
Title:

Acknowledged by:

VAIL HOLDCO CORP

By:
Name:
Title: